   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             SCHOOL SPECIALTY, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  5112                                 52-2080520
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                            ------------------------

                           1000 NORTH BLUEMOUND DRIVE
                           APPLETON, WISCONSIN 54914
                                 (920) 734-2756
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DANIEL P. SPALDING
                            CHIEF EXECUTIVE OFFICER
                             SCHOOL SPECIALTY, INC.
                           1000 NORTH BLUEMOUND DRIVE
                           APPLETON, WISCONSIN 54914
                                 (920) 734-2756
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH A COPY TO:
                             GEORGE P. STAMAS, ESQ.
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-6000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /______
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED
                                                               MAXIMUM             PROPOSED
                                         AMOUNT TO BE       OFFERING PRICE    MAXIMUM AGGREGATE       AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED      REGISTERED        PER SHARE (2)       OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $.001 per
  share, to be distributed to
  holders of U.S. Office Products
  Company common stock..............    100,000,000(1)          $.331            $33,109,000            $9,768

(1) Approximate number of shares of School Specialty, Inc. common stock expected to be distributed based upon an assumed distribution ratio of one share of School Specialty, Inc. common stock for every one share of U.S. Office Products Company common stock held by each stockholder of U.S. Office Products Company on the record date for the distribution. The actual distribution ratio will be determined prior to effectiveness of this Registration Statement, and is expected to be less than one share of School Specialty, Inc. common stock for every one share of U.S. Office Products Company common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based on a book value of School Specialty, Inc. as of October 25, 1997.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1998

INFORMATION STATEMENT/PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE DISTRIBUTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SCHOOL SPECIALTY, INC.

             DISTRIBUTION OF UP TO       SHARES OF COMMON STOCK OF
     SCHOOL SPECIALTY, INC. TO STOCKHOLDERS OF U.S. OFFICE PRODUCTS COMPANY

    This Information Statement/Prospectus is being furnished by U.S. Office Products Company ("U.S. Office Products") in connection with the distribution to its stockholders of the stock of School Specialty, Inc. ("School Specialty"). School Specialty is a Delaware corporation formed by U.S. Office Products that will own substantially all the assets of, and will be responsible for substantially all the liabilities associated with, U.S. Office Products' Educational Supplies and Products Division. Pursuant to this distribution (the "School Specialty Distribution"), all of the issued and outstanding shares of the common stock, $.001 par value per share, of School Specialty (the "School Specialty Common Stock") will be distributed to holders of record as of the
close of business on       , 1998 (the "Record Date") of the common stock, par
value $.001 per share, of U.S. Office Products ("U.S. Office Products Common Stock"). Each such holder will receive one share of School Specialty Common
Stock for each       shares of U.S. Office Products Common Stock held on the
Record Date. Fractional shares will be aggregated into whole shares of School Specialty Common Stock and sold on the open market by the Distribution Agent (as defined herein). The proceeds of such sales will be distributed to holders who otherwise would be entitled to receive fractional shares. See "The School Specialty Distribution--General."

    Holders of U.S. Office Products Common Stock will not be required to pay any consideration for the shares of School Specialty Common Stock they receive in the Distribution. There is no current public trading market for School Specialty Common Stock. School Specialty intends to seek approval for quotation of the shares of School Specialty Common Stock under the symbol SCHS on the National Market System of the Nasdaq Stock Market upon issuance, but there is no assurance that such approval will be obtained or that an active trading market in School Specialty Common Stock will develop following the School Specialty Distribution.

    The School Specialty Distribution is an element of a comprehensive restructuring plan (the "Strategic Restructuring Plan") approved by the Board of Directors of U.S. Office Products on January 12, 1998. The principal elements of the Strategic Restructuring Plan are (1) a self-tender offer by U.S. Office Products (the "Tender Offer") to purchase 37,037,037 shares of U.S. Office Products Common Stock at $27.00 per share and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the pro rata distribution to U.S. Office Products stockholders of shares of four companies that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses (the "Distributions"); and (3) the sale to an affiliate ("CD&R") of Clayton, Dubilier & Rice, Inc. of equity interests in U.S. Office Products (the "Equity Investment") following acceptance of shares in the Tender Offer and the Record Date for the Distributions. In addition to this Information Statement/Prospectus, U.S. Office Products is distributing a Tender Offer Statement regarding the Tender Offer and a Proxy Statement regarding stockholder approval of the issuance of securities in the Equity Investment. See "Additional Information."

    IN REVIEWING THIS INFORMATION STATEMENT/PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.

    THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE, AND OTHER MATTERS. IN ADDITION, WHEN USED IN THIS INFORMATION STATEMENT/ PROSPECTUS, THE WORDS "INTENDS TO," "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7.
                           --------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
        IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR
                COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
                          A CRIMINAL OFFENSE.

                           --------------------------

    THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                           --------------------------

     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS           , 1998

                             ADDITIONAL INFORMATION

    School Specialty has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (including exhibits, schedules, and amendments thereto, the "School Specialty Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to School Specialty Common Stock. This Information Statement/Prospectus, while forming a part of the School Specialty Form S-1, does not contain all of the information set forth in the School Specialty Form S-1. Reference is hereby made to the School Specialty Form S-1 for further information with respect to School Specialty and the securities to be distributed to the U.S. Office Products stockholders in the School Specialty Distribution. Statements contained herein concerning the provisions of documents filed as exhibits to the School Specialty Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    The School Specialty Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov.

    Following the School Specialty Distribution, School Specialty will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.

    Additional information regarding the Strategic Restructuring Plan and School Specialty may be found in reports, proxy statements and other information filed by U.S. Office Products with the SEC, including U.S. Office Products Tender
Offer Statement on Schedule 13E-4 filed on            , 1998 and U.S. Office
Products Proxy Statement filed on            , 1998.

    School Specialty intends to furnish its stockholders annual reports containing financial statements audited by its independent auditor. School Specialty does not intend to furnish its stockholders quarterly reports.

    Questions concerning the School Specialty Distribution should be directed to Mark D. Director, Chief Administrative Officer, Secretary and General Counsel of U.S. Office Products, or Donald H. Platt, Senior Vice President, Chief Financial Officer and Treasurer of U.S. Office Products, at 1025 Thomas Jefferson Street, N.W., Washington, D.C. 20007, telephone (202) 339-6700. After the School Specialty Distribution, holders of School Specialty Common Stock having inquiries related to their investment in School Specialty should contact Daniel
P. Spalding, Chief Executive Officer, at 1000 North Bluemound Drive, P.O. Box 1579, Appleton, Wisconsin 54914, telephone (920) 734-2756.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION
STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
                            ------------------------

    Until            , 1998, the expiration of the twenty-fifth calendar day
following the School Specialty Distribution, all dealers effecting transactions in registered securities, whether or not participating in this distribution, may be required to deliver an Information Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................           1

RISK FACTORS...............................................................................................           7

THE SCHOOL SPECIALTY DISTRIBUTION..........................................................................          16

ARRANGEMENTS AMONG U.S. OFFICE PRODUCTS, SCHOOL SPECIALTY AND THE OTHER SPIN-OFF COMPANIES AFTER THE
  DISTRIBUTIONS............................................................................................          24

DIVIDEND POLICY............................................................................................          26

CAPITALIZATION.............................................................................................          27

SELECTED FINANCIAL DATA....................................................................................          28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF SCHOOL SPECIALTY...          30

INDUSTRY OVERVIEW..........................................................................................          37

BUSINESS...................................................................................................          39

MANAGEMENT OF SCHOOL SPECIALTY.............................................................................          46

RELATED PARTY TRANSACTIONS.................................................................................          53

PRINCIPAL STOCKHOLDERS OF SCHOOL SPECIALTY.................................................................          54

DESCRIPTION OF SCHOOL SPECIALTY CAPITAL STOCK..............................................................          55

EXPERTS....................................................................................................          57

LEGAL MATTERS..............................................................................................          57

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS. STOCKHOLDERS SHOULD READ THE INFORMATION STATEMENT/PROSPECTUS IN ITS ENTIRETY. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO (I) U.S. OFFICE PRODUCTS AND THE COMPANY (OR SCHOOL SPECIALTY) SHALL INCLUDE THEIR RESPECTIVE SUBSIDIARIES, AND (II) THE COMPANY (OR SCHOOL SPECIALTY) PRIOR TO THE DISTRIBUTION DATE SHALL REFER TO THE EDUCATIONAL SUPPLIES AND PRODUCTS DIVISION OF U.S. OFFICE PRODUCTS.

                                  THE COMPANY

    Based on volume of sales, School Specialty, Inc. (the "Company" or "School Specialty") is the largest distributor in the United States of non-textbook educational supplies for grades pre-kindergarten through 12. School Specialty distributes both general school supplies under the School Specialty and Re-Print tradenames and specialty brands owned by School Specialty under the names Childcraft Education Corp.-Registered Trademark-, Sax Arts &
Crafts-Registered Trademark- and Gresswell-Registered Trademark-. General school supplies distributed by School Specialty include classroom supplies, art supplies, instructional materials, furniture and equipment. Childcraft Education Corp.-Registered Trademark-, Sax Arts & Crafts-Registered Trademark- and Gresswell-Registered Trademark- distribute supplies for early childhood education, art, and libraries, respectively. School Specialty believes that it operates a unique blend of distribution methods, directing its sales efforts to both the administrative and school levels of decision making in the educational system. School Specialty's specialty brands enrich its general product offering and open opportunities to distribute its general school supplies to the customers of its specialty brands.

    With over 32,000 stock keeping units (SKUs), School Specialty offers customers one source for virtually all of their school supply needs. School Specialty's general school supplies include a comprehensive selection of classroom supplies, instructional materials, educational games, art supplies, school forms (such as reports, planners and academic calendars), physical education equipment, audio-visual equipment, school furniture and indoor and outdoor equipment. School Specialty's specialty brands offer products for certain disciplines within the school supply market. Childcraft Education Corp.-Registered Trademark- sells to the early childhood market, and carries over 1,000 exclusive or proprietary products, including products manufactured by its wholly-owned subsidiary, Bird-In-Hand Woodworks, Inc. ("Bird-in-Hand Woodworks"), a leading manufacturer of wood products for classroom furniture and equipment in the early childhood industry, such as library shelving, cubbies, easels, desks, and play vehicles. Sax Arts & Crafts-Registered Trademark- is a recognized leader for art instruction materials, including paints, brushes, paper, ceramics, art metals, and materials for printmaking, fabric decoration, and glass, leather, and wood crafts. Sax Arts & Crafts-Registered Trademark-offers a toll free "Art Saavy Hotline" with a staff of 15 professional artists available to answer customers' questions regarding products, media, and safety data. Gresswell,-Registered Trademark- which operates in the United Kingdom, offers library-related products such as furniture, children's furniture, media display and storage, shelf display accessories, signs, shelving, presentation equipment and materials for book maintenance, filing and storage, exhibition display, and library security, as well as the expertise of dedicated sales and design teams using the latest CAD technology to help customers in the planning, design and installation of library projects.

    School Specialty acts primarily as a distributor of products manufactured by others, except for furniture manufactured by its Bird-in-Hand Woodworks subsidiary, and school forms, planners and calendars produced by School Specialty. School Specialty generally purchases products and holds them in inventory to satisfy customer orders, though it also places customer orders directly with School Specialty's suppliers. School Specialty markets its products through both a "top down" approach to procurement officials at the district (state, regional, and local) and school levels and a "bottom up" approach to curriculum specialists and teachers. School Specialty's 290 sales representatives focus primarily on administrative decision makers, while sales to curriculum specialists and over 2.1 million teachers are primarily (but not exclusively) through School Specialty's 6.9 million catalogs mailed each year.

    School Specialty's strategy is to increase earnings and cash flow through
(i) growth by acquisitions in geographic markets where School Specialty has limited presence and in new specialty product lines, (ii) increased profitability and efficiency, and (iii) penetration of new markets and expansion of customer base in existing markets. School Specialty believes there are extensive acquisition opportunities among the over 3,400 school supply distributors in the United States. Many of these distributors are small, and School Specialty believes it can reduce the operating costs of acquired businesses through (i) application of the experience School Specialty has gained in its 39 years of operation, (ii) the purchasing power School Specialty enjoys as the largest distributor in the country and (iii) economies of scale. School Specialty also believes it can increase sales through adding sales representatives in geographic markets in which School Specialty does not have a significant presence and cross merchandising. Cross merchandising refers to School Specialty's practice of enriching the product mix of its general supplies catalog by using the expertise of the staff of the specialty companies to assist in the selection, procurement, merchandising and development of certain proprietary lines and products in the general supplies catalog while strengthening the buying power of the specialty companies through alignment with its general distribution operations. In addition to the United States market, School Specialty anticipates that its recent entry into the international market through Don Gresswell, Ltd. will expand its sales of school supplies to Europe and other parts of the world.

    School Specialty is a Delaware corporation formed in February 1998 to hold the Educational Supplies and Products Division of U.S. Office Products Company ("U.S. Office Products"). School Specialty, Inc., a Wisconsin corporation ("Old School") was formed in October 1959, and was acquired by U.S. Office Products in May 1996. U.S. Office Products' Educational Supplies and Products Division also includes The Re-Print Corporation ("Re-Print"), which it acquired in July 1996, and which has been in operation since 1921. The specialty product lines, Childcraft Education Corp. ("Childcraft"), Sax Arts & Crafts, Inc. ("Sax Arts & Crafts"), and Don Gresswell, Ltd. ("Gresswell"), were all acquired by U.S. Office Products in 1997, and have been in operation since 1946, 1945, and 1938, respectively. School Specialty has 1,322 employees in the United States and in the United Kingdom, providing service to all 50 states and the United Kingdom. School Specialty's principal office is at 1000 North Bluemound Drive, Appleton, Wisconsin 54914, telephone (920) 734-2756.

                BACKGROUND OF THE SCHOOL SPECIALTY DISTRIBUTION

THE DISTRIBUTION..................  On            , 1998 (the "Record Date"), shares of
                                    common stock, par value $.001 per share, of School
                                    Specialty (the "Company Common Stock" or the "School
                                    Specialty Common Stock") will, subject to certain
                                    conditions, be distributed to the stockholders of record
                                    of U.S. Office Products on the Record Date (the "School
                                    Specialty Distribution" or the "Distribution"). The
                                    School Specialty Distribution is part of a comprehensive
                                    restructuring plan (the "Strategic Restructuring Plan")
                                    adopted by U.S. Office Products' Board of Directors on
                                    January 12, 1998. The principal elements of the
                                    Strategic Restructuring Plan are:

                                    - Pursuant to a self-tender offer, U.S. Office Products
                                      will purchase 37,037,037 shares of its common stock,
                                      $.001 par value ("U.S. Office Products Common Stock"),
                                      or approximately 28% of the outstanding shares of U.S.
                                      Office Products Common Stock, at $27.00 per share (the
                                      "Tender Offer"), and will incur additional
                                      indebtedness to finance a substantial portion of the
                                      purchase price for such shares.

                                    - After acceptance of the shares in the Tender Offer,
                                      U.S. Office Products will distribute to U.S. Office
                                      Products stockholders the shares of four separate
                                      companies: Paridigm, Workflow Graphics, Inc., School
                                      Specialty, Inc., and TDOP, Inc. (collectively the
                                      "Spin-Off Companies"). The distributions of the shares
                                      of the Spin-Off Companies are referred to in this
                                      Information Statement/Prospectus as the
                                      "Distributions." The Spin-Off Companies will hold U.S.
                                      Office Products' current technology solutions, print
                                      management, educational supplies, and corporate travel
                                      services businesses, respectively.

                                    - Following the Record Date, an affiliate ("CD&R") of
                                      Clayton, Dubilier & Rice, Inc., a private investment
                                      firm, will acquire U.S. Office Products Common Stock
                                      and warrants to purchase additional U.S. Office
                                      Products Common Stock for $270.0 million (the "Equity
                                      Investment"). CD&R will not acquire any interests in
                                      the Spin-Off Companies.

                                    U.S. Office Products will retain its North American
                                    Office Products Group (which includes the office supply,
                                    office furniture, and office coffee and beverage
                                    services businesses), Mail Boxes, Etc., its New Zealand
                                    and Australia operations, and its 49% interest in Dudley
                                    Stationery Limited (a U.K. contract stationer).

REASONS FOR THE DISTRIBUTIONS.....  The Distributions are intended to separate the Spin-Off
                                    Companies from U.S. Office Products' other businesses so
                                    that each can:

                                    - adopt strategies and pursue objectives that are
                                      appropriate to its respective industry;

                                    - pursue an independent acquisition program that allows
                                      for a more focused use of resources and, where stock
                                      is used as consideration, provide stock of a public
                                      company that is in the same industry as the businesses
                                      being acquired;

                                    - be recognized by the financial community as a distinct
                                      business that can be evaluated more readily and
                                      compared more easily to industry peers; and

                                    - implement more focused incentive compensation packages
                                      that respond to specific industry and market
                                      conditions and enhance employee retention objectives.

                                    The Distributions are also integral to the objectives of
                                    the Equity Investment, which is conditioned on
                                    completion of all of the Distributions. See "The School
                                    Specialty Distribution-- Reasons for the Distributions."

SHARES TO BE DISTRIBUTED..........  Based on the number of shares of U.S. Office Products
                                    Common Stock outstanding on       , 1998, less
                                    37,037,037 shares to be repurchased in the Tender Offer,
                                    approximately       shares of School Specialty Common
                                    Stock will be distributed to stockholders of U.S. Office
                                    Products in the School Specialty Distribution. The
                                    number of shares to be distributed could be greater if
                                    additional shares of U.S. Office Products Common Stock
                                    are issued prior to the Record Date pursuant to
                                    outstanding convertible debt securities or stock options
                                    of U.S. Office Products.

DISTRIBUTION RATIO................  Each U.S. Office Products stockholder will receive one share of School Specialty Common Stock for every
                                          shares of U.S. Office Products common stock held
                                    on the Record Date.

FRACTIONAL SHARE INTERESTS........  Fractional share interests will be aggregated and sold by the Distribution Agent and the cash proceeds will be
                                    distributed to those U.S. Office Products stockholders
                                    entitled to a fractional interest. See "The School
                                    Specialty Distribution--General."

RECORD DATE.......................  , 1998.

DISTRIBUTION DATE.................  Certificates representing shares of School Specialty
                                    Common Stock will be mailed to U.S. Office Products
                                    stockholders on or about            , 1998 (the
                                    "Distribution Date").
DISTRIBUTION AGENT................

TAX CONSEQUENCES..................  U.S. Office Products will receive an opinion of counsel that for U.S. federal income tax purposes the receipt of
                                    School Specialty Common Stock by U.S. Office Products
                                    stockholders should be tax-free to U.S. Office Products
                                    and the U.S. Office Products stockholders. See "The
                                    School Specialty Distribution--U.S. Federal Income Tax
                                    Consequences of the School Specialty Distribution."

ARRANGEMENTS AMONG U.S. OFFICE
  PRODUCTS, SCHOOL SPECIALTY AND
  THE OTHER SPIN-OFF COMPANIES
  AFTER THE DISTRIBUTIONS.........  School Specialty, U.S. Office Products and the other
                                    Spin-Off Companies will enter into an agreement (the
                                    "Distribution

                                    Agreement") in connection with the Distribution pursuant
                                    to which, among other things, (i) equity interests in
                                    the domestic U.S. Office Products subsidiaries that
                                    engage in the business of the distribution of school
                                    supplies will be transferred to School Specialty, (ii)
                                    liabilities will be allocated among School Specialty,
                                    U.S. Office Products and the other Spin-Off Companies,
                                    and (iii) School Specialty, U.S. Office Products and the
                                    other Spin-Off Companies will indemnify one another for
                                    liabilities assumed under the Distribution Agreement and
                                    certain other liabilities.

                                    School Specialty, U.S. Office Products and the Other
                                    Spin-Off Companies will also enter into an agreement
                                    (the "Tax Allocation Agreement") (i) allocating to each
                                    Spin-Off Company responsibility for its share of U.S.
                                    Office Products' consolidated tax liability for the
                                    years that it was included in U.S. Office Products'
                                    consolidated federal income tax returns, (ii) sharing
                                    certain state, local and foreign taxes, and (iii)
                                    providing for (a) indemnification by School Specialty
                                    for certain taxes if they are assessed against U.S.
                                    Office Products as a result of the Distribution and (b)
                                    joint and several indemnification by School Specialty
                                    and the other Spin-Off Companies for such taxes
                                    resulting from certain acts taken by School Specialty or
                                    any of the other Spin-Off Companies. The liability to
                                    U.S. Office Products for taxes resulting from such acts
                                    will be allocated among the Spin-Off Companies pursuant
                                    to a separate agreement (the "Tax Indemnification
                                    Agreement"). As a consequence, School Specialty will be
                                    primarily liable for taxes resulting from acts taken by
                                    School Specialty and liable (subject to indemnification
                                    by the other Spin-Off Companies) for any taxes resulting
                                    from acts taken by the Other Spin-Off Companies.

                                    School Specialty, U.S. Office Products and the Other
                                    Spin-Off Companies will also enter into an agreement
                                    (the "Employee Benefits Agreement") relating to the
                                    allocation of assets, liabilities, and responsibilities
                                    with respect to employee benefit plans and programs and
                                    certain related matters. See "Arrangements Among U.S.
                                    Office Products, School Specialty and the Other Spin-Off
                                    Companies after the Distributions."

                              SUMMARY RISK FACTORS

    In reviewing this Information Statement/Prospectus, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on page 7, including, among others, (i) risk associated with the absence of a prior trading market for shares of School Specialty Common Stock,
(ii) dependence upon acquisitions for further growth, (iii) limitations on the use of School Specialty Common Stock in acquisitions, (iv) risks related to integration of acquisitions and acquisition financing, (v) risks associated with seasonal influences related to largest school supply orders occurring in the May to October period, (vi) risks related to management of School Supply's rapid growth, (vii) the risks inherent in the school supplies distribution business,
(viii) conflicts of interest resulting from the fact that (a) the Distribution Agreement is not the result of arms-length negotiation and (b) the fact that stock options are being issued to certain officers and directors of the Spin-Off Companies in connection with the Distributions, and (xi) the tax consequences of the School Specialty Distribution.

                           SUMMARY FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               FISCAL YEAR ENDED
                                                                 FOUR MONTHS       APRIL 26,
                                                                    ENDED      ------------------
                                 YEAR ENDED DECEMBER 31,         -----------               PRO
                           ------------------------------------   APRIL 30,               FORMA
                            1992     1993      1994      1995       1996         1997    1997(2)
                           -------  -------  --------  --------  -----------   --------  --------
STATEMENT OF INCOME DATA:
Revenues.................  $65,042  $76,926  $119,510  $150,482    $28,616     $191,746  $339,546
Cost of revenues.........   48,111   56,280    87,750   105,757     20,201      136,577   235,327
                           -------  -------  --------  --------  -----------   --------  --------
Gross profit.............   16,931   20,646    31,760    44,725      8,415       55,169   104,219
Selling, general and
  administrative
  expenses...............   17,729   18,294    27,281    39,869     10,307       43,462    83,239
Non-recurring acquisition
  costs..................    1,048                                   1,122        1,792
Restructuring costs......                                 2,532                     194       194
                           -------  -------  --------  --------  -----------   --------  --------
Operating income
  (loss).................   (1,846)   2,352     4,479     2,324     (3,014)       9,721    20,786
Interest expense.........    1,660    1,845     3,007     5,536      1,461        2,550     7,040
Interest income..........                                               (6)
Other (income) expense...       99      228       (86)      (18)        67         (196)     (159)
                           -------  -------  --------  --------  -----------   --------  --------
Income (loss) before
  provision for (benefit
  from) income taxes.....   (3,605)     279     1,558    (3,194)    (4,536)       7,367    13,905
Provision for (benefit
  from) income taxes.....      216      199       218       173        139       (1,572)    6,396
                           -------  -------  --------  --------  -----------   --------  --------
Net income (loss)........  $(3,821) $    80  $  1,340  $ (3,367)   $(4,675)    $  8,939  $  7,509
                           -------  -------  --------  --------  -----------   --------  --------
                           -------  -------  --------  --------  -----------   --------  --------
Pro forma net income per
  share..................                                                                $   0.08
                                                                                         --------
                                                                                         --------

Pro forma weighted
  average shares
  outstanding(3).........                                                                  95,963


                                             SIX MONTHS ENDED
                           -----------------------------------------------------
                                                           PRO           PRO
                                                          FORMA         FORMA
                           OCTOBER 26,   OCTOBER 25,   OCTOBER 26,   OCTOBER 25,
                              1996          1997         1996(2)       1997(2)
                           -----------   -----------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues.................   $130,673      $198,490      $234,821      $251,119
Cost of revenues.........     92,740       138,781       162,158       175,374
                           -----------   -----------   -----------   -----------
Gross profit.............     37,933        59,709        72,663        75,745
Selling, general and
  administrative
  expenses...............     24,212        35,682        48,194        46,269
Non-recurring acquisition
  costs..................      1,792
Restructuring costs......
                           -----------   -----------   -----------   -----------
Operating income
  (loss).................     11,929        24,027        24,469        29,476
Interest expense.........      1,725         1,570         3,880         3,880
Interest income..........        (24)         (104)
Other (income) expense...         40             3            73            59
                           -----------   -----------   -----------   -----------
Income (loss) before
  provision for (benefit
  from) income taxes.....     10,188        22,558        20,516        25,537
Provision for (benefit
  from) income taxes.....     (2,170)       10,151         9,437        11,747
                           -----------   -----------   -----------   -----------
Net income (loss)........   $ 12,358      $ 12,407      $ 11,079      $ 13,790
                           -----------   -----------   -----------   -----------
                           -----------   -----------   -----------   -----------
Pro forma net income per
  share..................                               $   0.12      $   0.14
                                                       -----------   -----------
                                                       -----------   -----------
Pro forma weighted
  average shares
  outstanding(3).........                                 95,963        95,963

                                                                                             OCTOBER 25, 1997
                                           DECEMBER 31,                                     -------------------
                                ----------------------------------  APRIL 30,   APRIL 26,                PRO
                                 1992     1993     1994     1995      1996        1997       ACTUAL   FORMA(4)
                                -------  -------  -------  -------  ---------   ---------   --------  ---------
BALANCE SHEET DATA:
Working capital (deficit).....  $   (51) $ 1,140  $ 3,512  $(1,052)  $ (3,663)   $ 13,619   $ 43,938  $  81,458
Total assets..................   21,905   23,190   44,267   54,040     54,573      87,685    201,304    237,772
Long-term debt, less current
  portion.....................    8,205    7,175   11,675   15,294     15,031         565        457     79,737
Long-term payable to U.S.
  Office Products.............                                                     31,579    103,306
Stockholder's (deficit)
  equity......................     (365)     545    1,827     (620)    (4,267)     17,136     33,109    119,834

------------------------
(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by the Company through February 13, 1998.

(2) Gives effect to the School Specialty Distribution and the purchase acquisitions completed by the Company since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(h) of Notes to Pro Forma Combined Financial Statements included herein.

(4) Gives effect to the School Specialty Distribution and the purchase acquisition completed by the Company subsequent to October 25, 1997 as if such transactions had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS INFORMATION STATEMENT/PROSPECTUS.

NO PRIOR PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the School Specialty Distribution, there has been no public market for School Specialty Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. Until School Specialty Common Stock is fully distributed and an orderly market develops in School Specialty Common Stock, the price at which such stock trades may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The price of School Specialty Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for School Specialty Common Stock, (ii) developments affecting School Specialty's businesses generally, (iii) School Specialty's dividend policy, (iv) investor perception of the school supplies industry generally, and (v) general economic and market conditions.

    Although School Specialty intends to apply for School Specialty Common Stock to be quoted on the Nasdaq Stock Market National Market System ("Nasdaq Stock Market") upon issuance, School Specialty cannot ensure that approval for such quotation will be obtained. If such approval is granted, School Specialty cannot ensure that it will continue to meet the requirements for quotation of School Specialty Common Stock on the Nasdaq Stock Market. Regardless of whether School Specialty Common Stock is quoted on the Nasdaq Stock Market or trades in the over-the-counter market with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, School Specialty cannot ensure that an effective trading market will develop or, if one does develop, that it will be maintained.

    A "when-issued" trading market in School Specialty Common Stock may develop on or about the effective date of the registration statement of which this Information Statement/Prospectus is a part. The existence of such a market means that shares can be traded prior to the time certificates are actually available or issued. Whether or not there is a "when-issued" market prior to the availability of certificates, until an orderly market for School Specialty Common Stock develops, the prices at which shares of such stock will trade may be affected by an imbalance of supply and demand.

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of School Specialty's strategies is to increase its revenues and the markets it serves through the acquisition of additional school supply distribution businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. In addition, prior to the School Specialty Distribution, School Specialty's acquisitions were completed with substantial business, legal, and accounting assistance from U.S. Office Products, and some of the acquisitions were paid for with U.S. Office Products Common Stock. The pace of School Specialty's acquisition program may be adversely affected by the absence of U.S. Office Products support for the acquisitions. Also, School Specialty intends to use School Specialty Common Stock to pay for a portion of the consideration for its acquisitions, and therefore, if the owners of potential acquisition candidates are not willing to receive shares of School Specialty Common Stock in exchange for their business, School Specialty's acquisition program could be adversely affected. In addition, School Specialty is subject to limitations on the number of shares it can issue without jeopardizing the tax-free treatment of the School Specialty Distribution. In addition, School Specialty is subject to limitations on the number of shares it can issue without jeopardizing the tax-free treatment of the School Specialty Distribution. Limitations on School Specialty's ability to issue shares of School Specialty Common Stock could also adversely affect School Specialty's acquisition strategy. See "--Limitations on Equity Offerings and the Use of School Specialty Stock in Acquisitions" and "--Tax Matters" below.

    An important element of School Specialty's business strategy is to continue to pursue acquisitions that either expand or complement its business in new or existing regions and in new specialty brand or proprietary lines. There can be no assurance that School Specialty will be able to identify and acquire acceptable acquisition candidates on terms favorable to School Specialty and in a timely manner to the extent necessary to fulfill its expansion plans. In addition, there can be no assurance that future acquisitions will prove profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. The failure to complete acquisitions and continue its expansion could have a material adverse effect on School Specialty's financial condition. As School Specialty proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions describe below. See "Business--Business Strategy--Acquisition Strategy."

LIMITATION ON EQUITY OFFERINGS AND THE USE OF COMPANY COMMON STOCK IN
  ACQUISITIONS

    As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that School Specialty can issue without jeopardizing the tax-free treatment of the School Specialty Distribution, the amount of School Specialty capital stock that is issued in connection with an acquisition by School Specialty or as part of an issuance of School Specialty capital stock, if such acquisition or issuance is deemed to be part of a plan that includes the School Specialty Distribution, when aggregated with any School Specialty capital stock issuable upon the exercise of options granted in connection with the School Specialty Distribution, including the options that will be issued to Jonathan J. Ledecky pursuant to the Ledecky Services Agreement (as defined herein), may be limited to 20% of the amount of School Specialty capital stock that would be issued and outstanding after giving effect to all such issuances. Depending upon the position that the IRS takes on these issues in light of certain 1997 tax law changes, the 20% limitation may not apply. However, in any event, a 50% limitation will apply to the issuance of School Specialty capital stock. There is a rebuttable presumption that transactions occurring within two years of the School Specialty Distribution would be subject to this limitation. See "--Tax Matters" and "The Distribution--U.S. Federal Income Tax Consequences of the Distribution". These limitations could adversely affect the pace of School Specialty's acquisition program and its ability to issue School Specialty Common Stock for other purposes, including equity offerings.

RISKS RELATED TO INTEGRATION OF OPERATIONS AND ACQUISITIONS

    An important element of School Specialty's business strategy for its distribution divisions is to integrate its acquisitions into its existing operations and to convert them to the School Specialty business model. Several of School Specialty's recent acquisitions have yet to be fully converted to the School Specialty business model and are not performing as favorably as fully integrated divisions. There can be no assurance that School Specialty will be able to integrate these acquisitions or successfully convert them to the School Specialty business model in a timely manner without substantial costs, delays, or other problems. Once integrated and converted, these acquisitions may not achieve sales, profitability, and asset productivity commensurate with School Specialty's converted divisions. In addition to conversion risks for distribution divisions, acquisitions of both distribution divisions and specialty brand companies involve a number of special risks, including adverse short-term effects on School Specialty's reported operating results (including those adverse short-term effects caused by severance payments to employees of acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, and various other acquisition-related costs), the diversion of management's time and attention, the dependence on retaining, hiring, and training key personnel, the amortization of acquired intangible assets, and risks associated with unanticipated problems or liabilities, some or all of which could have a material adverse effect on School Specialty's operations and financial condition. Furthermore, although School Specialty conducts due diligence and generally requires representations, warranties, and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of School Specialty. See "Business--Business Strategy--Acquisition Strategy."

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION

    School Specialty currently intends to finance some of its future acquisitions by using shares of School Specialty Common Stock, cash, borrowed funds or a combination thereof. If School Specialty Common Stock does not maintain a sufficient market value, the price of School Specialty Common Stock is highly volatile, or potential acquisition candidates are otherwise unwilling to accept School Specialty Common Stock as part of the consideration for the sale of their businesses, School Specialty may be required to use more of its cash resources or more borrowed funds in order to initiate and maintain its acquisition program. Such limitations also may cause School Specialty to rely more heavily on cash or borrowed funds to support its acquisition program. If School Specialty does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. The use of equity offerings in connection with the School Specialty Distribution will also be subject to certain limitations on the number of shares that School Specialty can issue without jeopardizing the tax-free treatment of the School Specialty Distribution. See "--Limitations on Equity Offerings and the Use of School Specialty Stock in Acquisitions" and "--Tax Matters." Prior to the School Specialty Distribution, School Specialty was not responsible for obtaining external sources of funding. The Company intends to enter into credit facilities with one or more lenders to obtain financing to be used in connection with future acquisitions. There can be no assurance that School Specialty, as a stand-alone company, will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.

    Upon completion of the School Specialty Distribution, School Specialty will
have       authorized but unissued and unreserved shares of School Specialty
Common Stock, which (subject to the rules and regulations of federal and state securities laws, limitations under U.S. federal income tax laws and rules, and rules of the Nasdaq Stock Market), School Specialty will be able to issue in order to finance acquisitions without obtaining stockholder approval for such issuance. Existing stockholders may suffer dilution if School Specialty uses School Specialty Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of School Specialty Common Stock may have a negative impact on earnings per share and may negatively impact the market price of School Specialty Common Stock.

RISKS RELATED TO INABILITY TO USE POOLING-OF-INTERESTS METHOD TO ACCOUNT FOR
  FUTURE ACQUISITIONS

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations under the pooling-of-interests method. As a result of School Specialty being a wholly-owned subsidiary of U.S. Office Products prior to the Distribution, School Specialty will be unable to satisfy this criterion for a period of two years following the Distribution. Therefore, School Specialty will be precluded from completing business combinations under the pooling-of-interests method for a period of two years and any business combinations completed by School Specialty during such period will be accounted for under the purchase method resulting in the recording of goodwill. See "--Material Amount of Intangible Assets."

MATERIAL AMOUNT OF INTANGIBLE ASSETS

    Approximately $93.9 million, or 39.5% of the School Specialty's pro forma total assets as of October 25, 1997 represents intangibles assets, the significant majority of which is goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. School Specialty amortizes goodwill on a straight line method over a period of 40 years with the amount amortized in a particular period constituting a non-cash expense that reduces School Specialty's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain acquisitions may not be deductible for tax purposes. In addition, School Specialty will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, School Specialty would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of School Specialty Common Stock.

SEASONALITY: FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    School Specialty's business is subject to seasonal influences, with sales and profitability substantially higher from May to October due to increased school orders during these months. Also, quarterly results may be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Therefore, operating results for any quarter are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or full fiscal year. Fluctuations caused by variations in quarterly results may adversely affect the market price of the School Specialty Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of School Specialty" and "Business."

DEPENDENCE ON KEY SUPPLIERS AND SERVICE PROVIDERS

    School Specialty is dependent on (i) a limited number of suppliers for certain of its product lines, particularly its franchise furniture lines and
(ii) a limited number of service providers, such as delivery service from United Parcel Service. Any interruption of supply from current vendors or any material increased costs, particularly in the peak season of June through September, could cause significant delays in the shipment of such products and could have a material adverse effect on School Specialty's business, financial condition, and results of operations. Increases in freight costs charged to School Specialty could have a material adverse effect on School Specialty's business, financial condition, and results of operations. In addition, as part of its business strategy, School Specialty strives to reduce its number of suppliers and minimize duplicative lines, which may have the effect of increasing its dependence on remaining vendors.

POTENTIAL CONFLICTS OF INTEREST IN THE DISTRIBUTIONS

    School Specialty currently operates as a wholly-owned subsidiary of U.S. Office Products. On or before the Distribution Date, School Specialty, the other Spin-Off Companies and U.S. Office Products will enter into the Distribution Agreement, the Tax Allocation Agreement and the Employee Benefits Agreement, and the Spin-Off Companies will enter into a Tax Indemnification Agreement. See "Arrangements Among U.S. Office Products, School Specialty and the Other Spin-Off Companies After the Distributions." These agreements are expected to provide, among other things, for U.S. Office Products and School Specialty to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the School Specialty Distribution.

    Certain indemnification obligations of School Specialty and the other Spin-Off Companies to U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to indemnify U.S. Office Products when such a loss occurs, School Specialty may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to such other Spin-Off Company. In addition, the agreements will allocate certain liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the specific businesses to be conducted by the Spin-Off Companies and post-Distribution U.S. Office Products, among U.S. Office Products and each of the Spin-Off Companies. Adverse developments or material disputes with U.S. Office Products following the School Specialty Distribution could have a material adverse effect on School Specialty.

    The terms of the agreements that will govern the relationship among School Specialty, U.S. Office Products, and the other Spin-Off Companies will be established by U.S. Office Products in consultation with the management of School Specialty and the other Spin-Off Companies prior to the Distributions and while School Specialty and the other Spin-Off Companies are wholly-owned subsidiaries of U.S. Office Products. The terms of these agreements, including the allocation of general corporate and securities liabilities among U.S. Office Products, School Specialty, and the other Spin-Off Companies may not be the same as they would be if the agreements were the result of arm's length negotiations. In addition, the agreements must contain certain terms specified in U.S. Office Products' agreement with CD&R relating to the Equity Investment and must otherwise be reasonably acceptable to CD&R. CD&R will not be a stockholder in any of the Spin-Off Companies and its interests may be adverse to those of the Spin-Off Companies. See "Arrangements Among U.S. Office Products, School Specialty and the Other Spin-Off Companies After the Distributions." Accordingly, there can be no assurance that the terms and conditions of the agreements will not be more or less favorable to School Specialty than those that might have been obtained from unaffiliated third parties.

    On the Distribution Date, Jonathan J. Ledecky, Chairman of the U.S. Office Products Board of Directors, will receive options for shares of each of the Spin-Off Companies exercisable for up to 7.5% of the common stock of each Spin-Off Company. See "Management of School Specialty--Director Compensation and Other Arrangements". As a result, Mr. Ledecky has interests in the Distributions that differ in certain respects from, and may conflict with, the interests of other stockholders of U.S. Office Products and School Specialty.

TAX MATTERS

    U.S. Office Products will receive an opinion from Wilmer, Cutler & Pickering, counsel to U.S. Office Products, that for U.S. federal income tax purposes, the School Specialty Distribution should qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and should not be subject to Section 355(e) of the Code. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by U.S. Office Products and the Spin-Off Companies. A ruling has not been, and will not be, sought from the Internal Revenue Service (the "IRS") with respect to the U.S. federal income tax consequences of the School Specialty Distribution, and it is possible that the IRS may take the position that the School Specialty Distribution does not qualify as a tax-free spin-off. Assuming the School Specialty Distribution qualifies under Section 355 of the Code as a tax-free spin-off and is not subject to Section 355(e), no gain or loss will be recognized by either U.S. Office Products or the holders of U.S. Office Products Common Stock (except with respect to cash received in lieu of fractional shares) solely as a result of the distribution or receipt of Company Common Stock in connection with the School Specialty Distribution.

    If the School Specialty Distribution fails to qualify under Section 355 of the Code as a tax-free spin-off, each holder of U.S. Office Products Common Stock on the Record Date will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution
Date) of the Company Common Stock distributed to such holder of U.S. Office Products Common Stock including fractional shares. Neither U.S. Office Products nor any of the Spin-Off Companies will be obligated to indemnify U.S. Office Products stockholders for any such tax. In addition, U.S. Office Products will be subject to a material corporate-level U.S. federal income tax (discussed in the following paragraph).

    Certain transactions involving U.S. Office Products or School Specialty Common Stock may jeopardize the tax-free treatment of the School Specialty Distribution. Section 355(e) of the Code, which was added in 1997, provides generally that if 50% or more of the capital stock of U.S. Office Products or School Specialty is acquired by one or more persons acting pursuant to a plan that is deemed to include the School Specialty Distribution, U.S. Office Products, but not the holders of U.S. Office Products Common Stock, will incur a material U.S. federal income tax liability as a result of the School Specialty Distribution. For purposes of Section 355(e), any acquisition or issuance of shares of capital stock of USOP or School

Specialty pursuant to arrangements existing at the time of the School Specialty Distribution will generally be deemed to be part of a plan that includes the School Specialty Distribution; any such acquisition or issuance occurring within two years of the School Specialty Distribution will be rebuttably presumed to be part of such a plan. In addition to the 50% limitation of Section 355(e), the IRS may take the position that any issuance or acquisition of capital stock of School Specialty that represents more than 20% of the capital stock of School Specialty, in one or more transactions deemed to be part of a plan that includes the School Specialty Distribution, will result in the School Specialty Distribution failing to qualify as a tax-free spin-off under Section 355 of the Code. If the School Specialty Distribution fails to qualify as a tax-free spin-off, both U.S. Office Products and the U.S. Office Products stockholders that receive School Specialty Common Stock in the School Specialty Distribution would incur a material U.S. federal income tax liability. It is not clear whether the IRS will assert this position following the adoption of Section 355(e). As a result of these limitations, the number of shares of capital stock that School Specialty can issue following the School Specialty Distribution may be limited. See "Limitations on Equity and the Use of Company Common Stock in Acquisitions."

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS

    In connection with the Distributions, U.S. Office Products will enter into the Tax Allocation Agreement with School Specialty and the other Spin-Off Companies which will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. School Specialty will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, School Specialty will be primarily liable for any Distribution Taxes resulting from any Adverse Tax Act by School Specialty and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. See "Arrangements Among U.S. Office Products, School Specialty and the Other Spin-Off Companies After the Distributions--Tax Allocation Agreement" for a detailed discussion of the Tax Allocation Agreement.

COMPETITION

    The market for school supplies is highly competitive and fragmented. School Specialty estimates that over 3,400 companies distribute educational materials to grade pre-kindergarten through 12 schools as a primary focus of their business. In addition, School Specialty competes with alternate channel distributors such as office product contract stationers and superstores, which may continue to broaden their product lines in school supplies. Some of these competitors have greater financial resources and buying power than School Specialty. School Specialty believes that the educational supplies market will consolidate over the next several years, which may make both of School Specialty's business segments more competitive. In addition, there may be increasing competition for acquisition candidates and there can be no assurance that acquisitions will continue to be available to School Specialty on favorable terms, if at all. See "Business--Competition."

DEPENDENCE ON SYSTEMS

    School Specialty believes that one of the competitive advantages of its distribution divisions is its information systems, including its proprietary PC-based customer Order Management System, OMS-Registered Trademark-.

School Specialty's operations in each of its converted divisions under School Specialty are generally dependent on these systems, which are run on a host system located at School Specialty's headquarters in Appleton, Wisconsin. Each division of School Specialty is linked to School Specialty's host system and disruption or unavailability of these links could have a material adverse effect on School Specialty's business and results of operations.

    None of School Specialty's subsidiaries has a redundant computer system or a redundant dedicated communication line. School Specialty has taken precautions to protect itself from events that could interrupt its operations. Notwithstanding these precautions, there can be no assurance that a fire, flood, or other natural disaster affecting School Specialty's system or its communication lines would not disable the system or prevent the system from communicating with School Specialty's divisions or the specialty brand subsidiaries. The occurrence of any of these events would have a material adverse effect on School Specialty's operations and financial condition.

LEVERAGE AND DEBT SERVICE

    Upon the consummation of the School Specialty Distribution, School Specialty will have more debt in relation to stockholders' equity than did U.S. Office Products prior to the consummation of the School Specialty Distribution. As of October 25, 1997, on a pro forma basis after giving effect to the School Specialty Distribution, School Specialty and its consolidated subsidiaries would have had an aggregate of approximately $80.0 million of outstanding indebtedness (representing approximately 40% of its total capitalization). School Specialty will have higher debt on a seasonal basis because debt levels will increase approximately by $40.0 million through September 1998 to meet the seasonal capital needs associated with school orders during these months.

    School Specialty's leverage could have important consequences for stockholders, including the following: (i) School Specialty's ability to obtain additional financing on favorable terms may be impaired in the future; (ii) a portion of School Specialty's cash flow from operations will be dedicated to the payment of principal and interest on School Specialty's indebtedness, thereby reducing the funds available for other purposes; (iii) covenants contained in other financing agreements may restrict School Specialty's ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions, engage in certain mergers or consolidations, make capital expenditures, or engage in other corporate activities; and (iv) School Specialty may be more leveraged than some of its competitors, which may affect its ability to adjust rapidly to changing market conditions and could make School Specialty more vulnerable in the event of a downturn in general economic conditions or in School Specialty's business.

    School Specialty's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on School Specialty's financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond School Specialty's control. If School Specialty's cash flow and capital resources are insufficient to fund its debt service obligations, School Specialty may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital, or restructure its debt. Although School Specialty's management believes that School Specialty's cash flow will be adequate to meet interest and principal payments, there can be no assurance that School Specialty's operating results, cash flow, and capital resources will be sufficient for payment of its indebtedness in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of School Specialty--Liquidity and Capital Resources."

CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    To date, the purchase prices of School Specialty's acquisitions have not been established by independent appraisals, but generally have been determined through arm's length negotiations between School Specialty's management and representatives of such companies. The consideration paid for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. School Specialty does not expect to value future acquisitions on the basis of asset appraisals. Therefore, this risk will apply to future acquisitions as well.

RELIANCE ON KEY PERSONNEL

    School Specialty's operations depend on the continued efforts of Daniel P. Spalding, its Chief Executive Officer, its other executive officers, and the senior management of certain of its subsidiaries. Furthermore, School Specialty's operations will likely depend on the senior management of certain of the companies that may be acquired in the future. If any of these people become unable to continue in his or her present role, or if School Specialty is unable to attract and retain other skilled employees, its business could be adversely affected. School Specialty does have employment contracts with some Named Officers, as defined herein, but most of the Companies' executive officers and senior management do not have employment contracts with School Specialty. See "Management of School Specialty--Director Compensation and Other Arrangements." School Specialty does not have and does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management of its subsidiaries. In addition, Jonathan J. Ledecky will serve as a director of School Specialty and is expected to provide services to School Specialty after the School Specialty Distribution pursuant to an agreement entered into between Mr. Ledecky and U.S Office Products which provides that the Company and the other Spin-Off Companies will succeed to certain rights of, and obligations under, such agreement following the Distribution. See "Management of School Specialty--Director Compensation and Other Arrangements." Mr. Ledecky will also serve as a director of each of the other Spin-Off Companies, and is
the director or an officer of       other public companies. Mr. Ledecky may be
unable to devote substantial time to the activities of School Specialty.

RISK OF RAPID GROWTH; ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    Since 1991, School Specialty and U.S. Office Products have significantly expanded the scope of School Specialty's operations by acquiring sixteen regional distributors of educational supplies in different regions of the United States and three specialty brand school supply companies. All of School Specialty's specialty brand acquisitions and eleven of its regional distribution acquisitions have occurred since June 1996. There can be no assurance that School Specialty's management and financial controls, personnel, computer systems, and other corporate support systems will be adequate to manage the increased size and scope of School Specialty's operations as a result of School Specialty's recently completed acquisitions.

    Prior to the School Specialty Distribution, certain general and administrative functions relating to School Specialty's business (including legal, accounting, purchasing and management information services) were handled by U.S. Office Products. School Specialty's future performance will depend on its ability to function as a stand-alone entity, on its ability to finance and manage expanding operations and to adapt its information systems to changes in its business. As a result, School Specialty's expenses are likely to be higher than when it was a part of U.S. Office Products, and School Specialty may experience disruptions it would not encounter as a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect what the results of operations and financial condition would have been had School Specialty been a separate, stand-alone entity during the periods presented or be indicative of future results of operations and financial condition of School Specialty.

NO DIVIDENDS

    School Specialty does not expect to pay cash dividends on School Specialty Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on School Specialty Common Stock will be made by the School Specialty Board of Directors from time to time in the exercise of its business judgment, taking into account, among other things, School Specialty's results of operations and financial condition, any then existing or proposed commitments by School Specialty for the use of available funds, and School Specialty's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. School Specialty's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements. See "Dividend Policy."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF SCHOOL SPECIALTY
  COMMON STOCK

    Sales of substantial amounts of School Specialty Common Stock in the public market following the Distribution could have an adverse effect on the market price of School Specialty Common Stock. Upon completion of the School Specialty
Distribution, School Specialty will have       shares of School Specialty Common
Stock outstanding. Additional shares may be issued either in connection with acquisitions by School Specialty or upon exercise of outstanding options and options that may be issued in the future. See "Management of School Specialty--Executive Compensation." Upon completion of the School Specialty Distribution, it is anticipated that the Company will have outstanding options
to acquire approximately        shares of School Specialty Common Stock,
including options held by employees of School Specialty that were converted from options to acquire U.S. Office Products Common Stock that such employees had previously held. The exact number of Shares that may be issued upon exercise of such options cannot be determined until the Distribution Date. In addition, options to acquire shares of School Specialty Common Stock, representing up to 7.5% of the outstanding School Specialty Common Stock determined as of the Distribution Date, will be issued pursuant to the Ledecky Service Agreement (as defined herein). See "Management of School Specialty--Director Compensation and Other Arrangements" and "The School Specialty Distribution--Effect on Outstanding U.S. Office Products Options Held by School Specialty Employees". If significant numbers of additional shares are issued at any one time that are not subject to restrictions on sale and are sold in the market, the market price of School Specialty Common Stock could be adversely affected.

                       THE SCHOOL SPECIALTY DISTRIBUTION

GENERAL

    Each holder of shares of U.S. Office Products Common Stock of record as of
the close of business on       , 1998 (the "Record Date"), will receive one
share of School Specialty Common Stock for each       shares of U.S. Office
Products Common Stock held on the Record Date. School Specialty Common Stock
will be distributed on behalf of U.S. Office Products by       as the
Distribution Agent. No certificates or scrip representing fractional shares of School Specialty Common Stock will be issued. Fractional share interests will be aggregated and sold by the Distribution Agent and the cash proceeds will be distributed to those stockholders entitled to a fractional interest. Certificates representing shares of School Specialty Common Stock will be
distributed on or about       , 1998 (the "Distribution Date").

    School Specialty is a newly formed subsidiary of U.S. Office Products that will, as of the Distribution Date, hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products Educational Supplies and Products Division. See "Arrangements Among U.S. Office Products, School Specialty, and Other Spin-Off Companies After the Distributions--Distribution Agreement." School Specialty will include the businesses of the following wholly-owned subsidiaries of U.S. Office Products: Old School, The Re-Print Corporation, American Academic Suppliers, Inc., Childcraft Education Corp., Sax Arts & Crafts, Inc. and Don Gresswell, Ltd. Immediately prior to the School Specialty Distribution, U.S. Office Products will hold all the issued and outstanding shares of School Specialty Common Stock. Based on the number of shares of U.S.
Office Products Common Stock outstanding on       , 1998, less 37,037,037 shares
to be repurchased in the Tender Offer and on a Distribution Ratio of one share
of Company Common Stock distributed for every       shares of U.S. Office
Products Common Stock, approximately       shares of School Specialty Common
Stock will be distributed to stockholders of U.S. Office Products in the School Specialty Distribution. The number of shares to be distributed could be greater if additional shares of U.S. Office Products Common Stock are issued prior to the School Specialty Distribution pursuant to outstanding convertible debt securities or stock options of U.S. Office Products.

THE STRATEGIC RESTRUCTURING PLAN

    The School Specialty Distribution is part of the Strategic Restructuring Plan adopted by U.S. Office Products' Board of Directors on January 12, 1998. The principal elements of the Strategic Restructuring Plan are:

    - Pursuant to the Tender Offer, U.S. Office Products will purchase 37,037,037 shares of U.S. Office Products Common Stock, or approximately 28% of the outstanding shares, at $27.00 per share and will incur additional indebtedness to pay a substantial portion of the purchase price for these shares.

    - Pursuant to the Distributions, U.S. Office Products will distribute the shares of the Spin-Off Companies to U.S. Office Products stockholders based on the shares of U.S. Office Products Common Stock outstanding after acceptance of shares in the Tender Offer. Each U.S. Office Products stockholder will receive such stockholder's pro rata share of the stock of each Spin-Off Company.

    - Following the Record Date, CD&R will make the Equity Investment in U.S. Office Products. CD&R will not acquire any interests in the Spin-Off Companies.

    Following completion of the Distributions, U.S. Office Products will retain its North American Office Products Group, (including its office supply, office furniture, and office coffee and beverage services businesses), Mail Boxes, Etc., its New Zealand and Australia operations, and its 49% interest in Dudley Stationery Limited (a U.K. contract stationer). U.S. Office Products' print management, technology solutions, educational supplies and corporate travel services businesses will be operated by the Spin-Off Companies.

REASONS FOR THE DISTRIBUTIONS

    The Board of Directors of U.S. Office Products approved the Strategic Restructuring Plan, including the Distributions, on January 12, 1998. The U.S. Office Products Board of Directors determined that separation of the businesses of the Spin-Off Companies and the continuing business of U.S. Office Products as part of the Strategic Restructuring Plan would have advantages for the Spin-Off Companies and U.S. Office Products. The Distributions will allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and geographic territories. After the Distributions, U.S. Office Products will be focused on a more narrow group of businesses that involve primarily the distribution of office products and business services. School Specialty and each of the other Spin-Off Companies will be focused primarily on their individual businesses.

    The Distributions will allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired. Before the Distributions, U.S. Office Products acquired companies in, for example, the school supplies business using U.S. Office Products Common Stock. Sellers were thus required to accept stock in a business that included office products, corporate travel services, technology solutions and print management businesses, as well as other businesses. Following the School Specialty Distribution, School Specialty will be able to offer stock in its own business, which will be substantially the same as the businesses School Specialty expects to acquire.

    The Distributions will enable the financial community to evaluate U.S. Office Products and the Spin-Off Companies as distinct businesses and compare them more easily to industry peers. U.S. Office Products believes that this will allow the financial community to better understand the businesses carried on by U.S. Office Products and the Spin-Off Companies and more accurately value those businesses.

    The Distributions also will allow U.S. Office Products and the Spin-Off Companies to offer their employees more focused incentive compensation packages. The incentive compensation packages (which are expected to consist primarily of stock options) will offer the officers and other key employees of each Spin-Off Company equity interests in a company whose performance is tied directly to the business for which they work. The Company's ability to issue stock options (as well as other equity) will be subject to certain limitations in order to avoid triggering certain adverse federal income tax consequences. See "U.S. Federal Income Tax Consequences of the School Specialty Distribution."

    The Equity Investment is conditioned on completion of all of the Distributions (as well as the Tender Offer). U.S. Office Products' Board of Directors recognized that U.S. Office Products was making a transition from an acquisition-oriented company to a business more focused on growth through improvement and expansion of existing operations. U.S. Office Products' Board of Directors concluded that the investment by CD&R in U.S. Office Products, and support of the management of U.S. Office Products by Clayton Dubilier & Rice, Inc. ("CD&R, Inc.), would contribute to U.S. Office Products' development. CD&R, Inc. has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing, and financial performance. CD&R Inc. is also experienced in advising and assisting companies in managing high levels of debt.

OTHER ELEMENTS OF THE STRATEGIC RESTRUCTURING PLAN

    TENDER OFFER. Pursuant to the Tender Offer, U.S. Office Products will offer to repurchase 37,037,037 shares of U.S. Office Products Common Stock at a price of $27.00 per share. Acceptance of and payment for shares of U.S. Office Products Common Stock under the Tender Offer will be subject to a number of conditions. These conditions include: (i) a minimum of 37,037,037 shares of U.S. Office Products Common Stock being validly tendered and not withdrawn; (ii) U.S. Office Products having obtained financing sufficient to fund the purchase of U.S. Office Products Common Stock pursuant to the Tender Offer, and

U.S. Office Products' lenders having consented to the Tender Offer or the debt to them having been refinanced; (iii) all conditions to the completion of the Equity Investment having been satisfied or waived, except for consummation of the Tender Offer and the Distributions; and (iv) registration statements relating to the Distributions having become effective and (v) all other conditions to the completion of the Distributions having been satisfied.

    The aggregate tender price for the shares to be purchased in the Tender Offer is $1.0 billion. U.S. Office Products expects to finance the aggregate tender price through a combination of the net proceeds of the Equity Investment, additional senior secured bank debt, and issuance of subordinated debt securities. U.S. Office Products anticipates that the foregoing borrowings will increase its outstanding debt by approximately $800.0 million. In addition, because elements of the Strategic Restructuring Plan would violate covenants in U.S. Office Products' existing bank credit facility, that facility will either have to be modified with the lenders' consent or refinanced. Approximately $350.5 million was outstanding under the existing bank credit facility as of February 12, 1998. U.S. Office Products is currently engaged in discussions with potential lenders and investment banks regarding financing for the Tender Offer and refinancing of its bank credit facility. U.S. Office Products expects that it will be able to obtain the necessary financing on acceptable terms. However, to date, no commitments have been obtained and there can be no assurance that financing for the Tender Offer will be obtained on acceptable terms.

    The Record Date for the Distributions will occur immediately after acceptance of shares under the Tender Offer. Accordingly, U.S. Office Products stockholders who tender their shares of U.S. Office Products Common Stock in the Tender Offer will not receive the Distributions to the extent their U.S. Office Products shares are accepted in the Tender Offer. Because the Tender Offer is for only approximately 28% of the issued and outstanding shares of U.S. Office Products Common Stock, only a portion of the shares tendered by any U.S. Office Products stockholder is likely to be accepted. U.S. Office Products stockholders who tender their shares are therefore likely to receive the Distributions with respect to a portion of their shares of U.S. Office Products Common Stock.

    EQUITY INVESTMENT. Pursuant to the Investment Agreement dated as of January 12, 1998, as amended, between U.S. Office Products and CD&R (the "Investment Agreement"), U.S. Office Products will issue and sell U.S. Office Products Common Stock and rights to purchase U.S. Office Products Common Stock to CD&R for a purchase price of $270.0 million. As a result of the Equity Investment, CD&R will acquire (a) shares of U.S. Office Products Common Stock representing 24.9% of the outstanding shares of U.S. Office Products Common Stock after giving effect to the issuance of such shares; (b) rights ("Special Warrants") to receive for nominal consideration additional shares of U.S. Office Products Common Stock equal to 24.9% (after giving effect to issuance of such additional shares upon exercise of the Special Warrants) of the additional shares that are issuable upon the conversion of certain outstanding convertible debentures of U.S. Office Products and of shares of U.S. Office Products Common Stock that are actually issued pursuant to certain contingent rights under existing acquisition agreements; and (c) warrants representing the right to purchase one share of U.S. Office Products Common Stock for each share of U.S. Office Products Common Stock purchased by CD&R at the date of the closing under the Investment Agreement (the "Closing Date") and for each share of U.S. Office Products Common Stock into which the Special Warrants become exercisable. The Special Warrants are exercisable from and after the Closing Date until the 12th anniversary thereof, subject to certain limitations, and the warrants described in clause
(c) above are exercisable from and after the second anniversary of the Closing Date until such 12th anniversary. The aggregate exercise price of the warrants described in clause (c) is $405.0 million. Because the Record Date for the Distributions will be immediately before the closing of the Equity Investment, CD&R will not receive any shares of the Spin-Off Companies in the Distributions.

    Under the Investment Agreement, the U.S. Office Products Board of Directors will consist of nine directors, including the Chief Executive Officer of U.S. Office Products, three designees of CD&R, and five persons selected by the current U.S. Office Products Board of Directors. CD&R's obligation to consummate the Equity Investment is conditioned on two of the designees of the U.S. Office Products

Board of Directors being satisfactory to CD&R. Thereafter, for so long as CD&R maintains certain levels of ownership of U.S. Office Products Common Stock, CD&R will have the right to nominate three members of the U.S. Office Products Board of Directors and to designate the Chairman of the Board. Certain U.S. Office Products Board of Directors' decisions will be subject to super-majority voting provisions that, under certain circumstances, may require the concurrence of at least two directors nominated by CD&R. CD&R will be subject to certain restrictions and limitations with respect to transactions in U.S. Office Products Common Stock.

    CD&R's obligation to consummate the Equity Investment is subject to the satisfaction or waiver of various conditions. These include, among others: (i) receipt of necessary antitrust and other regulatory clearance; (ii) absence of litigation; (iii) U.S. Office Products stockholder approval of the issuance of shares in the Equity Investment; (iv) consummation of the Distributions in accordance with the Distribution Agreements containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (v) execution and delivery of the Tax Allocation Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (vi) execution of documents relating to financing of the Tender Offer satisfactory in form and substance to CD&R; (vii) execution of a consulting agreement with CD&R Inc. providing for payment of an annual consulting fee of $500,000 and registration rights agreement with CD&R; (viii) absence of any development since October 25, 1997 that would have a material adverse effect after giving effect to the distributions; and (ix) U.S. Office Products' debt immediately following completion of the transactions contemplated by the Strategic Restructuring Plan shall not exceed $1.4 billion (assuming conversion of certain convertible debt) and outstanding debt of the Spin-Off Companies shall be at least $130.0 million plus expenditures by such entities for acquisitions after the date of the Investment Agreement. See "Arrangements Among U.S. Office Products, School Specialty and the Other Spin-Off Companies After the Distributions--Distribution Agreement" and "--Tax Allocation Agreement." If U.S. Office Products does not proceed with the Distributions, or if the Equity Investment does not occur for certain other reasons, CD&R can terminate the Investment Agreement and receive a termination fee of $25.0 million plus reasonable fees and expenses. If the Equity Investment is completed, CD&R, Inc. will receive a transaction fee of $15.0 million and reimbursement for expenses it incurred in connection with the transaction. For additional information concerning the Equity Investment, investors should refer to U.S. Office Products' proxy statement for its special meeting to be held to consider issuance of shares in the Equity Investment. See "Additional Information."

    RELATED TRANSACTIONS. Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of U.S. Office Products, will step down as Chairman of the Board of U.S. Office Products upon consummation of the Distributions. In connection with the adoption of the Strategic Restructuring Plan, U.S. Office Products' Board of Directors concluded that it was important to the achievement of the objectives of the plan that the Spin-Off Companies obtain the benefit of Mr. Ledecky's skills and experience. Accordingly, U.S. Office Products entered into a services agreement with Mr. Ledecky (the "Ledecky Services Agreement"). Pursuant to this agreement, which is contingent on the Distributions occurring, Mr. Ledecky has agreed to extend his existing non-competition agreement with U.S. Office Products until the fourth anniversary of the Distribution Date. School Specialty will have the right to enforce the non-competition provision with respect to its respective business. In consideration of this agreement by Mr. Ledecky and his serving as a director of and advisor to School Specialty following the Distribution, the Ledecky Services Agreement provides that he will receive options to purchase up to 7.5% of the outstanding common stock of each Spin-Off Company as of the Distribution Date. For additional information on the terms of the options to be granted by School Specialty to Mr. Ledecky, see "Management of School Specialty--Director Compensation."

    School Specialty is also exploring the issuance of School Specialty Common Stock in a public offering concurrent with or soon after the School Specialty Distribution, the amount of which has not been determined. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that School Specialty can issue in connection with the School Specialty Distribution without jeopardizing the tax-free treatment of the School Specialty Distribution, the amount of School Specialty capital stock issued in such a public offering, when aggregated with any other School Specialty capital stock that will be issued in such a public offering has not been determined and may be limited by the factors discussed in "Risk Factors--Tax Matters," "--Limitation on Equity Offerings and the Use of Company Common Stock in Acquisitions" and "The School Specialty Distribution--U.S. Federal Income Tax Consequences of the School Specialty Distribution."

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SCHOOL SPECIALTY DISTRIBUTION

    The following summary describes the material U.S. federal income tax consequences of the School Specialty Distribution by U.S. Office Products to holders of U.S. Office Products Common Stock on the Record Date. The summary is based on the Code, and regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a holder of U.S. Office Products Common Stock. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the School Specialty Distribution and of the holding, and disposition of the School Specialty Common Stock may differ from the treatment described below.

    This summary applies only to holders of U.S. Office Products Common Stock who hold U.S. Office Products Common Stock as a capital asset, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding U.S. Office Products Common Stock as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the U.S. dollar, and certain U.S. expatriates.

    This summary is for general information only. It does not address all aspects of U.S. federal income taxation that may be relevant to holders of U.S. Office Products Common Stock in light of their particular circumstances, nor does it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. Holders of U.S. Office Products Common Stock should consult their tax advisors about the particular U.S. federal income tax consequences to them of the School Specialty Distribution, or the holding and disposition of the School Specialty Common Stock, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

    EFFECT ON U.S. OFFICE PRODUCTS AND HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK. U.S. Office Products will receive an opinion of Wilmer, Cutler & Pickering, counsel to U.S. Office Products, that for U.S. federal income tax purposes the School Specialty Distribution should qualify as a tax-free spin-off under Section 355 of the Code, and should not be subject to Section 355(e) of the Code. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by U.S. Office Products and School Specialty. Neither U.S. Office Products nor School Specialty is aware of any present facts or circumstances which should cause such representations and assumptions to be untrue. However, the opinion of counsel is not binding on either the IRS or the courts. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the School Specialty Distribution.

    Assuming the School Specialty Distribution qualifies as a tax-free spin-off under section 355 of the Code and is not subject to Section 355(e) of the Code:

         1. No gain or loss will be recognized by holders of U.S. Office Products Common Stock as a result of their receipt of School Specialty Common Stock in the School Specialty Distribution. Holders of U.S. Office Products Common Stock will recognize gain or loss on the receipt of cash in lieu of fractional shares (as discussed below).

         2. No gain or loss will be recognized by U.S. Office Products as a result of the School Specialty Distribution.

         3. A stockholder's tax basis in such stockholder's U.S. Office Products Common Stock immediately before the School Specialty Distribution will be allocated among the U.S. Office Products

    Common Stock and the Spin-Off Companies Common Stock (including any fractional shares) received with respect to such U.S. Office Products Common Stock in proportion to their relative fair market values on the Distribution Date of School Specialty. Such allocation must be calculated separately for each block of U.S. Office Products Common Stock (shares purchased at the same time and at the same cost) with respect to which the Spin-Off Companies' common stock is received.

         4. The holding period of the School Specialty Common Stock (including any fractional shares) received in the School Specialty Distribution will include the holding period of the U.S. Office Products Common Stock with respect to which it was distributed.

    Treasury regulations governing Section 355 of the Code require that each holder of U.S. Office Products Common Stock who receives shares of School Specialty Common Stock pursuant to the School Specialty Distribution attach a statement to the U.S. federal income tax return that will be filed by such stockholder for the taxable year in which the stockholder receives School Specialty Common Stock in the School Specialty Distribution. The regulations require that the statement show the applicability of Section 355 of the Code to the School Specialty Distribution. U.S. Office Products will provide each U.S. Office Products stockholder of record on the record date with information necessary to comply with this requirement.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION As noted above, an opinion of counsel is not binding on the IRS or the courts. It is, therefore, possible that the IRS may take the position that the School Specialty Distribution does not qualify as a tax-free spin-off.

    If the School Specialty Distribution fails to qualify as a tax-free spin-off under Section 355 of the Code:

         1. U.S. Office Products will recognize gain, if any, equal to the difference between U.S. Office Products' tax basis in the School Specialty Common Stock on the date of the School Specialty Distribution and the fair market value of the School Specialty Common Stock on the date of the School Specialty Distribution.

         2. Each holder of U.S. Office Products Common Stock will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the date of the School Specialty Distribution) of the School Specialty Common Stock distributed to such stockholder, including fractional shares. The distribution would generally be treated as ordinary dividend income to a U.S. Office Products stockholder to the extent of such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits. To the extent the amount of the distribution exceeds such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits, such excess would be treated first as a basis-reducing, tax-free return of capital to the extent of the stockholder's tax basis in his or her U.S. Office Products Common Stock and then as capital gain, provided that the U.S. Office Products Stock is held as a capital asset. For corporate stockholders, the portion of the taxable distribution that constitutes a dividend would be eligible for the dividends-received deduction (subject to certain limitations in the Code) and could be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in a corporate stockholder's basis in its U.S. Office Products Common Stock to the extent of such deduction and the recognition of gain to the extent the deduction exceeds the corporate stockholder's tax basis in the U.S. Office Products Common Stock.

         3. Each U.S. Office Products stockholder's tax basis in the School Specialty Common Stock would equal the fair market value on the date of the School Specialty Distribution of the School Specialty Common Stock (including fractional shares) distributed to such stockholder.

         4. The holding period of the School Specialty Common Stock (including fractional shares) received in the School Specialty Distribution would begin with, and include, the day after the date of the School Specialty Distribution.

    Whether or not the School Specialty Distribution is taxable, cash received by a holder of U.S. Office Products Common Stock in lieu of a fractional share of School Specialty Common Stock will be treated as received in exchange for such fractional share and the stockholder will recognize gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the stockholder's tax basis in the fractional share. Such gain or loss will be capital gain or loss to the stockholder if the U.S. Office Products Common Stock is held as a capital asset.

    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Certain transactions involving U.S. Office Products or School Specialty Common Stock may jeopardize the tax-free treatment of the School Specialty Distribution. Section 355(e) of the Code, which was added in 1997, provides generally that if 50% or more of the capital stock of U.S. Office Products or School Specialty is acquired by one or more persons acting pursuant to a plan that is deemed to include the School Specialty Distribution, U.S. Office Products, but not the holders of U.S. Office Products Common Stock, will incur a material U.S. federal income tax liability as a result of the School Specialty Distribution. For purposes of Section 355(e), any acquisition or issuance of shares of capital stock of USOP or School Specialty pursuant to arrangements existing at the time of the School Specialty Distribution will generally be deemed to be part of a plan that includes the School Specialty Distribution; any such acquisition or issuance occurring within two years of the School Specialty Distribution will be rebuttably presumed to be part of such a plan. In addition to the 50% limitation of Section 355(e), the IRS may take the position that any issuance or acquisition of capital stock of School Specialty that represents more than 20% of the capital stock of School Specialty, in one or more transactions deemed to be part of a plan that includes the School Specialty Distribution, will result in the School Specialty Distribution failing to qualify as a tax-free spin-off under Section 355 of the Code. If the School Specialty Distribution fails to qualify as a tax-free spin-off, both U.S. Office Products and the U.S. Office Products stockholders that receive School Specialty Common Stock in the School Specialty Distribution would incur a material U.S. federal income tax liability. It is not clear whether the IRS will assert this position following the adoption of Section 355(e).

    School Specialty capital stock issuable upon exercise of options to be granted to Jonathan J. Ledecky pursuant to the Ledecky Services Agreement (as defined herein), School Specialty capital stock issuable upon the exercise of other options granted in connection with the School Specialty Distribution, and School Specialty capital stock issued in connection with acquisitions or public offerings contemplated at the time of the School Specialty Distribution would likely be included as stock issuances that are subject to the 50% (or 20%) limitation described above. Moreover, as noted above, for purposes of the 50% limitation, any issuance of shares of School Specialty capital stock within two years of the School Specialty Distribution will be rebuttably presumed to be part of a plan that includes the School Specialty Distribution. Accordingly, the number of shares that may be issued by School Specialty following the School Specialty Distribution may be limited.

    LIABILITY FOR DISTRIBUTION TAXES. Under the Tax Allocation Agreement, School Specialty and the other Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any of the Distributions is taxable. School Specialty will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, School Specialty will be primarily liable for any Distribution Taxes resulting from any adverse Tax Act by School Specialty. Additionally, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of any Distribution Taxes, based on the value of each company's common stock after the Distributions, if it is determined that there has been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies. See "Arrangements Among U.S. Office Products, School Specialty and the Other Spin-Off Companies After the Distributions--Tax Allocation Agreement" for a detailed discussion of the Tax Allocation Agreement.

    THE FOREGOING DISCUSSION OF THE ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO COVER ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MIGHT APPLY TO EVERY HOLDER OF U.S. OFFICE PRODUCTS COMMON STOCK.

ALL HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE SCHOOL SPECIALTY DISTRIBUTION TO THEM.

EFFECT ON OUTSTANDING U.S. OFFICE PRODUCTS OPTIONS HELD BY SCHOOL SPECIALTY
  EMPLOYEES

    School Specialty expects that all or substantially all vested and unvested options to acquire U.S. Office Products Common Stock that are held by School Specialty employees on the Distribution Date will be replaced with options to acquire shares of School Specialty Common Stock. School Specialty anticipates that the replacement options will be issued under a stock option plan to be adopted on or prior to the Distribution Date. The number of shares of School Specialty Common Stock that each optionholder will receive, and the exercise price of the options will be determined by a formula designed to provide each optionholder with options having an aggregate value after the Tender Offer and as of the Distribution Date (equal to the excess or deficit of then-current trading prices over the price, times the number of shares subject to options) equivalent to the aggregate value, immediately prior to the Distribution Date, of the U.S. Office Products options they replace. It is anticipated that all other terms of the School Specialty stock options will be the same as the terms of the U.S. Office Products options they replace. As a result of this, the options held by the School Specialty employees after the School Specialty Distribution would represent a greater percentage interest in School Specialty than the percentage interest in U.S. Office Products that such options
represented before the Distribution. At            , 1998, persons who are
expected to become School Specialty employees held options to purchase, in the aggregate, shares of U.S. Office Products Common Stock.

RESTRICTIONS ON TRANSFER

    Shares of School Specialty Common Stock distributed to the U.S. Office Products Stockholders pursuant to School Specialty Distribution will be freely transferable under the Securities Act, except for shares received by any persons who may be deemed to be "affiliates" of School Specialty as that term is defined in Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of School Specialty after School Specialty Distribution generally include individuals or entities that control, are controlled by, or are under common control with, School Specialty and may include certain officers and directors of School Specialty as well as principal stockholders of School Specialty. Persons who are affiliates of School Specialty will be permitted to sell their shares of School Specialty Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided for private transactions or Rule 144 under the Securities Act.

EXPENSES OF THE DISTRIBUTIONS

    U.S. Office Products estimates that the direct legal, financial advisory, investment banking, financing, accounting, printing, mailing and other expenses (including the fees of U.S. Office Products' and the Spin-Off Companies' transfer agents) of the Strategic Restructuring Plan, including the
Distributions, will total approximately $         . Upon request, U.S. Office
Products will pay the reasonable expenses of brokerage firms, custodians, nominees and fiduciaries who are record holders of U.S. Office Products Common Stock for forwarding this Information Statement/Prospectus to the beneficial owners of such shares. The foregoing expenses will be allocated among U.S. Office Products and the Spin-Off Companies pursuant to a formula to be determined. See "Arrangements Among U.S. Office Products, School Specialty and the Other Spin-Off Companies--Distribution Agreement."

           ARRANGEMENTS AMONG U.S. OFFICE PRODUCTS, SCHOOL SPECIALTY
            AND THE OTHER SPIN-OFF COMPANIES AFTER THE DISTRIBUTIONS

    Following the School Specialty Distribution, U.S. Office Products and School Specialty will operate independently, and (except for interests U.S. Office Products may retain pursuant to certain pledge agreements) neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships among U.S. Office Products, School Specialty and the Other Spin-Off Companies after the Distributions, and to provide mechanisms for an orderly transition, on or before the Distribution Date, U.S. Office Products, School Specialty and the Other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement and the Spin-Off Companies will enter into the Tax Indemnification Agreement. The terms of the Distribution Agreement, the Tax Allocation Agreement, the Tax Indemnification Agreement and the Employee Benefits Agreement have not yet been finally determined. Those terms will be agreed to while School Specialty is a wholly-owned subsidiary of U.S. Office Products. In addition, the Investment Agreement specifies certain terms of this Agreement and provides that they are subject to CD&R's reasonable approval. Therefore, they will not be the result of arms'-length negotiations between independent parties.

    Although the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, and Employee Benefits Agreement have not been finally determined, School Specialty currently expects that the terms will include those described below. There can be no assurance that the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement will not be less favorable to the stockholders of School Specialty than the terms set out below.

DISTRIBUTION AGREEMENT

    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement is expected to provide for the transfer from U.S. Office Products to School Specialty of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in the business of School Specialty as well as the transfer, in certain instances, of other assets related to the business of School Specialty. It is also expected to provide that the recovery on any claims under applicable acquisition agreements that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of School Specialty in connection with the Distributions (the "School Specialty Acquisition Indemnity Claims") will be allocated between U.S. Office Products and the applicable Spin-Off Company under a formula to be determined. In addition, to the extent that the School Specialty Acquisition Indemnity Claims are secured by the pledge of stock of U.S. Office Products and the Spin-Off Companies that is owned by persons who sold businesses to U.S. Office Products that will become part of School Specialty (and no previous claims have been made against such shares), the pledged shares will be used, subject to the final resolution of the claim, to reimburse U.S. Office Products and the applicable Spin-Off Company their respective damages and expenses in accordance with the agreed upon allocation of recovery rights, which will be determined prior to the School Specialty Distribution.

    DEBT. The Distribution Agreement is expected to provide that School Specialty will have, at the time of the School Specialty Distribution, $80.0 million of debt plus the amount of any additional debt incurred after the date of the Investment Agreement by U.S. Office Products or School Specialty in connection with the acquisition of entities that will become subsidiaries of School Specialty in connection with the Distributions. School Specialty estimates that there will be no additional debt.

    ASSUMPTION OF LIABILITIES. The Distribution Agreement is expected to allocate and provide for the assumption of financial responsibility for certain liabilities (other than taxes and employee benefit matters which will be governed by separate agreements) among U.S. Office Products, School Specialty and the Other Spin-Off Companies. School Specialty will be responsible for (i) any liabilities arising out of or in connection with the businesses conducted by School Specialty and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, the Tax Allocation Agreement, the Tax Indemnification Agreement and the Employee Benefits Agreement and related agreements, (iii) its liabilities for the debt described above, (iv) certain securities liabilities and (v) any liabilities of U.S. Office Products relating to earn-out or bonus payments owed by U.S. Office Products in respect of School Specialty or its subsidiaries. In addition, the Distribution Agreement is expected to provide for sharing of certain liabilities among some or all of the parties. First, each of U.S. Office Products, School Specialty and the other Spin-Off Companies will bear a portion, on a basis to be determined, of (i) any liabilities of U.S. Office Products' under the securities laws arising from events prior to the Distributions (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products), (ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) and (iii) transactions costs (including legal, accounting, investment banking, and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan. Second, if U.S. Office Products is entitled to an indemnity from one of the other Spin-Off Companies and such debt proves to be uncollectible, such liabilities will be shared on a basis to be determined.

    The Distribution Agreement is expected to provide that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.

    OTHER PROVISIONS. The Distribution Agreement is expected to have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.

TAX ALLOCATION AGREEMENT

    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.

    U.S. Office Products estimates that if all of the Distributions fail to qualify as tax-free spin-offs under Section 355 of the Code or U.S. Office Products recognizes taxable gain as a result of the application of Section 355(e) of the Code with respect to all of the Distributions, the aggregate corporate U.S. federal income tax liability (before interest and penalties) that
would result would be approximately $         (based on an estimate of the value
of the Spin-Off Companies; the actual value of the Spin-Off Companies cannot be determined until there is public trading of the Spin-Off Companies' common stock). The Tax Allocation Agreement will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. School Specialty will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, School Specialty will be primarily liable for any Distribution Taxes resulting from any Adverse Tax Act by School Specialty and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S. Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions.

EMPLOYEE BENEFITS AGREEMENT

    In connection with the Distributions, U.S. Office Products expects to enter into the Employee Benefits Agreement with School Specialty and the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distribution subsidiaries will retain or assume responsibility for their current and previous employees. The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The proposed agreement also provides for spinning off portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distribution.

                                DIVIDEND POLICY

    School Specialty does not anticipate declaring and paying cash dividends on School Specialty Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on School Specialty Common Stock will be made by the Board of Directors of School Specialty (the "School Specialty Board") from time to time in the exercise of its business judgment, taking into account School Specialty's financial condition, results of operations, existing and proposed commitments for use of School Specialty's funds and other relevant factors. School Specialty's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                 CAPITALIZATION

The following table sets forth the capitalization of School Specialty at October 25, 1997, (i) on an actual basis; and (ii) on a pro forma basis to reflect the School Specialty Distribution, the allocation of $80.0 million of debt by U.S. Office Products and the purchase acquisition completed subsequent to October 25, 1997. This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations of School Specialty," the historical consolidated financial statements and the pro forma combined financial statements of School Specialty, and the related notes to each thereof, included elsewhere in this Information Statement/Prospectus.

                                                                                             OCTOBER 25, 1997
                                                                                         -------------------------
                                                                                           ACTUAL      PRO FORMA
                                                                                         ----------  -------------
                                                                                              (IN THOUSANDS)
Short-term debt........................................................................  $      273   $       263
Short-term payable to U.S. Office Products.............................................      31,356
                                                                                         ----------  -------------
      Total short-term debt............................................................  $   31,629   $       263
                                                                                         ----------  -------------
                                                                                         ----------  -------------

Long-term debt.........................................................................  $      457   $    79,737
Long-term payable to U.S. Office Products..............................................     103,306

Stockholder's equity:
  Divisional equity....................................................................      23,551       110,276
  Retained earnings....................................................................       9,558         9,558
                                                                                         ----------  -------------
      Total stockholder's equity.......................................................      33,109       119,834
                                                                                         ----------  -------------
      Total capitalization.............................................................  $  136,872   $   199,571
                                                                                         ----------  -------------
                                                                                         ----------  -------------

                            SELECTED FINANCIAL DATA

    The historical Selected Financial Data for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 (except pro forma amounts) have been derived from School Specialty's consolidated financial statements that have been audited and are included elsewhere in the Prospectus/Information Statement. The historical Selected Financial Data for the years ended December 31, 1992 and 1993 have been derived from unaudited consolidated financial statements are not included elsewhere in this Information Statement/Prospectus or incorporated herein by reference. The Selected Financial Data for the six months ended October 26, 1996 and October 25, 1997 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Information Statement/Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

    The pro forma financial data gives effect, as applicable, to the Distribution and the acquisitions completed by School Specialty between May 1, 1996 and February 13, 1998 as if all such transactions had been made on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of School Specialty" that appear elsewhere in this Information Statement/Prospectus.

                          SELECTED FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               SIX MONTHS
                                                                                         FISCAL YEAR ENDED        ENDED
                                                                         FOUR MONTHS         APRIL 26,         -----------
                                                                            ENDED      ----------------------
                                     YEAR ENDED DECEMBER 31,             ------------                 PRO
                           --------------------------------------------   APRIL 30,                  FORMA     OCTOBER 26,
                             1992       1993        1994        1995         1996         1997      1997(2)       1996
                           ---------  ---------  ----------  ----------  ------------  ----------  ----------  -----------
STATEMENT OF INCOME DATA:
Revenues.................  $  65,042  $  76,926  $  119,510  $  150,482   $   28,616   $  191,746  $  339,546   $ 130,673
Cost of revenues.........     48,111     56,280      87,750     105,757       20,201      136,577     235,327      92,740
                           ---------  ---------  ----------  ----------  ------------  ----------  ----------  -----------
Gross profit.............     16,931     20,646      31,760      44,725        8,415       55,169     104,219      37,933
Selling, general and
  administrative
  expenses...............     17,729     18,294      27,281      39,869       10,307       43,462      83,239      24,212
Non-recurring acquisition
  costs..................      1,048                                           1,122        1,792                   1,792
Restructuring costs......                                         2,532                       194         194
                           ---------  ---------  ----------  ----------  ------------  ----------  ----------  -----------
Operating income
  (loss).................     (1,846)     2,352       4,479       2,324       (3,014)       9,721      20,786      11,929
Interest expense.........      1,660      1,845       3,007       5,536        1,461        2,550       7,040       1,725
Interest income..........                                                         (6)                                 (24)
Other (income) expense...         99        228         (86)        (18)          67         (196)       (159)         40
                           ---------  ---------  ----------  ----------  ------------  ----------  ----------  -----------
Income (loss) before
  provision for (benefit
  from) income taxes.....     (3,605)       279       1,558      (3,194)      (4,536)       7,367      13,905      10,188
Provision for (benefit
  from) income taxes.....        216        199         218         173          139       (1,572)      6,396      (2,170)
                           ---------  ---------  ----------  ----------  ------------  ----------  ----------  -----------
Net income (loss)........  $  (3,821) $      80  $    1,340  $   (3,367)  $   (4,675)  $    8,939  $    7,509   $  12,358
                           ---------  ---------  ----------  ----------  ------------  ----------  ----------  -----------
                           ---------  ---------  ----------  ----------  ------------  ----------  ----------  -----------
Pro forma net income per
  share..................                                                                          $     0.08
                                                                                                   ----------
                                                                                                   ----------
Pro forma weighted
  average shares
  outstanding(3).........                                                                              95,963


                                            PRO          PRO
                                           FORMA        FORMA
                           OCTOBER 25,  OCTOBER 26,  OCTOBER 25,
                              1997        1996(2)      1997(2)
                           -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues.................   $ 198,490    $ 234,821    $ 251,119
Cost of revenues.........     138,781      162,158      175,374
                           -----------  -----------  -----------
Gross profit.............      59,709       72,663       75,745
Selling, general and
  administrative
  expenses...............      35,682       48,194       46,269
Non-recurring acquisition
  costs..................
Restructuring costs......
                           -----------  -----------  -----------
Operating income
  (loss).................      24,027       24,469       29,476
Interest expense.........       1,570        3,880        3,880
Interest income..........        (104)
Other (income) expense...           3           73           59
                           -----------  -----------  -----------
Income (loss) before
  provision for (benefit
  from) income taxes.....      22,558       20,516       25,537
Provision for (benefit
  from) income taxes.....      10,151        9,437       11,747
                           -----------  -----------  -----------
Net income (loss)........   $  12,407    $  11,079    $  13,790
                           -----------  -----------  -----------
                           -----------  -----------  -----------
Pro forma net income per
  share..................                $    0.12    $    0.14
                                        -----------  -----------
                                        -----------  -----------
Pro forma weighted
  average shares
  outstanding(3).........                   95,963       95,963

                                                                                 DECEMBER 31,
                                                                  ------------------------------------------  APRIL 30,   APRIL 26,
                                                                    1992       1993       1994       1995        1996        1997
                                                                  ---------  ---------  ---------  ---------  ----------  ----------
BALANCE SHEET DATA:
Working capital (deficit).......................................  $     (51) $   1,140  $   3,512  $  (1,052) $   (3,663) $   13,619
Total assets....................................................     21,905     23,190     44,267     54,040      54,573      87,685
Long-term debt, less current portion............................      8,205      7,175     11,675     15,294      15,031         565
Long-term payable to U.S. Office Products.......................                                                              31,579
Stockholder's (deficit) equity..................................       (365)       545      1,827       (620)     (4,267)     17,136

                                                                     OCTOBER 25, 1997
                                                                  ----------------------
                                                                                 PRO
                                                                    ACTUAL    FORMA (4)
                                                                  ----------  ----------
BALANCE SHEET DATA:
Working capital (deficit).......................................  $   43,938  $   81,458
Total assets....................................................     201,304     237,772
Long-term debt, less current portion............................         457      79,737
Long-term payable to U.S. Office Products.......................     103,306
Stockholder's (deficit) equity..................................      33,109     119,834

------------------------
(1) The historical financial information of the Pooled Companies have been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by School Specialty through February 13, 1998.

(2) Gives effect to the School Specialty Distribution and the purchase acquisitions completed by School Specialty since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(h) of Notes to Pro Forma Combined Financial Statements included herein.

(4) Gives effect to the School Specialty Distribution and the purchase acquisition completed by School Specialty subsequent to October 25, 1997 as if such transactions had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS OF SCHOOL SPECIALTY

INTRODUCTION

    The Company's consolidated financial statements give retroactive effect to the two business combinations accounted for under the pooling-of-interests method during the period from May 1996 to July 1996 (the "Pooled Companies") and include the results of companies acquired in business combinations accounted for under the purchase method from their respective dates of acquisition. Prior to their respective dates of acquisition by U.S. Office Products the Pooled Companies reported results, on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April.

    The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Information Statement/Prospectus.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997 and for the six months ended October 26, 1996 and October 25, 1997, as well as for the fiscal year ended April 26, 1997 and for the six months ended October 26, 1996 and October 25, 1997 on a pro forma basis reflecting the Distribution and the companies acquired in business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                               FOR THE FISCAL YEAR
                                                                      ENDED                     FOR THE SIX MONTHS ENDED
                                  FOR THE YEAR ENDED         ------------------------  -------------------------------------------
                           --------------------------------                PRO FORMA                                   PRO FORMA
                            DECEMBER 31,     DECEMBER 31,     APRIL 26,    APRIL 26,    OCTOBER 26,    OCTOBER 25,    OCTOBER 26,
                                1994             1995           1997         1997          1996           1997           1996
                           ---------------  ---------------  -----------  -----------  -------------  -------------  -------------
Revenues.................         100.0%           100.0%         100.0%       100.0%        100.0%         100.0%         100.0%
Cost of revenues.........          73.4             70.3           71.2         69.3          71.0           69.9           69.1
                                 ------           ------     -----------  -----------       ------         ------         ------
  Gross profit...........          26.6             29.7           28.8         30.7          29.0           30.1           30.9
Selling, general and
  administrative
  expenses...............          22.9             26.5           22.7         24.5          18.5           18.0           20.5
Non-recurring acquisition
  costs..................                                           0.9                        1.4
Restructuring costs......                            1.7            0.1          0.1
                                 ------           ------     -----------  -----------       ------         ------         ------
  Operating income.......           3.7              1.5            5.1          6.1           9.1           12.1           10.4
Interest expense, net....           2.5              3.6            1.3          2.0           1.3            0.8            1.7
Other (income)...........          (0.1)                           (0.1)                                     (0.1)
                                 ------           ------     -----------  -----------       ------         ------         ------
Income (Loss) before
  provision for income
  taxes..................           1.3             (2.1)           3.9          4.1           7.8           11.4            8.7
Provision for (benefit
  from) income taxes.....           0.2              0.1           (0.8)         1.9          (1.7)           5.1            4.0
                                 ------           ------     -----------  -----------       ------         ------         ------
Net income (Loss)........           1.1%            (2.2)%          4.7%         2.2%          9.5%           6.3%           4.7%
                                 ------           ------     -----------  -----------       ------         ------         ------
                                 ------           ------     -----------  -----------       ------         ------         ------


                             PRO FORMA
                            OCTOBER 25,
                               1997
                           -------------
Revenues.................        100.0%
Cost of revenues.........         69.8
                                ------
  Gross profit...........         30.2
Selling, general and
  administrative
  expenses...............         18.5
Non-recurring acquisition
  costs..................
Restructuring costs......
                                ------
  Operating income.......         11.7
Interest expense, net....          1.5
Other (income)...........
                                ------
Income (Loss) before
  provision for income
  taxes..................         10.2
Provision for (benefit
  from) income taxes.....          4.7
                                ------
Net income (Loss)........          5.5%
                                ------
                                ------

PRO FORMA COMBINED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Pro forma revenues increased 6.9%, from $234.8 million for the six months ended October 26, 1996, to $251.1 million for the six months ended October 25, 1997. This increase was primarily due to sales to new accounts, increased sales to existing customers, and higher pricing on certain products in response to increased product costs. Product cost is the most significant element in cost of revenues. Inbound freight, occupancy and delivery charges are also included in cost of revenues.

    Gross profit increased 4.2%, from $72.7 million, or 30.9% of revenues, for the six months ended October 26, 1996 to $75.7 million, or 30.2% of revenues, for the six months ended October 25, 1997. The decrease in gross profit as a percentage of revenues was primarily due to higher freight costs and the discontinuation of higher margin retail operations at some of the six companies acquired during fiscal 1997 in business combinations accounted for under the purchase method ("the Fiscal 1997 Purchased Companies.")

    Selling, general and administrative expenses include selling expenses (the most significant component of which is sales wages and commissions), catalog costs, general administrative overhead (which includes information systems and customer service), and accounting, legal, human resources and purchasing expenses. Selling, general and administrative expenses decreased 4.0%, from $48.2 million, or 20.5% of revenues, for the six months ended October 26, 1996 to $46.3 million, or 18.5% of revenues, for the six months ended October 25, 1997. The decrease in selling, general and administrative expenses as a percentage of revenues reflects the assimilation of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S. during the third quarter of fiscal 1997.

    Provision for income taxes increased from $9.4 million for the six months ended October 26, 1996 to $11.7 million for the six months ended October 25, 1997, reflecting an effective income tax rate of 46.0% in both periods. The high effective income tax rate, compared to the federal statutory rate of 35.0%, was primarily due to state income taxes and non-deductible goodwill amortization.

CONSOLIDATED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Consolidated revenues increased 51.9%, from $130.7 million for the six months ended October 26, 1996, to $198.5 million for the six months ended October 25, 1997. This increase was primarily due to the inclusion of revenues from the six companies acquired in business combinations accounted for under the purchase method during the six months ended October 25, 1997 (the "Fiscal 1998 Purchased Companies") from their respective dates of acquisition and revenues from the Fiscal 1997 Purchased Companies for the entire six month period. Revenues also increased due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

    Gross profit increased 57.4%, from $37.9 million, or 29.0% of revenues, for the six months ended October 25, 1996 to $59.7 million, or 30.1% of revenues, for the six months ended October 25, 1997. The increase in gross profit as a percentage of revenues was due primarily to an increase in revenues from higher margin products, primarily as a result of the purchase acquisitions of three companies selling the higher margin specialty product lines during the six months ended October 25, 1997, and as a result of improved purchasing and rebate programs negotiated with vendors.

    Selling, general and administrative expenses increased 47.4%, from $24.2 million, or 18.5% of revenues, for the six months ended October 26, 1996 to $35.7 million, or 18.0% of revenues, for the six months ended October 25, 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to the assimilation of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S during the third quarter of fiscal 1997.

    The Company incurred non-recurring acquisition costs of $1.8 million for the six months ended October 26, 1996, in conjunction with the acquisition of the Pooled Companies. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction-related obligations. The Company does not anticipate incurring any additional such costs for the next two years because the Company is precluded from completing acquisitions under the pooling-of-interests method as a result of the Distribution. Generally accepted accounting principles ("GAAP") require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interest method of accounting. The Company does not anticipate incurring any such costs for the next two years since, as a result of the School Specialty Distribution, the Company is precluded from completing acquisitions under the pooling of interests method of accounting for two years from the Distribution Date.

    Interest expense, net of interest income, decreased 13.8%, from $1.7 million for the six months ended October 26, 1996 to $1.6 million for the six months ended October 25, 1997.

    Provision for income taxes increased from a tax benefit of $2.2 million for the six months ended October 25, 1996 to tax expense of $10.2 million for the six months ended October 25, 1997, reflecting effective income tax rates of -21.3% and 45.0%, respectively. The income tax benefit during the six months ended October 26, 1996 is primarily due to the reversal of a deferred tax asset valuation allowance of approximately $5.3 million established by one of the Pooled Companies prior to acquisition, consisting primarily of the tax benefit of a net operating loss carryforward, as it was considered more likely than not the deferred tax benefits would be realized. The high effective income tax rate for the six months ended October 25, 1997, compared to the federal statutory rate of 35.0%, was primarily due to state income taxes and non-deductible goodwill amortization.

YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenues increased 27.4%, from $150.5 million in 1995, to $191.7 million in fiscal 1997. This increase was primarily due to the inclusion, for fiscal 1997, of revenues from the Fiscal 1997 Purchased Companies from their respective dates of acquisition, sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

    Gross profit increased 23.4%, from $44.7 million, or 29.7% of revenues, in 1995 to $55.2 million, or 28.8% of revenues, in fiscal 1997. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, resulting from the acquisition of the Fiscal 1997 Purchased Companies, which traditionally had lower gross profits as a percentage of revenues. This decrease was partially offset by improved purchasing and rebate programs negotiated with vendors and the Company's ability to take advantage of term discounts due to improved cash flows.

    Selling, general and administrative expenses increased 9.0%, from $39.9 million, or 26.5% of revenues, in 1995 to $43.5 million, or 22.7% of revenues, in fiscal 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to the consolidation of two warehouses into one regional facility in the Northeastern U.S. during third quarter of fiscal 1997, the assimilation of a company acquired during 1995 in a business combination accounted for under the purchase method (the "1995 Purchased Company") and reduced executive compensation expense at one of the Pooled Companies after being acquired by U.S. Office Products in July 1996.

    The Company incurred non-recurring acquisition costs of $1.8 million in fiscal 1997, in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction-related obligations. The Company does not anticipate incurring any additional such costs for the next two years because the Company is precluded from completing acquisitions under the pooling-of-interests method as a result of the Distribution. GAAP requires the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interest method.

    The Company incurred restructuring costs of $2.5 million and $194,000 during 1995 and fiscal 1997, respectively. These costs represent the external costs and liabilities to close redundant Company facilities, severance costs related to the Company's employees and other costs associated with the Company's restructuring plans. The Company expects to incur similar costs in the future as the Company continues to review its operations, with the intention of continuing to eliminate redundant facilities. See "Business--Cost Reduction and Other Efficiencies."

    Interest expense, net of interest income, decreased 53.9%, from $5.5 million in 1995 to $2.6 million in fiscal 1997. The decrease was due primarily to the repayment of substantially all of the Company's debt in conjunction with the acquisition of the Pooled Companies by U.S. Office Products, lower interest rates being charged on the Company's short-term debt with U.S. Office Products and no interest being charged on the Company's long-term debt with U.S. Office Products.

    Provision for income taxes decreased from $173,000 in 1995 to a tax benefit of $1.6 million in fiscal 1997, reflecting effective income tax rates of -5.4% and -21.3%, respectively. The provision for income taxes in 1995 is a result of the Company recording a full valuation allowance on the deferred tax asset resulting from the net operating loss carry forwards created during 1995. The income tax benefit in fiscal 1997 was the result of the Company reversing a deferred tax asset valuation allowance of approximately $5.3 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues increased 25.9%, from $119.5 million in 1994, to $150.5 in 1995. This increase was primarily due to the inclusion in 1995 of the 1995 Purchased Company from its date of acquisition and revenues from one company acquired in a business combination accounted for under the purchase method of accounting during 1994 (the "1994 Purchased Company") for the entire year.

    Gross profit increased 40.8%, from $31.8 million, or 26.6% of revenues, in 1994 to $44.7 million, or 29.7% of revenues, in 1995. The increase in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily attributed to the acquisition of the 1995 Purchased Company, which had a higher gross profit as a percentage of revenues and a reduction in lower margin bid revenues.

    Selling, general and administrative expenses increased 46.1%, from $27.3 million, or 22.9% of revenues, in 1994 to $39.9 million, or 26.5% of revenues, in 1995. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to the 1994 and 1995 Purchased Companies, which operated with higher levels of selling general and administrative expenses as a percentage of revenues.

    Interest expense, net of interest income, increased 84.1%, from $3.0 million in 1994 to $5.5 million in 1995. The increase was due primarily to additional borrowings to finance the acquisition of the 1995 Purchased Company, a full year of interest expense on debt incurred to finance the acquisition of the 1994 Purchased Company and higher average borrowings on the Company's revolving credit facility resulting from financing the operations of the 1994 and 1995 Purchased Companies.

    Provision for income taxes decreased from $218,000 in 1994 to $173,000 in 1995, reflecting effective income tax rates of 14.0% and -5.4%, respectively. The low effective income tax rate in 1994 is due to the Company's utilization of a net operating loss carry forward the benefit of which had not been reflected as income in prior years.

LIQUIDITY AND CAPITAL RESOURCES

    At October 25, 1997 the Company had working capital of $43.9 million. The Company's capitalization, defined as the sum of long-term debt, long-term payable to U.S. Office Products and stockholders' equity, at October 25, 1997 was $136.9 million. On a pro forma basis at October 25, 1997, the Company had working capital of $81.5 million and capitalization of $199.6 million.

    During the six months ended October 25, 1997, net cash used in operating activities was $3.0 million. Operating activities were primarily impacted by increased receivables attributed to the seasonality of the Company's business. Net cash used in investing activities was $71.5 million, including $68.1 million for acquisitions and $3.4 million for additions to property and equipment. Net cash provided by financing activities was $74.4 million, including $76.4 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt assumed with the acquisition of the fiscal 1998 Purchased Companies, partially offset by $1.9 used to repay indebtedness.

    During the six months ended October 26, 1996, net cash used in operating activities was $7.7 million. Operating activities were impacted by increased receivables attributed to the seasonality of the Company's business. Net cash used in investing activities was $14.5 million, including $7.2 million for acquisitions, $5.7 for additions to property and equipment and $1.6 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $22.2 million, including $65.0 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with those companies acquired during the six months ended October 26, 1996, partially offset by $45.6 million used for the repayment of indebtedness, primarily at the companies acquired during the six months ended October 26, 1996.

    During fiscal 1997, net cash provided by operating activities was $2.6 million. Net cash used in investing activities was $16.7 million, including $7.7 million for acquisitions, $7.2 million for additions to property and equipment and $1.8 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $14.1 million, including $58.3 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with the fiscal 1997 Purchased Companies and the payment of debt of the Pooled Companies, partially offset by $46.9 million used for the net repayment of indebtedness, primarily at the fiscal 1997 Purchased Companies.

    During 1995, net cash provided by operating activities was $4.8 million. Net cash used in investing activities was $6.0 million, including $5.4 million for acquisitions and $881,000 for additions to property and equipment. Net cash provided by financing activities was $1.2 million, including net proceeds from the issuance of debt of $2.4 million and $500,000 received from the issuance of common stock partially offset by payments of indebtedness of $1.5 million.

    During 1994, net cash used in operating activities was $268,000. Net cash used in investing activities was $2.9 million, including $2.1 million for acquisitions and $630,000 for additions to property and equipment. Net cash provided by financing activities was $3.2 million, consisting of proceeds from the issuance of debt of $5.1 million, partially offset by payments of indebtedness of $2.0 million.

    The Company's anticipated capital expenditures budget for the next twelve months is approximately $2.0 million. The largest items include operational and financial reporting software, computer hardware and warehouse equipment.

    The Company expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $80.0 million of debt by U.S. Office Products resulting in the forgiveness of $86.7 million at October 25, 1997, which will be reflected in the pro forma combined financial statements as a contribution of capital by U.S. Office Products. The Company intends to enter into a credit facility concurrently with the Distribution which will contain certain financial and other covenants, including maintenance of certain financial tests and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions. The

Company expects that the credit facility will be adequate to repay the debt allocated by U.S. Office Products and to fund working capital and capital expenditure needs. The Company expects that a portion of the credit facility will also be available to fund the cash portion of future acquisitions subject to the maintenance of bank covenants.

    School Specialty is also exploring the issuance of School Specialty Common Stock in a public offering concurrent with or soon after the School Specialty Distribution, the amount of which has not been determined. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that School Specialty can issue in connection with the School Specialty Distribution without jeopardizing the tax-free treatment of the School Specialty Distribution, the amount of School Specialty capital stock that will be issued in such a public offering has not been determined and will be limited by the factors discussed in "Risk Factors--Tax Matters," "--Limitation on Equity Offerings and the Use of Company Common Stock in Acquisitions" and "The School Specialty Distribution--U.S. Federal Income Tax Consequences of the School Specialty Distribution."

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's business is subject to seasonal influences. The Company's historical revenues and profitability have been dramatically higher in the first two quarters of its fiscal year (May-October) primarily due to increased shipments to customers coinciding with the start of each school year.

    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired by the Company may differ substantially from those of the Company, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following table sets forth certain unaudited consolidated quarterly financial data for the year ended December 31, 1995 and the fiscal year ended April 26, 1997 (in thousands). The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information. This quarterly information is not comparative because of the high degree of seasonability in School Specialty's business. Revenues and profitability are significantly higher in the months of May through October, with the most significant portion of revenue and profit occurring in the months of July through September. On a fiscal year basis (years ending in April) this six month (May through October) period falls in the first two quarters of the fiscal year. On a calendar year basis, the most profitable three months (July through September) fall in the third quarter.

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                          -------------------------------------------------------
                                                            FIRST      SECOND      THIRD     FOURTH      TOTAL
                                                          ---------  ----------  ---------  ---------  ----------
Revenues................................................  $  18,760  $   36,702  $  69,192  $  25,828  $  150,482
Gross profit............................................      4,960      11,130     20,795      7,840      44,725
Operating income (loss).................................     (3,014)      1,196      8,934     (4,792)      2,324
Net income (loss).......................................     (3,711)       (252)     4,309     (3,713)     (3,367)

                                                                         YEAR ENDED APRIL 26, 1997
                                                          -------------------------------------------------------
                                                            FIRST      SECOND      THIRD     FOURTH      TOTAL
                                                          ---------  ----------  ---------  ---------  ----------
Revenues................................................  $  58,991  $   71,682  $  29,304  $  31,769  $  191,746
Gross profit............................................     18,110      19,823      7,664      9,572      55,169
Operating income (loss).................................      5,197       6,732     (1,520)      (688)      9,721
Net income (loss).......................................      5,345       7,013       (787)    (2,632)      8,939

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during the year ended December 31, 1994 and 1995 or the fiscal year ended April 26, 1997.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period EPS data presented. The Company intends to adopt SFAS No. 128 in fiscal 1998. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130. "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

                               INDUSTRY OVERVIEW

    The school supply market consists of the sale of non-textbook school supplies, furniture and equipment for school and classroom use to school districts, individual schools, teachers, and curriculum specialists who purchase School Specialty's products for school and classroom use. According to data collected by the National School Supply & Equipment Association ("NSSEA"), sales of educational supplies and equipment (which is defined by NSSEA as educational products sold by dealers for use by educational institutions or as a supplement to learning outside of the classroom) to the school supply market is approximately $6.1 billion, with over $3.6 billion sold to institutions and $2.5 billion sold to consumers.

    According to the U.S. Department of Education, in all 50 states, there are 15,996 school districts, 108,577 public and private elementary and secondary schools, and 3.1 million teachers. School supply procurement decisions are made at the school district level by administrators and curriculum specialists, at the school level by principals and at the classroom level by teachers. Some school supplies are purchased directly from manufacturers while others are purchased through distributors. The NSSEA study states that there are over 3,400 distributors of school supplies. The majority of these distributors are family- or employee-owned companies with revenues under $20.0 million that operate in a single region. In addition to School Specialty, only two other companies have a measurable presence in the market, with annual revenues in excess of $130.0 million. School Specialty believes the demand for timely order fulfillment at competitive prices, combined with the need to invest in automated inventory systems and electronic ordering systems, is accelerating the trend toward consolidation in the industry.

    The volume of school supplies is influenced by the size of the student population. According to the U.S. Department of Education student enrollment in grades kindergarten through 12 began growing in 1986. Student enrollment reached an all-time peak in 1996 with 51.5 million students. Current projections by the U.S. Department of Education indicate that, student enrollment will continue to grow to 54.4 million in the year 2006. As a result of these trends, the U.S. Department of Education projects that expenditures in public elementary and secondary schools will rise through the year 2007. In current dollars, expenditures of $272.4 billion in 1997 are projected to increase to $340.7 billion by the year 2001. In constant 1994-95 dollars, $257.3 billion in expenditures is projected to grow to $284.2 billion by the year 2001, and to $314.1 billion by the year 2007. These rising expenditures include a projected increase in per pupil spending in current dollars from $5,961 per pupil in 1997 to $7,179 in the year 2001.

    The following table sets forth information published by U.S. Department of Education regarding the growth in enrollment in grades kindergarten through 12 and the projected growth in expenditures from 1997 through 2001.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  PROJECTED ENROLLMENT IN PUBLIC AND PRIVATE ELEMENTARY AND SECONDARY SCHOOLS

No. of Students (millions)
1997                                                                                     52.2
1998                                                                                     52.7
1999                                                                                     53.1
2000                                                                                     53.5
2001                                                                                     53.7
Year
SOURCE: U.S. Department of Education
Projected Current Expenditures Per Pupil in Public Elementary and Secondary
Schools
                                                                                  $ Per Pupil
1997                                                                                   $5,961
1998                                                                                   $6,208
1999                                                                                   $6,487
2000                                                                                   $6,833
2001                                                                                   $7,179

                                    BUSINESS

OVERVIEW

    Based on volume of sales, School Specialty is the largest distributor in the United States of non-textbook educational supplies for grades pre-kindergarten through 12. School Specialty distributes both general school supplies under the School Specialty and Re-Print tradenames and specialty brands owned by School Specialty under the names Childcraft Education Corp.-Registered Trademark-, Sax Arts & Crafts-Registered Trademark- and Gresswell-Registered Trademark-. General school supplies distributed by School Specialty include classroom supplies, art supplies, instructional materials, furniture and equipment. Childcraft Education Corp.-Registered Trademark-, Sax Arts & Crafts-Registered Trademark- and Gresswell-Registered Trademark- distribute supplies for early childhood education, art, and libraries, respectively. School Specialty believes that it operates a unique blend of distribution methods, directing its sales efforts to both the administrative and school levels of decision making in the educational system. School Specialty's specialty brands enrich its general product offering and open opportunities to distribute its general school supplies to the customers of its specialty brands.

    With over 32,000 stock keeping units (SKUs), School Specialty offers customers one source for virtually all of their school supply needs. School Specialty's general school supplies include a comprehensive selection of classroom supplies, instructional materials, educational games, art supplies, school forms (such as reports, planners and academic calendars), physical education equipment, audio-visual equipment, school furniture and indoor and outdoor equipment. School Specialty's specialty brands offer products for certain disciplines within the school supply market. Childcraft Education Corp.-Registered Trademark- sells to the early childhood market, and carries over 1,000 exclusive or proprietary products, including products manufactured by its wholly-owned subsidiary, Bird-In-Hand Woodworks, a leading manufacturer of wood products for classroom furniture and equipment in the early childhood industry, such as library shelving, cubbies, easels, desks, and play vehicles. Sax Arts & Crafts-Registered Trademark- is a recognized leader for art instruction materials, including paints, brushes, paper, ceramics, art metals, and materials for printmaking, fabric decoration, and glass, leather, and wood crafts. Sax Arts & Crafts-Registered Trademark- offers a toll free "Art Saavy Hotline" with a staff of 15 professional artists available to answer customers' questions regarding products, media, and safety data.
Gresswell,-Registered Trademark- which operates in the United Kingdom, offers library-related products such as furniture, children's furniture, media display and storage, shelf display accessories, signs, shelving, presentation equipment and materials for book maintenance, filing and storage, exhibition display, and library security, as well as the expertise of dedicated sales and design teams using the latest CAD technology to help customers in the planning, design and installation of library projects.

    School Specialty acts primarily as a distributor of products manufactured by others, except for furniture manufactured by its Bird-in-Hand Woodworks subsidiary, and school forms, planners and calendars produced by School Specialty. School Specialty generally purchases products and holds them in inventory to satisfy customer orders, though it also places customer orders directly with School Specialty's suppliers. School Specialty markets its products through both a "top down" approach to procurement officials at the district (state, regional, and local) and school levels and a "bottom up" approach to curriculum specialists and teachers. School Specialty's 290 sales representatives focus primarily on administrative decision makers, while sales to curriculum specialists and over 2.1 million teachers are primarily (but not exclusively) through School Specialty's 6.9 million catalogs mailed each year.

BUSINESS STRATEGY

    School Specialty's strategy is to increase earnings and cash flow through
(i) growth by acquisitions in geographic markets where School Specialty is not well represented and into new specialty product lines, (ii) increased profitability and efficiency of acquired companies, and (iii) penetration of new markets and expanding the customer base in existing markets.

    ACQUISITION STRATEGY

    School Specialty believes there are extensive acquisition opportunities among the over 3,400 school supply distributors in the United States. School Specialty intends to focus its acquisition efforts on geographic markets in which it is not well represented and on acquisition of new specialty product lines. School Specialty is currently seeking acquisition candidates primarily in states where the predictions for growth in student population and education spending are high but is not limiting itself to those markets. With respect to new specialty product lines, School Specialty is focusing on acquisitions of businesses that supply materials for art, library, science, physical education, media centers, technology lab and music subjects.

    School Specialty gained experience in locating, acquiring and integrating acquisitions through the acquisition activity of Old School prior to its acquisition by U.S. Office Products and through the acquisition program carried on by U.S. Office Products. From 1991 until it joined U.S. Office Products in 1996, Old School acquired five businesses with aggregate annual revenues at the time of acquisition of over $90.0 million. Since May 1996 when it joined U.S. Office Products, Old School has acquired an additional 14 businesses, adding annual revenues of over $225.0 million. Of the 19 acquisitions completed by Old School, 16 (accounting for $237.0 million of annual revenue) have been general school supply businesses and three (accounting for $78.0 million of annual revenue) have been specialty products businesses. Current management of School Specialty has been involved in substantially all of these acquisitions.

    In furtherance of its acquisition strategy, School Specialty routinely reviews and conducts investigations of potential acquisitions. When School Specialty believes a favorable opportunity exists, School Specialty seeks to enter into discussions with the owners of such businesses regarding the possibility of an acquisition by School Specialty. As of the date of this Information Statement/Prospectus, School Specialty does not have any agreements or pending acquisitions and has not entered into any letters of intent with respect to pending acquisitions.

    COST REDUCTION AND OTHER EFFICIENCIES

    School Specialty believes that significant operating synergies are available in the acquisitions it makes through centralizing management-intensive, fixed-cost administrative functions at its corporate headquarters. Such functions include catalog production, management information systems, administration, finance, accounting, organizational development, and acquisitions. When fully integrated into School Specialty's distribution model, the regional distribution divisions are free to focus on direct sales, customer service, warehousing, and delivery. School Specialty's goal is to retain experienced employees who can be promoted to higher levels of productivity. Employees performing redundant administrative tasks are re-deployed to line functions or their positions are eliminated.

    As part of its integration of acquired businesses, School Specialty introduces its catalog and merchandising plan and related inventory to take full advantage of its volume purchasing power and seeks to negotiate better prices and terms from its suppliers. By implementing its inventory management system, School Specialty seeks to increase annual turnover of inventory from the levels experienced at the acquired companies to higher levels generally achieved in School Specialty's fully converted acquisitions.

    School Specialty also seeks to improve the fill rates of orders that are filled from in-stock products from the rates at acquired companies. School Specialty's fill rate at fully integrated acquisitions is approximately 96%. Higher fill rates reduce order fulfillment costs and improve customer satisfaction. School Specialty implements its proprietary PC-based Order Management System (OMS-Registered Trademark-) to allow customers to process orders based on pricing specifically negotiated by School Specialty and individual customers for a particular group of products used by such customer.

    School Specialty is currently in the process of eliminating redundant facilities. School Specialty believes that six distribution centers, strategically located throughout the United States, can effectively serve all regions of distribution for its general supply business. School Specialty has completed the relocation or expansion of five general supply distribution facilities and is in the process of reviewing further consolidations of its remaining 12 general supply distribution facilities located in the U.S.

    EXPANSION OF SALES EFFORTS

    The Company is now in the process of expanding its sales force into new geographic territories. School Specialty is also extending access to its proprietary Order Management System OMS-Registered Trademark- and SchoolSpec-Registered Trademark- system to new school districts and school buildings. OMS-Registered Trademark- allows schools to develop records relating to historical purchase orders and to develop accurate budgets based upon prior orders. OMS allows order to be sent electronically to School Specialty and processed for immediate inventory allocation and shipment. SchoolSpec-Registered Trademark- is a proprietary PC-based furniture specification and bidding system developed by School Specialty to facilitate school furniture and equipment purchases and planning at the school level and also to help School Specialty sales associates enhance the sales of furniture and equipment.

    Childcraft Education Corp.-Registered Trademark-, Sax Arts &
Crafts-Registered Trademark-, and Gresswell-Registered Trademark- are also expanding and strengthening their specialists in the early childhood, art and library functions of education systems to increase their market share.

PRODUCT LINES

    School Specialty offers customers throughout the country one stop for virtually all of their school supply needs. With over 32,000 SKUs to choose from, the school district procurement officer, the principal, and the teacher can obtain from one source a comprehensive selection of classroom supplies, instructional materials, educational games, art supplies, school forms (such as reports, planners and academic calendars), physical education equipment, audio-visual equipment, school furniture, and indoor and outdoor equipment. Re-Print offers substantially similar product offerings but focuses more closely on catalog distribution and sales directly to teachers. School Specialty believes it is the largest school furniture resale source in the United States. School Specialty has been granted exclusive franchises for certain furniture lines for specific territories and School Specialty enjoys volume purchasing power in open furniture lines.

    School Specialty's specialty brands offer product lines for specific educational disciplines. Childcraft Education Corp.-Registered Trademark-distributes early childhood education supplies and materials. It also distributes early childhood wood classroom furniture and equipment (produced by its subsidiary, Bird-in-Hand Woodworks) such as library shelving, cubbies, easels, desks, and play vehicles. Sax Arts & Crafts-Registered Trademark-distributes materials for art instruction, including paints, brushes, paper, ceramics, art metals, and materials for printmaking, fabric decoration, and glass, leather, and wood crafts. Gresswell-Registered Trademark- offers library-related products through its mail order division. These products include furniture, children's furniture, media display and storage, shelf display accessories, signs, shelving, presentation equipment, and materials for book maintenance, filing and storage, exhibition display, and library security. Shelving, counters, and office furniture may be installed by the Gresswell-Registered Trademark- Projects Division.

    School Specialty employs merchandising managers who continually review and update the product lines for each operating division. The merchandising managers convene customer focus groups and advisory panels to ascertain whether current offerings are well-received and to anticipate future demand. The merchandising managers also travel to product fairs and conventions seeking out new product lines. This annual review process results in an organic reshaping and expansion of the educational materials being offered by School Specialty.

OPERATIONS

    SALES AND MARKETING

    School Specialty believes it has developed a substantially different sales and marketing model from that of traditional school supply and school furnishings distribution companies in the United States. School Specialty's strategy is to use its unique position of owning two distribution platforms with which it can approach the school market. School Specialty's 290 sales representatives focus on "top-down" selling (through districts, school purchasing authorities and schools), while School Specialty's Re-Print Division uses the bottom-up approach through its direct mail catalog selling directly to teachers. To further strengthen its position in the market, School Specialty also owns premier specialty education brands (Childcraft Education Corp.-Registered Trademark-, Sax Arts & Crafts-Registered Trademark-, and Gresswell-Registered Trademark-) that have the potential to enrich the general product offering through cross-merchandising.

    School Specialty has a broad customer base and no single customer accounted for more than 2% of sales during fiscal 1997. Schools typically purchase school supplies and furniture based on an established relationship with relatively few suppliers. School Specialty establishes and maintains its relationship with its customers by assigning accounts within a specific geographic territory to a local area sales representative. Additionally, each account is assigned its designated inside customer service representative.

    School Specialty's customer service representatives call on existing customers frequently to ascertian their supply needs and solve their problems. The representatives maintain contact with customers throughout the order cycle, and assist in processing orders.

    School Specialty's primary compensation program for sales representatives is based on commissions as a percentage of gross profit on sales. For new and transitioning sales representatives, School Specialty offers salary and expense reimbursement until the representative is moved to a full commission compensation structure.

    School Specialty utilizes direct mail catalogs to reach its broader customer base. School Specialty distributes five major catalogs, one for each of its School Specialty general supply, Re-Print, Childcraft Education
Corp-Registered Trademark-, Gresswell-Registered Trademark-, and Sax Arts & Crafts-Registered Trademark- lines. The catalog distribution calendar is generally the same across all product lines. A major catalog containing all product offerings is distributed toward the end of the calendar year so that it is available for school buyers at the beginning of the year. During the year, various catalog supplements are distributed to coincide with the peak school buying season in June through September and following the return of students to school in the fall.

    The number of catalogs distributed with respect to the two general supply distributions and each brand name for each of the past three calendar years and projected catalog distribution for 1998 is set out below. The figures set forth below include all books of over 32 pages sent out (or, with respect to 1998, expected to be sent out) during the calendar year but do not include catalogs that were distributed by discontinued operations.

                                                                         1995        1996         1997        1998
                                                                      ----------  -----------  ----------  ----------
School Specialty general catalogs...................................     115,000      296,750     450,750     600,000
Re-Print............................................................     998,000    1,175,000   2,275,000   3,400,000
Childcraft Education Corp-Registered Trademark-.....................   1,583,000    1,308,000   1,360,000   1,728,000
Gresswell-Registered Trademark-.....................................     100,000    180,000(1)    130,000     150,000
Sax Arts & Crafts-Registered Trademark-.............................     750,000      823,000   1,043,500   1,064,000
                                                                      ----------  -----------  ----------  ----------
    Total...........................................................   3,546,000    3,782,750   5,259,250   6,942,000
                                                                      ----------  -----------  ----------  ----------
                                                                      ----------  -----------  ----------  ----------

------------------------

(1) Includes an extra catalog published against a competitive launch.

    Pricing for School Specialty's product offerings varies by product and channel of distribution. School Specialty's catalog pricing is based in part on vendor pricing and is priced to generate a profit margin to School Specialty. School Specialty generally offers a negotiated discount from catalog price for supplies and responds to quote and bid requests for furniture and equipment. In addition, local sales representatives work with School Specialty's corporate sales force and school supply buyers to achieve a pricing structure based upon the mix of products being procured that is acceptable to school buyers.

    School Specialty generally purchases products and holds them in inventory to satisfy customer orders, though it also places customer orders directly with School Specialty's suppliers. Furniture is generally shipped direct from the manufacturer to the user, bypassing School Specialty's distribution centers.

    PURCHASING AND INVENTORY MANAGEMENT

    School Specialty manages its inventory by continually reviewing daily inventory levels compared to a running 90-day inventory for the previous year, adjusted for incoming orders. School Specialty constantly refines the focus of inventory products through its central inventory management system to pursue the optimum level of scope and depth of product offered. Every item in each of the various distribution regions is forecast on a daily basis to account for the anticipated demand curve, current order activity, and available stock as well as the expected lead time from the supplier. The forecast allows inventory purchases to respond quickly to the high seasonal demand while keeping off-season inventory to a minimum. The information systems for all of School Specialty's distribution centers are interconnected to allow transfer of inventory between facilities to fill regional demand. In addition, all orders can be redirected to the distribution center which is the primary stocking location for a product. School Specialty's inventory management results in inventory turnover that management believes is higher than industry turnover rates and reduces the level of discontinued, excess and obsolete inventory compared to businesses acquired by School Specialty.

    Market surveys by Krebs and Company have shown that the primary determinants of customer satisfaction in the educational supply industry are the completeness and accuracy of shipments received and the timeliness of delivery. School Specialty continues to invest in sophisticated computer systems to automate the order taking, inventory allocation and management, and order shipment processes. As a result, School Specialty has been able to provide superior order fulfillment to its customers. In addition, School Specialty has developed OMS-Registered Trademark-, which allows schools to customize their orders and enter them electronically with School Specialty and provides historical usage reports to schools useful for their budgeting process. During the academic year, School Specialty seeks to fill orders within twenty-four hours of receipt of the order at a 95.0% fill rate and a 99.5% order accuracy rate. During the summer months, School Specialty shifts to a production environment and schedules shipments to coincide with the start of the school year. During the summer months, School Specialty's objectives are to meet a 100% fill rate at a 99.5% order accuracy rate. In the aggregate, School Specialty's order fill rate for June, July and August 1997 exceeded 97.0%.

    During the peak shipping season between June 1 and September 30, each of School Specialty's distribution centers contracts with local common carriers to deliver its product to schools and school warehouses. Reprint and Sax Arts & Craft-Registered Trademark- rely on carriers such as Roadway Package Services, United Parcel Service and the U.S. Postal Service for distribution to customers.

    INFORMATION SYSTEMS

    School Specialty uses two principal information systems, one for its general distribution and another for its specialty market distribution. In the general school supply distribution, School Specialty utilizes a specialized distribution software package used primarily in the office products and paper distribution markets. The software offers a fully integrated process from sales order entry through customer invoicing, and inventory requirements planning through accounts payable. School Specialty's system provides information through daily automatic posting to the general ledger and integrated inventory control. School Specialty has made numerous enhancements to this process that allow greater flexibility in addressing seasonal requirements of the industry and meeting specific customer needs.

    The specialty divisions are moving towards a common mail order system provided by Smith-Gardner & Associates. The Mail-order and Catalog System ("MACS") meets the unique needs of the direct marketing approach with extensive list management and tracking of multiple marketing efforts. The system provides complete and integrated order processing, inventory control, warehouse management, and financial applications.

    Although School Specialty has two principal information systems, these systems integrate general ledger, purchasing and inventory management functions. The software and hardware allow for continued incremental growth as well as the opportunity to integrate new client-server and other technologies into the information systems. Currently, all acquired School Specialty general distribution companies (except one acquired in December 1997) are on the same computer system. The specialty businesses and Re-Print operate on different systems but are moving toward the common MACS system. School Specialty intends to continue to use two principal information systems in its business.

    YEAR 2000 COMPLIANCE

    School Specialty's current information systems as well as those being considered for acquisition by School Specialty's mail order and specialty distribution divisions, currently meet information standards for Year 2000 compliance. School Specialty does not expect that it will incur any material costs and expenses related to bringing its information systems to Year 2000 compliance.

COMPETITION

    School Specialty operates in a highly competitive environment. School Specialty's principal competitors are other national and regional school supply distribution companies. School Specialty is also faced with increasing competition from non-traditional alternate channel competitors, primarily office products contract stationers and office products superstores. As for the traditional school supply distributors, School Specialty believes that there are only two other companies with sales in excess of $130.0 million: Beckley-Cardy and the J.L. Hammett Co. School Specialty believes that it competes favorably with these companies on the basis of service and price.

    The market is highly competitive on a regional basis, but School Specialty believes its heaviest competition is coming from alternate channel competitors such as office product contract stationers and superstores. Their primary advantages over School Specialty are size, location, greater financial resources and buying power. Their primary disadvantage is that their product mix covers only 15 to 20% of the school's needs (measured by volume). In addition, they do not offer special order fulfillment software, which School Specialty believes is increasingly important to adequately service school needs. School Specialty believes it competes favorably with these companies on the basis of service and product offering.

EMPLOYEES

    As of December 31, 1997, School Specialty had 1,322 full-time employees, 266 of whom were employees primarily in management and administration, 430 in regional warehouse and distribution operations, and 626 in marketing, sales, order processing, and customer service. To meet the seasonal demands of its customers, School Specialty employs many seasonal employees during the late spring and summer seasons. Historically, School Specialty has been able to meet its requirements for seasonal employment. As of January 12, 1998, approximately 27 of School Specialty's employees were members of the Teamsters Labor Union at Sax Arts & Crafts' New Berlin, Wisconsin facility. School Specialty considers its relations with its employees to be very good.

FACILITIES

    School Specialty's corporate headquarters are located at 1000 North Bluemound Drive, Appleton, Wisconsin, a combined office and warehouse facility of approximately 120,000 square feet. School Specialty's lease on the Appleton headquarters expires on December 31, 2001. School Specialty leases or owns the following distribution facilities.

                                                                    APPROXIMATE
                                                                       SQUARE      OWNED/            LEASE
LOCATIONS                                                             FOOTAGE      LEASED          EXPIRATION
------------------------------------------------------------------  ------------  ---------  ----------------------
Agawam, Massachusetts.............................................      163,300   Owned      NA
Bethlehem, Pennsylvania...........................................       25,600   Leased     February 28, 1998
Birmingham, Alabama...............................................      180,365   Leased     November 20, 2006
Bowling Green, Kentucky...........................................       42,000   Leased     June 30, 2001
Cary, Illinois....................................................       75,767   Owned      NA
Enfield, London, England..........................................        8,000   Owned      NA
Fargo, North Dakota...............................................       45,571   Owned      NA
Fresno, California................................................       18,480   Leased     December 31, 2001
Hoddesdon, London, England........................................       10,000   Leased     September 1999
Hoddesdon, London, England........................................       10,000   Leased     September 2015
Great Falls, Montana..............................................       47,571   Owned      NA
Lancaster, Pennsylvania...........................................       75,434   Leased     December 31, 2002
Lancaster, Pennsylvania...........................................      204,105   Leased     February 28, 1999
Mt. Laurel, New Jersey............................................       48,000   Leased     May 31, 1998
New Berlin, Wisconsin.............................................       97,500   Leased     March 31, 2002
Oklahoma City, Oklahoma...........................................       37,340   Leased     July 16, 2001
Pollocksville, North Carolina.....................................       84,071   Owned      NA
Portland, Oregon..................................................       30,456   Leased     May 31, 2001
Salina, Kansas....................................................      123,000   Owned      NA

    The Lancaster, Pennsylvania facility is used for manufacturing and the Salina, Kansas facility is used for production of school forms. In addition, School Specialty has ten sales offices throughout the United States.

    School Specialty believes that its properties are adequate to support its operations for the foreseeable future.

                         MANAGEMENT OF SCHOOL SPECIALTY

DIRECTORS AND EXECUTIVE OFFICERS

    Following the School Specialty Distribution, it is anticipated that the directors and executive officers of School Specialty will be as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Daniel P. Spalding...................................          43   Chairman of the Board and Chief Executive Officer
David J. Vander Zanden...............................          43   President, Chief Operating Officer, and Director*
Donald J. Noskowiak..................................          40   Executive Vice President and Chief Financial Officer
Douglas Moskonas.....................................          53   Executive Vice President for School Specialty
                                                                    Divisions
Melvin D. Hilbrown...................................          49   Executive Vice President for Gresswell
Richard H. Nagel.....................................          57   Executive Vice President for Sax Arts & Crafts
Donald Ray Pate, Jr..................................          35   Executive Vice President for Re-Print
Ronald E. Suchodolski................................          51   Executive Vice President for Childcraft Education
                                                                    Corp.
Michael J. Killoren..................................          41   Vice President for School Specialty Divisions
Jonathan J. Ledecky..................................          40   Director*
Leo C. McKenna.......................................          64   Director*
Rochelle Lamm Wallach................................          48   Director*

------------------------

* Messrs. Vander Zanden, Ledecky and McKenna and Ms. Wallach are expected to join the Board of Directors of School Specialty promptly following the School Specialty Distribution. Mr. Vander Zanden is expected to commence his employment with School Specialty in March 1998.

    DANIEL P. SPALDING became Chairman of the Board and Chief Executive Officer of School Specialty in February 1998. Mr. Spalding has served as President of the Educational Supplies and Products Division of U.S. Office Products since 1996. Prior to that time, he served as President, Chief Executive Officer, and a director of Old School since 1988. Prior to 1988, Mr. Spalding was an officer of JanSport, a manufacturer of sports apparel and backpacking equipment. Mr. Spalding was a co-founder of JanSport, and served as President and Chief Executive Officer from 1977 to 1984. Mr. Spalding has been a director of the National School Supply and Equipment Association since 1992 and completed his term as the association's Chairman in November 1997. Mr. Spalding is Michael J. Killoren's cousin.

    DAVID J. VANDER ZANDEN has been chosen to become the Chief Operating Officer of School Specialty in March 1998. He is currently President of Ariens Company since 1992, a manufacturer of outdoor power equipment.

    DONALD J. NOSKOWIAK has served as Chief Financial Officer of School Specialty since 1997. In February 1998, Mr. Noskowiak became an Executive Vice President of School Specialty. He was Vice President, Treasurer and Principal Financial Officer of Old School since 1994. From 1992 through 1994 he was the Corporate Controller of Old School. Before coming to School Specialty, Mr. Noskowiak served as Controller and Chief Financial Officer for Doucas Motors, an automotive dealership chain based in Fond du Lac, Wisconsin from 1990 through 1992. Mr. Noskowiak is a CPA.

    DOUGLAS MOSKONAS joined Old School in 1993 as Vice President of Sales for the Valley Division. Since that time he has served as General Manager for the Valley Division from 1994 through 1996 and was appointed President of School Specialty Distribution in 1997. Prior to joining School Specialty, Mr. Moskonas served as Vice President of Sales for Emmons-Napp Office Products from 1979 through

1993. As of the School Specialty Distribution, Mr. Moskonas is expected to be elected an Executive Vice President of School Specialty for School Specialty Divisions.

    MELVIN D. HILBROWN joined School Specialty as Managing Director of Gresswell with School Specialty's acquisition of Don Gresswell, Ltd. in 1997. He has been Managing Director of Gresswell since 1989. As of the School Specialty Distribution, Mr. Hilbrown is expected to be elected an Executive Vice President of School Specialty for Greswell.

    RICHARD H. NAGEL joined School Specialty with the acquisition of Sax Arts & Crafts-Registered Trademark- in 1997 and serves as President of Sax Arts & Crafts. Mr. Nagel has been with Sax Arts & Crafts since 1975 when he was hired as Assistant General Manager. He was named President of Sax Arts & Crafts in 1990. As of the School Specialty Distribution, Mr. Nagel is expected to be elected an Executive Vice President of School Specialty for Sax Arts & Crafts.

    DONALD RAY PATE, JR. joined School Specialty with the acquisition of The Reprint Corp. in 1996 and serves as President of The Re-Print Corp. Mr. Pate has served as President of The Re-Print Corp. since he acquired The Re-Print Corp. in 1988. As of the School Specialty Distribution, Mr. Pate is expected to be elected an Executive Vice President of School Specialty for Re-Print.

    RONALD E. SUCHODOLSKI joined School Specialty with the acquisition of Childcraft Education Corp.-Registered Trademark- in 1997 and serves as President of Childcraft Education Corp.-Registered Trademark- Mr. Suchodolski has been President of Childcraft Education Corp.-Registered Trademark- since 1995 and was Director of Childcraft's School Division from 1984 through 1989. From 1989 to 1993, Mr. Suchodolski was President of the Judy/Instructo Division of Paramount, and from 1993 through 1995 Mr. Suchodolski served as Senior Vice President of Sales and Marketing for Paramount Publishing's Supplementary Materials Division. As of the School Specialty Distribution, Mr. Suchodolski is expected to be elected an Executive Vice President of School Specialty for Childcraft Education Corp.

    MICHAEL J. KILLOREN has served as Chief Operating Officer of School Specialty Distribution since 1997. From 1992 to 1997, he was Vice
President/Operations of School Specialty. Mr. Killoren is Daniel P. Spalding's cousin. As of the School Specialty Distribution, Mr. Killoren is expected to be elected an Vice President of School Specialty for School Speciality Divisions.

    JONATHAN J. LEDECKY will serve as a Director of School Specialty and each of the other Spin-Off Companies as of the Distribution Date. He founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and will serve as its Chairman of the Board until the Distribution Date and served as its Chief Executive Officer until November 5, 1997. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as the Non-Executive Chairman of the Board of UniCapital Corporation since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc., the nation's largest manufacturer of office furniture products. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.

    LEO C. MCKENNA is a self-employed financial consultant working with personal asset management, corporate planning, acquisitions, merger studies, and negotiations. Mr. McKenna is currently a Member of the Board of Life Insurance Company of Boston and New York (Subsidiary of Boston Mutual Life). He is founder and a director of Ledyard National Bank, where he also serves on the Audit Committee. He is also a director of Rosenthal, A.G. USA. He is a director and member of the John Brown Cook Foundation and an overseer and Chairman of the Finance Committee for the Catholic Student Center at Dartmouth.

    ROCHELLE LAMM WALLACH is President of Strong Advisory Services, a division of Strong Capital Management. Ms. Wallach joined Strong Capital Management in 1994. Prior to that time, she was Chief Operating Officer of AAL Capital Management, a mutual fund manager which she founded in 1986.

    The Company intends to name two additional independent directors after the effective date of the Distribution.

    Directors are elected for a one year term and hold office until their successors have been elected and qualified or until such directors' earlier resignation or removal.

    The School Specialty Board intends to create an Audit Committee effective as of the Distribution Date. The Audit Committee is charged with reviewing School Specialty's annual audit and meeting with School Specialty's independent accountants to review School Specialty's internal controls and financial management practices.

    The School Specialty Board intends to create a Compensation Committee effective as of the Distribution Date. The Compensation Committee is charged with determining the compensation of executive officers of School Specialty and administering any stock option plan School Specialty may adopt.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by School Specialty for services rendered during the year ended April 26, 1997 to the Chief Executive Officer and to each of the four other most highly compensated officers of School Specialty (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION     LONG TERM
                                                              ---------------------  COMPENSATION     ALL OTHER
NAME AND PRINCIPAL POSITION                                     SALARY      BONUS     OPTIONS(#)    COMPENSATION
------------------------------------------------------------  ----------  ---------  -------------  -------------
Daniel P. Spalding,.........................................  $  178,846     --           --             --
  Chairman of the Board, CEO, and Director
Ronald E. Suchodolski,(1)...................................     141,535  $  30,000       --             --
  President,
  Childcraft Education Corp.-Registered Trademark-
Richard H. Nagel,(1)(2).....................................     118,000     29,500       --          $  32,000
  President, Sax Arts & Crafts-Registered Trademark-
Donald Ray Pate, Jr.........................................     220,901     --           --             --
  President, The Re-Print Corp.
Douglas Moskonas............................................      97,266     44,500       15,000         --
  President, School Specialty Division

------------------------

(1) Mr. Suchodolski and Mr. Nagel joined School Specialty in May and July 1997, respectively. The compensation information included in this table reflects the compensation received when employed by predecessor companies.

(2) Other compensation refers to Mr. Nagel's automobile allowance and stay-bonus compensation received by his prior employer.

    No options to acquire securities of School Specialty were granted to or held by the Named Officers in the year ended April 26, 1997. The following table sets forth certain information regarding options to acquire U.S. Office Products Common Stock granted to the Named Officers during the year ended April 26, 1997. As described above, all options were generated by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire

School Specialty Common Stock in connection with the School Specialty Distribution. See "The School Specialty Distribution--Effect on Outstanding U.S. Office Products Options Held by School Specialty Employees."

              OPTIONS GRANTED IN FISCAL YEAR ENDED APRIL 26, 1997

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                      PERCENT OF                               ANNUAL RATES OF STOCK
                                                     TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                                      GRANTED TO                                   OPTION TERM(3)
                                         OPTIONS     EMPLOYEES IN     EXERCISE    EXPIRATION   ----------------------
NAME                                   GRANTED(1)   FISCAL YEAR(2)      PRICE        DATE          5%         10%
-------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
Daniel P. Spalding (4)...............      --                0.0%     $  --           --       $   --      $   --
Ronald E. Suchodolski(5).............      --                0.0%        --           --           --          --
Richard H. Nagel(6)..................      --                0.0%        --           --           --          --
Donald Ray Pate, Jr..................      --                0.0%        --           --           --          --
Douglas Moskonas(7)..................      15,000            6.0%     $   26.58   5/13/2006       250,740     635,425

------------------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the Incentive Plan.

(2) Total options granted refers to options to acquire U.S. Office Products Common Stock given to all employees of the Educational Supplies and Products Division of U.S. Office Products during fiscal 1997.

(3) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

(4) After the end of the fiscal year, Daniel P. Spalding was granted 150,000 options at an exercise price of $15.17, which expire on April 28, 2007.

(5) After the end of the fiscal year, Ronald E. Suchodolski was granted 20,000 options at an exercise price of $18.00, which expire on December 12, 2007.

(6) After the end of the fiscal year, Richard H. Nagel was granted 20,000 options at an exercise price of $18.00, which expire on December 12, 2007.

(7) After the end of the fiscal year, Douglas Moskonas was granted 20,000 options at an exercise price of $18.00, which expire on December 12, 2007.

    The following table sets forth certain information regarding unexercised options held by the Named Officers at April 26, 1997. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire shares of School Specialty Common Stock in connection with the Distribution. See "The School Specialty Distribution--Effect on Outstanding U.S. Office Products Options held by School Specialty Employees."

             AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED 1997
                    AND FISCAL YEAR ENDED 1997 OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                                                                IN-THE-
                                                           NUMBER UNEXERCISED OPTIONS     MONEY (3) OPTIONS AT
                                                                                                 FISCAL
                                SHARES                     HELD AT APRIL 26, 1997(#)         YEAR END($)(4)
                              ACQUIRED ON       VALUE      --------------------------  --------------------------
NAME                         EXERCISE(#)(1) REALIZED($)(2) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  -------------  -------------  -----------  -------------  -----------  -------------
Daniel P. Spalding.........       --         $   --            --            --         $  --         $  --
Ronald E. Suchodolski......       --             --            --            --            --            --
Richard H. Nagel...........       --             --            --            --            --            --
Donald Ray Pate, Jr........       --             --            --            --            --            --
Douglas Moskonas...........       --             --            --            15,000        --            --

------------------------

(1) Represents the number of shares received upon exercise or, if no shares were received, the number of shares with respect to which options were exercised.

(2) The value of exercised options represents the difference between the exercise price of such options and the closing market price of U.S. Office Products Common Stock on the date of exercise.

(3) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.

(4) The value of unexercised options represents the difference between the exercise price of such options and $15.08, the closing market price of U.S. Office Products' Common Stock at April 26, 1997.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

    School Specialty expects to grant non-management directors         options
to purchase School Specialty Common Stock for each year of service.
Non-management directors will be paid $    for each meeting attended and will
also be reimbursed for all out-of-pocket expenses related to their service as directors.

    Jonathan J. Ledecky entered into a services agreement (the "Ledecky Services Agreement") with U.S. Office Products on January 13, 1998, to become effective on the Distribution Date and contingent on the consummation of the Distributions. The agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his November 4, 1997 employment agreement with U.S. Office Products.

    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products and also provides certain benefits and obligations with respect to School Specialty and the other Spin-Off Companies. Under the Ledecky Services Agreement, Mr. Ledecky will remain an employee of U.S. Office Products, at an annual salary of $48,000, through June 30, 2001, with the contract terminable only if he violates the non-competition provision of the Ledecky Services Agreement.

    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions, until the fourth anniversary of the Distribution Date. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products and the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where any U.S. Office Products Company conducts business. (For this purpose, "products or services" are those in effect as of January 13, 1998.) The Ledecky Services Agreement prohibits calling upon managerial employees of the U.S. Office Products Companies to hire them away and Mr. Ledecky from calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky is also barred from hiring away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. The Ledecky Services Agreement includes Mr. Ledecky's agreement that four years is a reasonable period of time for this provision and that U.S. Office Products will assign to School Specialty and the other Spin-Off Companies the ability to enforce the noncompetition provisions described above as to their own businesses.

    Under the Ledecky Services Agreement, the Board of Directors of U.S. Office Products has agreed that Mr. Ledecky will receive a stock option for School Specialty Common Stock from School Specialty as of the Distribution Date. The Board of Directors of U.S. Office Products intends the option to be compensation for Mr. Ledecky's services to School Specialty as a director, and certain services as an employee. The option will cover up to 7.5% of the outstanding School Specialty Common Stock determined as of the Distribution Date, with no anti-dilution provisions in the event of issuance of additional shares of School Specialty Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade (the "Initial Trading Price") on the day School Specialty's Common Stock is first publicly traded (the "First Trade Date").

    Mr. Ledecky's option will be fully exercisable as to two-thirds of the shares it covers when granted. The remainder of the option will become exercisable as follows: (i) as of the 18-month anniversary of the First Trade Date if the average closing trading price over the 15 business days preceding that anniversary date exceeds the Initial Trading Price (with the prices adjusted for stock splits or reverse stock splits or other corporate events that cause School Specialty to adjust substantially all outstanding options) by at least 25% or (ii) as of the sixth anniversary of the First Trade Date if the clause (i) condition is not met and Mr. Ledecky is still employed by U.S. Office Products at that anniversary. Option exercisability will accelerate if Mr. Ledecky dies before the option expires or if and to the extent that School Specialty accelerates the exercise schedule of options for substantially all management option holders. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his noncompetition agreement with School Specialty.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

    School Specialty has entered into employment agreements with the following three of its Named Officers that will continue after the Distribution: Daniel P. Spalding (Chairman and Chief Executive Officer), Donald Ray Pate, Jr. (Executive Vice President and President of Re-Print), and Richard H. Nagel (Executive Vice President and President of Sax Arts & Crafts). After the Distribution, School Specialty intends to enter into an employment agreement with David J. Vander Zanden (President and Chief Operating Officer), that will take effect upon the commencement of his employment in March 1998.

    Daniel P. Spalding, Chief Executive Officer of School Specialty, entered into an employment contract with Old School on April 29, 1996. The contract has an initial term of four years but, unless terminated, is automatically extended at the end of each of the last three years of the initial term for another year. Mr. Spalding receives a base salary of $180,000 and participates in an incentive bonus plan which provides for an annual bonus up to 100% of base salary upon the attainment of profit and revenue objectives. Following the termination of his employment for any reason, Mr. Spalding has agreed not to compete with School Specialty for a period equal to the longer of two years or, in the case of early termination, the years remaining on his contract. If Mr. Spalding is terminated without cause, as defined in the contract, he is entitled to his entire base salary for the years remaining on the contract. In addition, Mr. Spalding may terminate his contract for good cause (e.g., a material, adverse change in his position or responsibilities or any material breach on the part of School Specialty) or within five days of a change in control of School Specialty. The contract defines a change of control to mean: (i) the acquisition of beneficial ownership of 50% or more of voting securities of School Specialty by any person other than U.S. Office Products; (ii) a loss of majority status by the combination of members of U.S. Office Products' Board at the time of its initial public offering and any Board members installed by 2/3 vote of the then-present initial Directors or any Directors subsequently installed by them; (iii) any reorganization of U.S. Office Products unless 75% of the beneficial ownership of U.S. Office Products voting securities remains in the same hands; or (iv) U.S. Office Products or more than 49% of its assets are liquidated.

    David J. Vander Zanden will become President and Chief Operating Officer in March 1998. School Specialty expects to enter into an employment contract with Mr. Vander Zanden with an initial term of two years, with automatic two year extensions unless School Specialty or Mr. Vander Zanden gives 90 days written notice of either party's intent not to renew. School Specialty expects that Mr. Vander Zanden's employment contract will provide for a base salary of $225,000 and participation in an incentive bonus plan based upon the attainment of profit and revenue objectives. School Specialty also expects that Mr. Vander Zanden's employment contract will contain a covenant not to compete upon termination of the agreement, and provide Mr. Vander Zanden the right to terminate the agreement upon a change of control in School Specialty, with change of control to be defined in the agreement. School Specialty also expects to grant options to Mr. Vander Zanden on or shortly after the Distribution.

    Donald Ray Pate, Jr., serves as President of The Re-Print Corp. and entered into an employment contract with Re-Print on July 26, 1996 to serve as its President. The contract runs for four years but provides for two automatic one-year extensions unless Re-Print gives 60 days written notice of its intent not to renew. Mr. Pate's annual base salary is $125,000, and he participates in an executive compensation program developed by U.S. Office Products. Following the termination of his employment for any reason, Mr. Pate has agreed not to compete with Re-Print for the longer of two years or until the end of the contractual term. If Mr. Pate is terminated without cause, he is entitled to receive his base salary for three months or until the end of the initial contractual term, whichever period is greater.

    Richard H. Nagel, President of Sax Arts & Crafts, entered into a four-year employment contract with Sax Arts & Crafts on June 27, 1997 to serve as its President. Mr. Nagel's annual base salary is $125,000, and he participates in School Specialty's management bonus program. Following the termination of his employment for any reason, Mr. Nagel has agreed not to compete with Sax Arts & Crafts for one year. If Mr. Nagel is terminated without cause, he is entitled to receive his base salary for one year or until the end of the contractual term, whichever period is lesser.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The School Specialty Board expects to create a Compensation Committee, which will be charged with determining the compensation of all executive officers. Until the Compensation Committee of the School Specialty Board is created, decisions regarding compensation of the executive officers will be made by the School Specialty Board. No member of the School Specialty Board has ever been an officer of School Specialty or any of its subsidiaries, except that Mr. Spalding is the Chief Executive Officer of School Specialty In addition, Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be the Chairman of U.S. Office Products until the Distribution Date.

                           RELATED PARTY TRANSACTIONS

    On April 29, 1996, U.S. Office Products acquired Old School through a merger in which 2,307,693 shares of U.S. Office Products Common Stock were issued as consideration. Current officers of School Specialty who received shares of U.S. Office Products Common Stock in the transaction include Daniel P. Spalding (309,766 shares, and an additional 30,018 through an IRA for his benefit), Michael J. Killoren (27,018 shares), and Donald J. Noskowiak (27,018 shares). In addition, John S. Spalding (Daniel P. Spalding's father) received 661 shares and an additional 60,034 through an IRA for his benefit, the Patricia M. Spalding Revocable Trust received 70,923 shares, Joanne Lee Killoren received 60,304 shares, Donald Killoren (Michael J. Killoren's father) received 60,778 shares and Leo C. McKenna received 278,005 shares.

    U.S. Office Products acquired The Re-Print Corp. on July 26, 1996 through a reverse merger in which it issued 1,950,000 million shares of U.S. Office Products Common Stock as consideration. In that transaction, Donald Ray Pate, Jr., President of The Re-Print Corp., received 1,076,028 shares of U.S. Office Products Common Stock for his interest in Re-Print. Other shareholders related to Mr. Pate who received shares of U.S. Office Products Common Stock in the merger were Celita Pate Carmichael (30,240 shares), Phillip S. Pate (85,351 shares), Richard K. Pate (73,921 shares), and Mary K. Pate (116,505 shares).

    School Specialty's main office and warehouse facility, a 120,000 square foot building located in Appleton, Wisconsin, is leased from Bluemound Corporation. John S. Spalding, a former member of the Board of Old School and the father of Daniel P. Spalding, Chairman of the Board and Chief Executive Officer of School Specialty, holds a one-third stake in Bluemound. Donald Killoren, father of Michael J. Killoren, an officer of School Specialty, also holds a one-third stake in Bluemound. The lease provides for annual payments of $196,000 through December 31, 2001.

                   PRINCIPAL STOCKHOLDERS OF SCHOOL SPECIALTY

    The following table sets forth the number and percentage of outstanding shares of School Specialty Common Stock that are expected to be beneficially owned by (i) all persons known by School Specialty to own beneficially more than 5% of U.S. Office Products Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. The table reflects shares of U.S. Office Products Common Stock owned as of February 12, 1998. Assuming a Distribution Ratio of one for one, the number and percent of shares of School Specialty Common Stock beneficially owned by each of the following on the Distribution Date should be equal to the number of U.S. Office Products Common Stock owned by them on the Distribution Date (which will exclude any shares purchased from these persons in the Tender Offer), except that the number of shares beneficially owned with respect to options that are exercisable within 60 days of the Distribution Date may be different depending on the ratio at which options for U.S. Office Products Common Stock are replaced with options for School Specialty Common Stock. See "The School Specialty Distribution--Effect on Outstanding U.S. Office Products Options held by School Specialty Employees." Except as otherwise indicated, the business address of each of the following is 1000 North Bluemound Drive, Appleton, Wisconsin 54914.

NAME AND ADDRESS OF BENEFICIAL OWNER                                                            NUMBER      PERCENT
--------------------------------------------------------------------------------------------  ----------  -----------
Daniel P. Spalding (1)......................................................................     200,299       *
Ronald Suchodolski..........................................................................           0           0
Jonathan J. Ledecky(2)......................................................................   2,428,125         1.7%
Richard H. Nagel............................................................................           0           0
Donald Ray Pate, Jr.........................................................................   1,076,028       *
Douglas Moskonas(3).........................................................................       7,500       *
Leo C. McKenna..............................................................................      13,088       *
All current executive officers and directors as a group (12 persons)........................   3,756,128         3.4

5% STOCKHOLDERS
FMR Corp.(4)................................................................................  15,754,406        11.2
  82 Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services Company(4).................................................   8,262,886         5.9
  500 Boylston Street
  Boston, MA 02116

------------------------

*   Less than 1%.

(1) Includes 37,500 shares which may be acquired upon exercise of options exercisable within 60 days following the School Specialty Distribution.

(2) In addition, Mr. Ledecky has an option that will become exercisable on the Distribution Date for a number of shares of School Specialty Common Stock equal to 5% of the shares issued and outstanding on the Distribution Date. See "Management of School Specialty--Director Compensation and Other Arrangements." Excludes options for U.S. Office Products Common Stock that will not be converted into options for School Specialty Common Stock at the time of the School Specialty Distribution.

(3) Includes 7,500 shares which may be acquired upon exercise of options exercisable within 60 days following the School Specialty Distribution.

(4) Based on a Schedule 13G filed with the SEC.

                 DESCRIPTION OF SCHOOL SPECIALTY CAPITAL STOCK

GENERAL

    Set forth below is a summary of the terms of School Specialty's Capital Stock. At the time of the Distribution, School Specialty's authorized capital stock is expected to consist of 150,000,000 shares of School Specialty Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At the time of the Distribution,
School Specialty is expected to have outstanding approximately       shares of
School Specialty Common Stock and no shares of Preferred Stock.

COMMON STOCK

    The holders of School Specialty Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of School Specialty Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." The holders of School Specialty Common Stock are entitled to share ratably in the net assets of School Specialty upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of School Specialty Common Stock have no preemptive rights to purchase shares of stock of School Specialty. Shares of School Specialty Common Stock are not subject to any redemption provisions and are not convertible into any other securities of School Specialty. All of the shares of School Specialty Common Stock to be distributed pursuant to the Distribution will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the School Specialty Board of Directors as shares of one or more classes or series. Subject to the provisions of School Specialty's Certificate of Incorporation and limitations prescribed by law, the School Specialty Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. School Specialty has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the School Specialty Board of Directors to render more difficult or to discourage an attempt to obtain control of School Specialty by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of School Specialty's management. The issuance of shares of the Preferred Stock pursuant to the School Specialty Board of Directors' authority described above may adversely affect the rights of the holders of School Specialty Common Stock. For example, Preferred Stock issued by School Specialty may rank prior to School Specialty Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of School Specialty Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for School Specialty Common Stock or may otherwise adversely affect the market price of School Specialty Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    School Specialty is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. School Specialty has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to School Specialty's Certificate of Incorporation and under Delaware law, directors of School Specialty are not liable to School Specialty or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    School Specialty has not yet appointed a Transfer Agent and Registrar for the School Specialty Common Stock but expects to do so prior to the School Specialty Distribution.

                                    EXPERTS

    The financial statements included in this Information Statement/Prospectus (except as they relate to the unaudited interim periods) have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of shares of School Specialty Common Stock and certain tax matters relating to the Distributions will be passed upon on behalf of School Specialty and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C.

                             SCHOOL SPECIALTY, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
SCHOOL SPECIALTY, INC.
    Introduction to Pro Forma Financial Information........................................................        F-2
    Pro Forma Combined Balance Sheet as of October 25, 1997 (unaudited)....................................        F-4
    Pro Forma Combined Statement of Income for the six months ended October 25, 1997 (unaudited)...........        F-5
    Pro Forma Combined Statement of Income for the six months ended October 26, 1996 (unaudited)...........        F-6
    Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997 (unaudited)............        F-7
    Notes to Pro Forma Combined Financial Statements.......................................................        F-8
    Report of Price Waterhouse LLP, Independent Accountants................................................        F-9
    Report of Ernst & Young LLP, Independent Auditors......................................................       F-10
    Report of BDO Seidman, LLP, Independent Auditors.......................................................       F-11
    Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and October 25, 1997 (unaudited).......       F-12
    Consolidated Statement of Operations for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996
     (unaudited) and October 25, 1997 (unaudited)..........................................................       F-13
    Consolidated Statement of Stockholder's (Deficit) Equity for the years ended December 31, 1994 and
     1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months
     ended October 25, 1997 (unaudited)....................................................................       F-14
    Consolidated Statement of Cash Flows for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996
     (unaudited) and October 25, 1997 (unaudited)..........................................................       F-15
    Notes to Consolidated Financial Statements.............................................................       F-17

AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND SUBSIDIARY
  Report of Altschuler, Melvoin and Glasser LLP, Independent Accountants...................................       F-31
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997 (unaudited)..........       F-32
  Consolidated Statement of Operations for the years ended December 31, 1995 and 1996 and the nine months
    ended September 30, 1996 (unaudited) and 1997 (unaudited)..............................................       F-33
  Consolidated Statement of Changes in Shareholders' Equity for the years ended December 31, 1995 and 1996
    and the nine months ended September 30, 1997 (unaudited)...............................................       F-34
  Consolidated Statement of Cash Flows for the years ended December 31, 1995 and 1996 and the nine months
    ended September 30, 1996 (unaudited) and 1997 (unaudited)..............................................       F-35
  Notes to the Consolidated Financial Statements...........................................................       F-36

SAX ARTS AND CRAFTS, INC.
  Report of Price Waterhouse LLP, Independent Accountants..................................................       F-41
  Balance Sheets as of December 16, 1995, and December 25, 1996 and June 29, 1997 (unaudited)..............       F-42
  Statement of Operations for the years ended December 17, 1994, December 16, 1995 and December 25, 1996
    and the six months ended June 30, 1996 (unaudited) and June 29, 1997 (unaudited).......................       F-43
  Statement of Shareholders' Equity for the years ended December 17, 1994, December 16, 1995 and December
    25, 1996 and the six months ended June 29, 1997 (unaudited)............................................       F-44
  Statement of Cash Flows for the years ended December 17, 1994, December 16, 1995 and December 25, 1996
    and the six months ended June 30, 1996 (unaudited) and June 29, 1997 (unaudited).......................       F-45
  Notes to Financial Statements............................................................................       F-46

                             SCHOOL SPECIALTY, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to the spin-off of School Specialty, Inc. (the "Company"), formerly the Educational Supplies and Products Division of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products shareholders (the "Distribution) and acquisitions completed through February 13, 1998.

    The pro forma combined balance sheet gives effect to the Distribution and the acquisition of American Academic Suppliers Holding Corporation and Subsidiary ("American Academic") by the Company after October 25, 1997, as if both transactions had occurred as of the Company's most recent balance sheet date, October 25, 1997.

    The pro forma combined statement of income for the fiscal year ended April 26, 1997 gives effect to (i) the Distribution; (ii) the acquisitions of six individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ended April 26, 1997 (the "Fiscal 1997 Purchase Acquisitions"); and (iii) the acquisitions of Childcraft Education Corp., Sax Arts & Crafts, Inc. ("Sax Arts & Crafts"), American Academic and four other individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the year ended April 26, 1997 includes (i) the audited financial information of the Company for the year ended April 26, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through their respective dates of acquisitions; and
(iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statement of income for the six months ended October 25, 1997 gives effect to the Distribution and the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the six months ended October 25, 1997 includes the unaudited financial information of the Company for the six months ended October 25, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or October 25, 1997.

    The pro forma combined statement of income for the six months ended October 26, 1996 gives effect to (i) the Distribution; (ii) the Fiscal 1997 Purchase Acquisitions; and (iii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the six months ended October 26, 1996 includes (i) the unaudited financial information of the Company for the six months ended October 26, 1996;
(ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through the earlier of their respective dates of acquisition or October 26, 1996; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through October 26, 1996.

    The historical financial statements of the Company give retroactive effect to the results of the two companies acquired by the Company during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and size of acquisitions and number of employees.

                             SCHOOL SPECIALTY, INC.

                                  (UNAUDITED)

Although the Company expects that it will incur some additional corporate management and other costs in connection with being an independent public company, management does not expect such costs to exceed the allocated corporate overheads reflected in the historical financial statements. Accordingly, neither the elimination of the allocated corporate overheads nor the anticipated costs have been included in the pro forma combined financial information of the Company.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                             SCHOOL SPECIALTY, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                OCTOBER 25, 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SCHOOL
                                                             SPECIALTY,     AMERICAN     PRO FORMA    PRO FORMA
                                                                INC.        ACADEMIC    ADJUSTMENTS   COMBINED
                                                            -------------  -----------  -----------  -----------
                                                     ASSETS
Current assets:
  Cash and cash equivalents...............................    $             $      10    $     (10)(b)  $
  Accounts receivable, net................................       71,410         9,037                    80,447
  Inventory...............................................       29,118         1,985                    31,103
  Prepaid and other current assets........................        7,842           267                     8,109
                                                            -------------  -----------  -----------  -----------
      Total current assets................................      108,370        11,299          (10)     119,659

Property and equipment, net...............................       19,377         2,830                    22,207
Intangible assets, net....................................       71,525         4,024       18,325(a)     93,874
Other assets..............................................        2,032                                   2,032
                                                            -------------  -----------  -----------  -----------
      Total assets........................................    $ 201,304     $  18,153    $  18,315    $ 237,772
                                                            -------------  -----------  -----------  -----------
                                                            -------------  -----------  -----------  -----------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short term debt.........................................    $     273     $   7,543    $  (7,553)(b)  $     263
  Short-term Payable to U.S. Office Products..............       31,356                    (31,356)(b)
  Accounts payable........................................       19,555         2,993                    22,548
  Accrued compensation....................................        4,276                                   4,276
  Other accrued liabilities...............................        8,972         2,142                    11,114
                                                            -------------  -----------  -----------  -----------
      Total current liabilities...........................       64,432        12,678      (38,909)      38,201

Long-term debt............................................          457                     79,280(b)     79,737
Long-term Payable to U.S. Office Products.................      103,306                     23,800(a)
                                                                                          (127,106)(b)
                                                            -------------  -----------  -----------  -----------
      Total liabilities...................................      168,195        12,678      (62,935)     117,938

Stockholder's equity:
  Divisional equity.......................................       23,551                     86,725(b)    110,276
  Retained earnings.......................................        9,558                                   9,558
  Equity in Purchased Company.............................                      5,475       (5,475)(a)
                                                            -------------  -----------  -----------  -----------
      Total stockholder's equity..........................       33,109         5,475       81,250      119,834
                                                            -------------  -----------  -----------  -----------
      Total liabilities and stockholder's equity..........    $ 201,304     $  18,153    $  18,315    $ 237,772
                                                            -------------  -----------  -----------  -----------
                                                            -------------  -----------  -----------  -----------

       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                                INDIVIDUALLY
                                                                                                                INSIGNIFICANT
                                                                          SCHOOL          SAX                    FISCAL 1998
                                                                        SPECIALTY,      ARTS &      AMERICAN      PURCHASE
                                                                           INC.         CRAFTS      ACADEMIC    ACQUISITIONS
                                                                      --------------  -----------  -----------  -------------
Revenues............................................................    $  198,490     $   7,764    $  34,076     $  10,789
Cost of revenues....................................................       138,781         4,494       24,610         7,489
                                                                      --------------  -----------  -----------  -------------
    Gross profit....................................................        59,709         3,270        9,466         3,300

Selling, general and administrative expenses........................        34,911         1,779        6,023         2,339
Amortization expense................................................           771
                                                                      --------------  -----------  -----------  -------------
    Operating income................................................        24,027         1,491        3,443           961

Other (income) expense:
  Interest expense..................................................         1,570           100          400            38
  Interest income...................................................          (104)                                      (5)
  Other.............................................................             3            (2)                        58
                                                                      --------------  -----------  -----------  -------------
Income before provision for income taxes............................        22,558         1,393        3,043           870
Provision for income taxes..........................................        10,151           539          974            29
                                                                      --------------  -----------  -----------  -------------
Net income..........................................................    $   12,407     $     854    $   2,069     $     841
                                                                      --------------  -----------  -----------  -------------
                                                                      --------------  -----------  -----------  -------------

Pro forma weighted average shares outstanding.......................
Pro forma net income per share......................................


                                                                        PRO FORMA     PRO FORMA
                                                                       ADJUSTMENTS    COMBINED
                                                                      -------------  -----------
Revenues............................................................    $             $ 251,119
Cost of revenues....................................................                    175,374
                                                                      -------------  -----------
    Gross profit....................................................                     75,745
Selling, general and administrative expenses........................                     45,052
Amortization expense................................................          446(d)      1,217
                                                                      -------------  -----------
    Operating income................................................         (446)       29,476
Other (income) expense:
  Interest expense..................................................        1,772(f)      3,880
  Interest income...................................................          109(f)
  Other.............................................................                         59
                                                                      -------------  -----------
Income before provision for income taxes............................       (2,327)       25,537
Provision for income taxes..........................................           54(g)     11,747
                                                                      -------------  -----------
Net income..........................................................    $  (2,381)    $  13,790
                                                                      -------------  -----------
                                                                      -------------  -----------
Pro forma weighted average shares outstanding.......................                     95,963(h)
Pro forma net income per share......................................                  $    0.14
                                                                                     -----------
                                                                                     -----------

       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 26, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                         INDIVIDUALLY INDIVIDUALLY
                                                                                                         INSIGNIFICANT INSIGNIFICANT
                                                                     SCHOOL         SAX                  FISCAL 1998  FISCAL 1997
                                                                   SPECIALTY,     ARTS &     AMERICAN     PURCHASE     PURCHASE
                                                                      INC.        CRAFTS     ACADEMIC    ACQUISITIONS ACQUISITIONS
                                                                  -------------  ---------  -----------  -----------  -----------
Revenues........................................................   $   130,673   $  23,293   $  28,499    $  37,536    $  14,820
Cost of revenues................................................        92,740      13,482      20,615       23,953       11,368
                                                                  -------------  ---------  -----------  -----------  -----------
Gross profit....................................................        37,933       9,811       7,884       13,583        3,452
Selling, general and administrative expenses....................        23,983       5,339       5,074        9,406        3,312
Amortization expense............................................           229
Non-recurring acquisition costs.................................         1,792
                                                                  -------------  ---------  -----------  -----------  -----------
Operating income................................................        11,929       4,472       2,810        4,177          140
Other (income) expense:
Interest expense................................................         1,725         300         400           69          176
Interest income.................................................           (24)                                 (27)
Other...........................................................            40          (8)                      51          (10)
                                                                  -------------  ---------  -----------  -----------  -----------
Income before provision for income taxes........................        10,188       4,180       2,410        4,084          (26)
Provision for income taxes......................................        (2,170)      1,618                       87          111
                                                                  -------------  ---------  -----------  -----------  -----------
Net income......................................................   $    12,358   $   2,562   $   2,410    $   3,997    $    (137)
                                                                  -------------  ---------  -----------  -----------  -----------
                                                                  -------------  ---------  -----------  -----------  -----------
Pro forma weighted average shares outstanding...................
Pro forma net income per share..................................


                                                                   PRO FORMA    PRO FORMA
                                                                  ADJUSTMENTS   COMBINED
                                                                  -----------  -----------
Revenues........................................................   $            $ 234,821
Cost of revenues................................................                  162,158
                                                                  -----------  -----------
Gross profit....................................................                   72,663
Selling, general and administrative expenses....................        (124)(c)     46,990
Amortization expense............................................         975(d)      1,204
Non-recurring acquisition costs.................................      (1,792)(e)
                                                                  -----------  -----------
Operating income................................................         941       24,469
Other (income) expense:
Interest expense................................................       1,210(f)      3,880
Interest income.................................................          51(f)
Other...........................................................                       73
                                                                  -----------  -----------
Income before provision for income taxes........................        (320)      20,516
Provision for income taxes......................................       9,791(g)      9,437
                                                                  -----------  -----------
Net income......................................................   $ (10,111)   $  11,079
                                                                  -----------  -----------
                                                                  -----------  -----------
Pro forma weighted average shares outstanding...................                   95,963(h)
Pro forma net income per share..................................                $    0.12
                                                                               -----------
                                                                               -----------

       See accompanying notes to pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                      INDIVIDUALLY   INDIVIDUALLY
                                                                      INSIGNIFICANT  INSIGNIFICANT
                                                    SAX               FISCAL 1998    FISCAL 1997                    PRO
                                    SCHOOL        ARTS &   AMERICAN     PURCHASE       PURCHASE      PRO FORMA     FORMA
                                SPECIALTY, INC.   CRAFTS   ACADEMIC   ACQUISITIONS   ACQUISITIONS   ADJUSTMENTS   COMBINED
                                ---------------   -------  --------   ------------   ------------   -----------   --------
Revenues......................     $191,746       $34,542  $40,563      $57,875        $14,820        $           $339,546
Cost of revenues..............      136,577        20,067   29,608       37,707         11,368                    235,327
                                ---------------   -------  --------   ------------   ------------   -----------   --------
    Gross profit..............       55,169        14,475   10,955       20,168          3,452                    104,219

Selling, general and
  administrative expenses.....       42,896         9,698    8,102       16,949          3,313           (124)(c)  80,834
Amortization expense..........          566                                                             1,839(d)    2,405
Non-recurring acquisition
  costs.......................        1,792                                                            (1,792)(e)
Restructuring costs...........          194                                                                           194
                                ---------------   -------  --------   ------------   ------------   -----------   --------
    Operating income..........        9,721         4,777    2,853        3,219            139             77      20,786

Other (income) expense:
  Interest expense............        2,550           474      850          234            176          2,756(f)    7,040
  Interest income.............                                              (45)                           45(f)
  Other.......................         (196)          (33)                   81            (11)                      (159 )
                                ---------------   -------  --------   ------------   ------------   -----------   --------
Income (Loss) before provision
  for income taxes............        7,367         4,336    2,003        2,949            (26)        (2,724)     13,905
Provision for income taxes....       (1,572)        1,664      681          140            111          5,372(g)    6,396
                                ---------------   -------  --------   ------------   ------------   -----------   --------
Net (Loss) income.............     $  8,939       $ 2,672  $ 1,322      $ 2,809        $  (137)       $(8,096)    $ 7,509
                                ---------------   -------  --------   ------------   ------------   -----------   --------
                                ---------------   -------  --------   ------------   ------------   -----------   --------

Pro forma weighted average
  shares outstanding..........                                                                                     95,963 (h)
Pro forma net income per
  share.......................                                                                                    $  0.08
                                                                                                                  --------
                                                                                                                  --------

      See accompanying notes for pro forma combined financial statements.

                             SCHOOL SPECIALTY, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(a) Adjustment to reflect purchase price adjustments associated with acquisitions of American Academic. The portion of the consideration assigned to goodwill ($18,325) in the transaction accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

(b) Represents payment of debt of $10 and forgiveness of $86,725 of debt due to U.S. Office Products as U.S. Office Products agreed to allocate only $80,000 of debt to the Company at the date of the Distribution. The $86,725 of net debt forgiven has been reflected as a contribution of capital to the Company by U.S. Office Products.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

(c) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

(d) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1997 and Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

(e) Adjustment to reflect the reduction in non-recurring acquisition costs related to pooling-of-interests business combinations of $1,792 for the fiscal year ended April 26, 1997 and $1,792 for the six months ended October 26, 1996.

(f) Adjustment to reflect the increase in interest expense as a result of U.S. Office Products allocating $80,000 of debt to the Company. Although U.S. Office Products forgave $86,725 of debt due from the Company, U.S. Office Products had not historically charged the Company interest on any portion of the long-term debt payable to U.S. Office Products.

(g) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 46%. The difference between the effective tax rate of 46% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill.

(h) The weighted average shares outstanding used to calculate pro forma earnings per share is based upon 95,963 shares of common stock outstanding for the periods. This is based upon the most current number of shares of common stock of U.S. Office Products outstanding of 133,000 less 37,037 shares expected to be repurchased by U.S. Office Products in the Tender Offer, and assumes a distribution ratio of one share of School Specialty Common Stock for each share of U.S. Office Products Common Stock. The actual distribution ratio will be determined prior to effectiveness of the Registration Statement of which this Information Statement/Prospectus is a part, and is expected to be less than one share of School Specialty Common Stock for every one share of U.S. Office Products Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS
OF SCHOOL SPECIALTY, INC.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of School Specialty, Inc. (the "Company") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the four months ended April 30, 1996 and the fiscal year ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
January 13, 1998

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
SCHOOL SPECIALTY, INC.

    We have audited the accompanying consolidated statements of operations and cash flows of School Specialty, Inc. (the Company) for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Re-Print Corporation, a wholly owned subsidiary, which statements reflect total revenues of $30,798,000 and $24,140,000 for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Re-Print Corporation, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and report of other auditors, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for the years December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP
Milwaukee, Wisconsin
February 2, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  The Re-Print Corporation
  Birmingham, Alabama

    We have audited the accompanying balance sheets of the Re-Print Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Atlanta, Georgia
February 8, 1996

                             SCHOOL SPECIALTY, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                 APRIL 30,  APRIL 26,  OCTOBER 25,
                                                                                   1996       1997        1997
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents....................................................  $      46  $           $
  Accounts receivable, less allowance for doubtful accounts of $202, $471 and
    $732, respectively.........................................................     13,129     17,232      71,410
  Inventories..................................................................     20,276     24,461      29,118
  Prepaid expenses and other current assets....................................      5,556     10,331       7,842
                                                                                 ---------  ---------  -----------
      Total current assets.....................................................     39,007     52,024     108,370

Property and equipment, net....................................................      7,647     14,478      19,377
Intangible assets, net.........................................................      7,142     20,824      71,525
Other assets...................................................................        777        359       2,032
                                                                                 ---------  ---------  -----------
      Total assets.............................................................  $  54,573  $  87,685   $ 201,304
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                                  LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current liabilities:
  Short-term debt..............................................................  $  25,887  $     262   $     273
  Short-term payable to U.S. Office Products...................................                26,692      31,356
  Accounts payable.............................................................     11,933      9,091      19,555
  Accrued compensation.........................................................        785        860       4,276
  Other accrued liabilities....................................................      4,065      1,500       8,972
                                                                                 ---------  ---------  -----------
      Total current liabilities................................................     42,670     38,405      64,432

Long-term debt.................................................................     15,031        565         457
Long-term payable to U.S. Office Products......................................                31,579     103,306
Deferred income taxes..........................................................      1,139
                                                                                 ---------  ---------  -----------
      Total liabilities........................................................     58,840     70,549     168,195
                                                                                 ---------  ---------  -----------
Commitments and contingencies

Stockholder's (deficit) equity:
  Divisional equity............................................................      7,487     19,985      23,551
  Retained (deficit) earnings..................................................    (11,754)    (2,849)      9,558
                                                                                 ---------  ---------  -----------
      Total stockholder's (deficit) equity.....................................     (4,267)    17,136      33,109
                                                                                 ---------  ---------  -----------
      Total liabilities and stockholder's (deficit) equity.....................  $  54,573  $  87,685   $ 201,304
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                    FOR THE
                                               FOR THE            FOR THE FOUR      FISCAL            FOR THE SIX
                                              YEAR ENDED          MONTHS ENDED    YEAR ENDED          MONTHS ENDED
                                      --------------------------  -------------  -------------  ------------------------
                                      DECEMBER 31,  DECEMBER 31,    APRIL 30,      APRIL 26,    OCTOBER 26,  OCTOBER 25,
                                          1994          1995          1996           1997          1996         1997
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                                                                                      (UNAUDITED)
Revenues............................   $  119,510    $  150,482     $  28,616     $   191,746    $ 130,673    $ 198,490
Cost of revenues....................       87,750       105,757        20,201         136,577       92,740      138,781
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Gross profit..................       31,760        44,725         8,415          55,169       37,933       59,709

Selling, general and administrative
  expenses..........................       27,281        39,869        10,307          43,462       24,212       35,682
Non-recurring acquisition costs.....                                    1,122           1,792        1,792
Restructuring costs.................                      2,532                           194
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Operating income (loss).......        4,479         2,324        (3,014)          9,721       11,929       24,027

Other (income) expense:
    Interest expense................        3,007         5,536         1,461           2,550        1,725        1,570
    Interest income.................                                       (6)                         (24)        (104)
    Other...........................          (86)          (18)           67            (196)          40            3
                                      ------------  ------------  -------------  -------------  -----------  -----------
Income (loss) before provision for
  (benefit from) income taxes.......        1,558        (3,194)       (4,536)          7,367       10,188       22,558
Provision for (benefit from) income
  taxes.............................          218           173           139          (1,572)      (2,170)      10,151
                                      ------------  ------------  -------------  -------------  -----------  -----------
Net income (loss)...................   $    1,340    $   (3,367)    $  (4,675)    $     8,939    $  12,358    $  12,407
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY

                                 (IN THOUSANDS)

                                                                                                          TOTAL
                                                                                            RETAINED   STOCKHOLDER'S
                                                                              DIVISIONAL   (DEFICIT)    (DEFICIT)
                                                                                EQUITY      EARNINGS      EQUITY
                                                                              -----------  ----------  ------------
Balance at December 31, 1993................................................       5,247   $   (4,780)  $      467
  Issuance of Pooled Company common stock for cash..........................          80                        80
  Cash dividends declared at Pooled Companies...............................                      (60)         (60)
  Net income................................................................                    1,340        1,340
                                                                              -----------  ----------  ------------

Balance at December 31, 1994................................................       5,327       (3,500)       1,827
  Transactions of Pooled Companies:
    Issuance of warrants....................................................         672                       672
    Issuance of Pooled Company common stock for cash........................         500                       500
    Repurchase of treasury stock............................................         (92)                      (92)
    Cash dividends declared and paid........................................                     (160)        (160)
  Net loss..................................................................                   (3,367)      (3,367)
                                                                              -----------  ----------  ------------

Balance at December 31, 1995................................................       6,407       (7,027)        (620)
  Transactions of Pooled Companies:
    Exercise of warrants....................................................       1,080                     1,080
    Cash dividends declared and paid........................................                      (52)         (52)
  Net loss..................................................................                   (4,675)      (4,675)
                                                                              -----------  ----------  ------------

Balance at April 30, 1996...................................................       7,487      (11,754)      (4,267)
  Transactions of Pooled Companies:
    Exercise of warrants and stock options..................................       1,979                     1,979
    Retirement of treasury stock............................................          34          (34)
  Issuances of U.S. Office Products Company common stock in conjunction with
    acquisitions............................................................      10,485                    10,485
  Net income................................................................                    8,939        8,939
                                                                              -----------  ----------  ------------

Balance at April 26, 1997...................................................      19,985       (2,849)      17,136
Unaudited data:
  Issuances of U.S. Office Products Company common stock in conjunction with
    acquisitions............................................................       3,566                     3,566
  Net income................................................................                   12,407       12,407
                                                                              -----------  ----------  ------------
Balance at October 25, 1997 (unaudited).....................................   $  23,551   $    9,558   $   33,109
                                                                              -----------  ----------  ------------
                                                                              -----------  ----------  ------------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                  FOR THE FOUR     FOR THE     FOR THE SIX
                                                                                     MONTHS        FISCAL        MONTHS
                                                         FOR THE YEAR ENDED          ENDED       YEAR ENDED       ENDED
                                                    ----------------------------  ------------  -------------  -----------
                                                    DECEMBER 31,   DECEMBER 31,    APRIL 30,      APRIL 26,    OCTOBER 26,
                                                        1994           1995           1996          1997          1996
                                                    -------------  -------------  ------------  -------------  -----------
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................    $   1,340      $  (3,367)    $   (4,675)    $   8,939     $  12,358
  Adjustment to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities:
      Depreciation and amortization expense.......        1,719          2,927            674         2,106           990
      Non-recurring acquisition costs.............                                      1,122         1,792         1,792
      Other.......................................          231            277            118           115            86
      Changes in current assets and liabilities
        (net of assets acquired and liabilities
        assumed in business combinations accounted
        for under the purchase method):
          Accounts receivable.....................       (2,226)         2,666          3,727         1,277       (24,164)
          Inventory...............................        4,365         (2,523)        (4,376)        2,737        10,051
          Prepaid expenses and other current
            assets................................         (989)          (338)          (443)       (2,361)         (384)
          Accounts payable........................       (4,367)         2,642          3,459        (6,969)       (6,891)
          Accrued liabilities.....................         (341)         2,544           (784)       (5,070)       (1,535)
                                                    -------------  -------------  ------------  -------------  -----------
              Net cash provided by (used in)
                operating activities..............         (268)         4,828         (1,178)        2,566        (7,697)
                                                    -------------  -------------  ------------  -------------  -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash
    received......................................       (2,106)        (5,389)                      (7,734)       (7,171)
  Additions to property and equipment.............         (630)          (881)          (120)       (7,216)       (5,743)
  Payments of non-recurring acquisition costs.....                                     (1,122)       (1,792)       (1,632)
  Other...........................................         (120)           178            414
                                                    -------------  -------------  ------------  -------------  -----------
              Net cash used in investing
                activities........................       (2,856)        (6,092)          (828)      (16,742)      (14,546)
                                                    -------------  -------------  ------------  -------------  -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........           80            500          1,080         1,979         1,979
  Proceeds from issuance of long-term debt........        1,850          1,715                          750           750
  Payments of long-term debt......................       (2,023)        (1,488)          (194)      (16,962)      (16,788)
  Proceeds from (payments of) short-term debt,
    net...........................................        3,295            655          1,263       (29,908)      (28,778)
  Advances from U.S. Office Products Company......                                                   58,271        65,034
  Payments of dividends at Pooled Companies.......                        (134)          (138)
  Purchase of treasury stock at Pooled Company....                         (92)
                                                    -------------  -------------  ------------  -------------  -----------
              Net cash provided by financing
                activities........................        3,202          1,156          2,011        14,130        22,197
                                                    -------------  -------------  ------------  -------------  -----------
Net increase (decrease) in cash and cash
  equivalents.....................................           78           (108)             5           (46)          (46)
Cash and cash equivalents at beginning of
  period..........................................           71            149             41            46            46
                                                    -------------  -------------  ------------  -------------  -----------
Cash and cash equivalents at end of period........    $     149      $      41     $       46     $             $
                                                    -------------  -------------  ------------  -------------  -----------
                                                    -------------  -------------  ------------  -------------  -----------
Supplemental disclosures of cash flow information:
      Interest paid...............................    $   2,850      $   5,564     $    1,461     $     456     $     420
      Income taxes paid (refunded)................    $     236      $       9     $       (3)    $    (132)    $     (45)


                                                    OCTOBER 25,
                                                       1997
                                                    -----------

Cash flows from operating activities:
  Net income (loss)...............................   $  12,407
  Adjustment to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities:
      Depreciation and amortization expense.......       1,968
      Non-recurring acquisition costs.............
      Other.......................................          74
      Changes in current assets and liabilities
        (net of assets acquired and liabilities
        assumed in business combinations accounted
        for under the purchase method):
          Accounts receivable.....................     (42,271)
          Inventory...............................      11,697
          Prepaid expenses and other current
            assets................................       4,929
          Accounts payable........................       2,458
          Accrued liabilities.....................       5,768
                                                    -----------
              Net cash provided by (used in)
                operating activities..............      (2,970)
                                                    -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash
    received......................................     (68,099)
  Additions to property and equipment.............      (3,373)
  Payments of non-recurring acquisition costs.....
  Other...........................................
                                                    -----------
              Net cash used in investing
                activities........................     (71,472)
                                                    -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock..........
  Proceeds from issuance of long-term debt........
  Payments of long-term debt......................        (108)
  Proceeds from (payments of) short-term debt,
    net...........................................      (1,840)
  Advances from U.S. Office Products Company......      76,390
  Payments of dividends at Pooled Companies.......
  Purchase of treasury stock at Pooled Company....
                                                    -----------
              Net cash provided by financing
                activities........................      74,442
                                                    -----------
Net increase (decrease) in cash and cash
  equivalents.....................................
Cash and cash equivalents at beginning of
  period..........................................
                                                    -----------
Cash and cash equivalents at end of period........   $
                                                    -----------
                                                    -----------
Supplemental disclosures of cash flow information:
      Interest paid...............................   $      18
      Income taxes paid (refunded)................   $

                             SCHOOL SPECIALTY, INC.

                                 (IN THOUSANDS)

    The Company issued common stock and cash in connection with certain business combinations accounted for under the purchase method in the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997, and the six months ended October 26, 1996 and October 25, 1997. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                                FOR THE SIX
                                                                                                    FOR THE       MONTHS
                                                         FOR THE YEAR ENDED       FOR THE FOUR      FISCAL         ENDED
                                                    ----------------------------  MONTHS ENDED    YEAR ENDED    -----------
                                                    DECEMBER 31,   DECEMBER 31,     APRIL 30,      APRIL 26,    OCTOBER 26,
                                                        1994           1995           1996           1997          1996
                                                    -------------  -------------  -------------  -------------  -----------
                                                                                                                (UNAUDITED)
Accounts receivable...............................    $   8,112      $   1,589      $              $   5,381     $   3,958
Inventories.......................................        9,743          1,823                         6,922         6,513
Prepaid expenses and other current assets.........          823            502                         2,371         2,337
Property and equipment............................        2,211          4,536                         1,155         1,153
Intangible assets.................................                       3,268                        14,248        11,386
Other assets......................................        1,488            156                            29            29
Short-term debt...................................       (6,785)          (191)                       (4,283)       (3,383)
Accounts payable..................................       (6,447)          (274)                       (4,012)       (3,525)
Accrued liabilities...............................       (1,661)          (225)                       (1,846)       (1,466)
Long-term debt....................................       (5,378)        (5,795)                       (1,746)       (1,746)
                                                    -------------  -------------  -------------  -------------  -----------
              Net assets acquired.................    $   2,106      $   5,389      $              $  18,219     $  15,256
                                                    -------------  -------------  -------------  -------------  -----------
                                                    -------------  -------------  -------------  -------------  -----------
The acquisitions were funded as follows:
U.S. Office Products common stock.................    $              $              $              $  10,485     $   8,085
Cash paid, net of cash acquired...................        2,106          5,389                         7,734         7,171
                                                    -------------  -------------  -------------  -------------  -----------
              Total...............................    $   2,106      $   5,389      $              $  18,219     $  15,256
                                                    -------------  -------------  -------------  -------------  -----------
                                                    -------------  -------------  -------------  -------------  -----------


                                                    OCTOBER 25,
                                                       1997
                                                    -----------

Accounts receivable...............................   $  11,907
Inventories.......................................      16,354
Prepaid expenses and other current assets.........       2,229
Property and equipment............................       4,408
Intangible assets.................................      51,471
Other assets......................................         210
Short-term debt...................................      (1,850)
Accounts payable..................................      (7,933)
Accrued liabilities...............................      (5,131)
Long-term debt....................................
                                                    -----------
              Net assets acquired.................   $  71,665
                                                    -----------
                                                    -----------
The acquisitions were funded as follows:
U.S. Office Products common stock.................   $   3,566
Cash paid, net of cash acquired...................      68,099
                                                    -----------
              Total...............................   $  71,665
                                                    -----------
                                                    -----------

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND

    School Specialty, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Educational Supplies and Products Division as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products' shareholders effective on or about April 25, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with U.S. Office Products' Educational Supplies and Products Division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise.

    The Educational Supplies and Products division was created by U.S. Office Products in May 1996 and completed two business combinations accounted for under the pooling-of-interests method during the period from May 1996 to July 1996 (the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. With the exception of interest expense, the Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.

    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income does not include an allocation of interest expense on all debt allocated to the Company. See Note 9 for further discussion of interest expense.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method, franchise agreements and non-compete agreements. Substantially all goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value. Intangible assets associated with non-compete agreements are being amortized over their respective terms.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial.

COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS"). SFAS 128 simplifies the standards for computing EPS and makes the presentation comparable to international EPS standards by replacing the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company intends to adopt SFAS 128 in the fiscal year ended April 25, 1998. The implementation of SFAS 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules. Historical earnings per share has not been presented as such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur on the consummation of the Distribution.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of October 25, 1997 and the results of operations and of cash flows for the six months ended October 26, 1996 and October 25, 1997, as presented in the accompanying unaudited consolidated financial data.

NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1997, U.S. Office Products issued common stock to acquire the Pooled Companies. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies reported on years ending on December 31. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                                 SCHOOL      POOLED
                                                                               SPECIALTY    COMPANIES    COMBINED
                                                                               ----------  -----------  ----------
For the year ended December 31, 1994
  Revenues...................................................................  $            $ 119,510   $  119,510
  Net income.................................................................  $            $   1,340   $    1,340
For the year ended December 31, 1995
  Revenues...................................................................  $            $ 150,482   $  150,482
  Net income (loss)..........................................................  $            $  (3,367)  $   (3,367)
For the four months ended April 30, 1996
  Revenues...................................................................  $            $  28,616   $   28,616
  Net income (loss)..........................................................  $            $  (4,675)  $   (4,675)
For the year ended April 26, 1997
  Revenues...................................................................  $  181,420   $  10,326   $  191,746
  Net income.................................................................  $    8,598   $     341   $    8,939
For the six months ended October 26, 1996 (unaudited):
  Revenues...................................................................  $  120,347   $  10,326   $  130,673
  Net income.................................................................  $   12,177   $     181   $   12,358
For the six months ended October 25, 1997 (unaudited):
  Revenues...................................................................  $  198,490   $           $  198,490
  Net income.................................................................  $   12,407   $           $   12,407

PURCHASE METHOD

    In 1994, one of the Pooled Companies made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $2,106. The total assets related to the acquisition were $22,377. The results of the acquisition have been included in the Company's results from its date of acquisition.

    In 1995, one of the Pooled Companies made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $5,389. The total assets related to the acquisition were $11,874, including goodwill of $3,268. The results of the acquisition have been included in the Company's results from its date of acquisition.

    In fiscal 1997, the Company made six acquisitions accounted for under the purchase method for an aggregate purchase price of $18,219 consisting of $7,734 of cash and U.S. Office Products common stock with a market value of $10,485. The total assets related to these six acquisitions were $30,106, including goodwill of $14,248. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 and the fiscal year ended April 26, 1997 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the companies acquired in purchase acquisitions as if all such purchase acquisitions had been made at the beginning of 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                                           FOR THE FISCAL YEAR
                                                                                                  ENDED
                                                                                         ------------------------
                                                                                         DECEMBER 31,  APRIL 26,
                                                                                             1995         1997
                                                                                         ------------  ----------
Revenues...............................................................................   $  206,329   $  206,566
Net income (loss)......................................................................       (1,199)       2,939

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of 1995 or the results which may occur in the future.

NOTE 5--RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees. The following table sets forth the Company's accrued restructuring costs:

                                                                 FACILITY        SEVERANCE    OTHER ASSET
                                                                CLOSURE AND         AND       WRITE-DOWNS
                                                               CONSOLIDATION   TERMINATIONS    AND COSTS      TOTAL
                                                              ---------------  -------------  ------------  ---------
Balance at April 30 1996....................................     $     641       $     469     $     1422   $   2,532
  Additions.................................................                                          194         194
  Utilizations..............................................          (641)           (469)        (1,465)     (2,575)
                                                                     -----           -----    ------------  ---------
Balance at April 26, 1997...................................                                          151         151
  Utilizations..............................................
                                                                     -----           -----    ------------  ---------
Balance at October 25, 1997 (unaudited).....................     $               $             $      151   $     151
                                                                     -----           -----    ------------  ---------
                                                                     -----           -----    ------------  ---------

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consist of the following:

                                                                                                APRIL 30,   APRIL 26,
                                                                                                  1996        1997
                                                                                               -----------  ---------
Prepaid catalog fees.........................................................................   $   4,387   $   5,740
Deferred income taxes........................................................................                   1,184
Other........................................................................................       1,169       3,407
                                                                                               -----------  ---------
  Total prepaid expenses and other current assets............................................   $   5,556   $  10,331
                                                                                               -----------  ---------
                                                                                               -----------  ---------

    Prepaid catalog fees represent costs which have been paid to produce Company catalogs which will be used in future periods. These prepaid catalog fees will be expensed in the periods the catalogs are used.

NOTE 7--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                              APRIL 30,  APRIL 26,
                                                                                                1996       1997
                                                                                              ---------  ---------
Land........................................................................................  $      58  $     729
Buildings...................................................................................      2,042      6,488
Furniture and fixtures......................................................................        882      6,502
Warehouse Equipment.........................................................................      8,767      3,163
Leasehold improvements......................................................................        631      2,185
                                                                                              ---------  ---------
                                                                                                 12,380     19,067
Less: Accumulated depreciation..............................................................     (4,733)    (4,589)
                                                                                              ---------  ---------
Net property and equipment..................................................................  $   7,647  $  14,478
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Depreciation expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 was $888, $1,645, $470 and $1,540, respectively.

NOTE 8--INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                                APRIL 30,  APRIL 26,  OCTOBER 25,
                                                                                  1996       1997         1997
                                                                                ---------  ---------  ------------
                                                                                                      (UNAUDITED)
Goodwill......................................................................  $   4,510  $  18,456   $   69,398
Other.........................................................................      6,000      5,692        6,159
                                                                                ---------  ---------  ------------
                                                                                   10,510     24,148       75,557
Less: Accumulated amortization................................................     (3,368)    (3,324)      (4,032)
                                                                                ---------  ---------  ------------
     Net intangible assets....................................................  $   7,142  $  20,824   $   71,525
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INTANGIBLE ASSETS (CONTINUED)
    Amortization expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the six months ended October 25, 1997 was $757, $1,098, $204, $566 and $771,
respectively.

NOTE 9--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                                              APRIL 30,  APRIL 26,
                                                                                                1996       1997
                                                                                              ---------  ---------
Credit facilities with banks, average interest rates ranging from 10% to 10.75% at April 30,
  1996......................................................................................  $  21,898  $
Subordinated debt, interest at 8% at April 30, 1996.........................................      1,000
Other.......................................................................................        441         30
Current maturities of long-term debt........................................................      2,548        232
                                                                                              ---------  ---------
Total short-term debt.......................................................................  $  25,887  $     262
                                                                                              ---------  ---------
                                                                                              ---------  ---------

LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                              APRIL 30,  APRIL 26,
                                                                                                1996       1997
                                                                                              ---------  ---------
Subordinated notes, at 12.5% at April 30, 1996..............................................  $  13,325  $
Note payable to former shareholder, interest at 10% at April 30, 1996.......................      2,717
Other.......................................................................................        953        483
Capital lease obligations...................................................................        584        314
                                                                                              ---------  ---------
                                                                                                 17,579        797
Less: Current maturities of long-term debt..................................................     (2,548)      (232)
                                                                                              ---------  ---------
    Total long-term debt....................................................................  $  15,031  $     565
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    The agreement related to the subordinated notes provided for the bank and its agents to receive 12,551 and 14,941 detachable warrants for Pooled Company common stock in June 1994 and January 1995, respectively. The warrants were valued at $45 per share with such amount deducted from the face value of the subordinated notes. In conjunction with the acquisition of the Pooled Company by U.S. Office Products, the outstanding subordinated debt balance was paid in full and all of the outstanding warrants were exercised and subsequently converted to U.S. Office Products common stock.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--CREDIT FACILITIES (CONTINUED)
MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998...............................................................................  $     232
1999...............................................................................        216
2000...............................................................................        204
2001...............................................................................         41
2002...............................................................................         36
Thereafter.........................................................................         68
                                                                                     ---------
  Total maturities of long-term debt...............................................  $     797
                                                                                     ---------
                                                                                     ---------

PAYABLE TO U.S. OFFICE PRODUCTS

    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. No interest has been allocated to the Company on the outstanding payable. An analysis of the activity in this account is as follows:

Balance at April 30, 1996..........................................................  $
Payments of long-term debt of acquired companies...................................     21,379
Funding of acquisitions and payment of acquisition costs...........................      8,203
Allocated corporate expenses.......................................................        574
Normal operating costs paid by U.S. Office Products................................      1,423
                                                                                     ---------
Balance at April 26, 1997..........................................................  $  31,579
                                                                                     ---------
                                                                                     ---------

    The average outstanding long-term payable to U.S. Office Products during the fiscal year ended April 26, 1997 was $27,269.

    U.S. Office Products has charged the Company interest on the short-term payable to U.S. Office Products at the prime rate in effect at the time. The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding at the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis. U.S Office Products has not charged the Company interest on the long-term payable to U.S. Office Products. The Company's financial statements include allocations of interest expense from U.S. Office Products totaling $2,232 during the year ended April 26, 1997. If the Company had been charged interest on all debt allocated by U.S. Office Products during fiscal 1997, interest expense would have totaled $4,554.

    The Company expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $80.0 million of debt by U.S. Office Products resulting in the forgiveness of $86.7 million at October 25, 1997, which would be reflected in the financial statements as a contribution of capital by U.S. Office Products. The Company intends to enter into a credit facility concurrently with the Distribution which will contain certain financial and other covenants, including maintenance of certain financial tests

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--CREDIT FACILITIES (CONTINUED)
and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions.

NOTE 10--INCOME TAXES

    The provision for income taxes consists of:

                                                                                                       FOR THE
                                                            FOR THE YEAR ENDED       FOR THE FOUR      FISCAL
                                                        ---------------------------  MONTHS ENDED    YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,    APRIL 30,      APRIL 26,
                                                            1994           1995          1996           1997
                                                        -------------  ------------  -------------  -------------
Income taxes currently payable:
  Federal.............................................    $    (165)    $      (66)    $              $      71
  State...............................................          149                                          99
                                                             ------    ------------  -------------  -------------
                                                                (16)           (66)                         170
                                                             ------    ------------  -------------  -------------
Deferred income tax expense (benefit).................          234            239           139         (1,742)
                                                             ------    ------------  -------------  -------------
    Total provision for income taxes..................    $     218     $      173     $     139      $  (1,572)
                                                             ------    ------------  -------------  -------------
                                                             ------    ------------  -------------  -------------

    Deferred taxes are comprised of the following:

                                                                                               APRIL 30,  APRIL 26,
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current deferred tax assets:
  Inventory..................................................................................  $    (349) $     265
  Allowance for doubtful accounts............................................................        106        193
  Net operating loss carryforward............................................................      3,536      2,229
  Accrued liabilities........................................................................        332        421
  Prepaid catalog advertising/restructuring..................................................       (205)    (1,893)
                                                                                               ---------  ---------
    Total current deferred tax assets........................................................      3,420      1,215
                                                                                               ---------  ---------
Long-term deferred tax liabilities:
  Property and equipment.....................................................................       (126)      (289)
  Intangible assets..........................................................................        622        258
                                                                                               ---------  ---------
    Total long-term deferred tax asset (liabilities).........................................        496        (31)
                                                                                               ---------  ---------
    Subtotal.................................................................................      3,916      1,184
                                                                                               ---------  ---------
  Valuation allowance........................................................................     (5,055)
                                                                                               ---------  ---------
    Net deferred tax asset (liability).......................................................  $  (1,139) $   1,184
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    At April 30, 1996, a valuation allowance had been recorded, related to deferred tax assets of a Pooled Company, including net operating loss carryforwards. Based upon the improved profitability of this Pooled Company during fiscal 1997, the valuation allowance was reversed resulting in a benefit from income taxes.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                               FOR THE YEAR ENDED          FOR THE FOUR    FOR THE FISCAL
                                                        --------------------------------   MONTHS ENDED      YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,       APRIL 30,        APRIL 26,
                                                             1994             1995             1996             1997
                                                        ---------------  ---------------  ---------------  ---------------
U.S. federal statutory rate...........................          34.0%            34.0%            35.0%            35.0%
State income taxes, net of federal income tax benefit
  for fiscal 1997.....................................           9.6                                                1.0
Net operating loss utilized...........................         (33.0)
No benefit for current year net operating loss........                          (34.0)           (32.8)
Reversal of valuation allowance.......................                                                            (63.9)
Nondeductible goodwill................................                                            (2.2)             1.6
Nondeductible acquisition costs.......................                                                              5.0
Tax on separate company income not offset against
  other company's loss................................                           (5.4)            (3.0)
Other.................................................           3.4
                                                               -----            -----            -----            -----
Effective income tax rate.............................          14.0%             (5.4)%          (3.0   )%         (21.3  )%
                                                                -----            -----           -----             -----
                                                                -----            -----           -----             -----

NOTE 11--LEASE COMMITMENTS

    The Company leases various types of retail, warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                                                 CAPITAL     OPERATING
                                                                                                 LEASES       LEASES
                                                                                               -----------  -----------
1998.........................................................................................   $     232    $     871
1999.........................................................................................         118          806
2000.........................................................................................           6          599
2001.........................................................................................                      517
2002.........................................................................................                      496
Thereafter...................................................................................                    1,057
                                                                                                    -----   -----------
Total minimum lease payments.................................................................         356    $   4,346
                                                                                                            -----------
                                                                                                            -----------
Less: Amounts representing interest                                                                   (42)
                                                                                                    -----
Present value of net minimum lease payments..................................................   $     314
                                                                                                    -----
                                                                                                    -----

    Rent expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 was $1,486, $1,947, $600 and $1,817, respectively.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 12--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

DISTRIBUTION

    On or immediately after the Distribution, the Company expects to have a credit facility in place. The terms of the credit facility is expected to contain customary covenants including financial covenants. The Company plans to use a portion of the proceeds from the credit facility to repay certain amounts payable to U.S. Office Products.

    On or before the date of the Distribution, School Specialty, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement and the Spin-Off Companies will enter into the Tax Indemnification Agreement and may enter into other agreements, including agreements relating to referral of customers to one another. These agreements are expected to provide, among other things, for U.S. Office Products and School Specialty to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Distribution. Certain of the obligations of School Specialty and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other spin-off companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, School Specialty may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other spin-off companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the school supplies business, between U.S. Office Products and the Company and the other Spin-Off Companies. The terms of the agreements that will govern the relationship between School Specialty and U.S. Office Products will be established by U.S. Office Products in consultation with School Specialty's management prior to the Distribution while School Specialty is a wholly-owned subsidiary of U.S. Office Products.

NOTE 13--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 13--EMPLOYEE BENEFIT PLANS (CONTINUED) employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For the years ended December 31, 1994 and 1995 and the four months ended April 30, 1996, the subsidiaries incurred expenses totaling $175, $105 and $6, respectively, related to these plans.

NOTE 14--STOCKHOLDER'S EQUITY

EMPLOYEE STOCK PLANS

    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan covering employees of U.S. Office Products. The Company expects to adopt an employee stock option plan at approximately the time of the Distribution. The Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company. At April 26, 1997, there were approximately 249,600 options to purchase shares of U.S. Office Products common stock held by Company employees.

    Under a services agreement entered into with Jonathan J. Ledecky, the Board of Directors of U.S. Office Products has agreed that Jonathan J. Ledecky will receive a stock option for School Specialty Common Stock from School Specialty as of the date of the Distribution. The U.S. Office Products Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover up to 7.5% of the outstanding Company common stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of common stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade on the day the Company's common stock is first publicly traded.

                             SCHOOL SPECIALTY, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 15--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the year ended December 31, 1995 and the fiscal year ended April 26, 1997:

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                          -------------------------------------------------------
                                                            FIRST      SECOND      THIRD     FOURTH      TOTAL
                                                          ---------  ----------  ---------  ---------  ----------
Revenues................................................  $  18,760  $   36,702  $  69,192  $  25,828  $  150,482
Gross profit............................................      4,960      11,130     20,795      7,840      44,725
Operating income (loss).................................     (3,014)      1,196      8,934     (4,792)      2,324
Net income (loss).......................................     (3,711)       (252)     4,309     (3,713)     (3,367)


                                                                         YEAR ENDED APRIL 26, 1997
                                                          -------------------------------------------------------
                                                            FIRST      SECOND      THIRD     FOURTH      TOTAL
                                                          ---------  ----------  ---------  ---------  ----------
Revenues................................................  $  58,991  $   71,682  $  29,304  $  31,769  $  191,746
Gross profit............................................     18,110      19,823      7,664      9,572      55,169
Operating income (loss).................................      5,197       6,732     (1,520)      (688)      9,721
Net income (loss).......................................      5,345       7,013       (787)    (2,632)      8,939

NOTE 16--SUBSEQUENT EVENTS

    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed six business combinations accounted for under the purchase method for an aggregate purchase price of $71,665 consisting of $68,099 of cash and U.S. Office Products Common Stock with a market value of $3,566. The results of operations for the six months ended October 25, 1997 include the results of the acquired company's from their respective dates of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the acquisitions described above had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                                                    FISCAL YEAR
                                                                                                       ENDED
                                                                                                   APRIL 26, 1997
                                                                                                  ----------------
Revenues........................................................................................     $  339,546
Net income......................................................................................          7,509

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
American Academic Suppliers Holding Corporation

    We have audited the accompanying consolidated balance sheets of AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND SUBSIDIARY as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Academic Suppliers Holding Corporation and Subsidiary as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
February 24, 1997

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                              DECEMBER 31,          SEPTEMBER 30,
                                                                      ----------------------------  -------------
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)

                                              ASSETS
Current Assets:
  Cash..............................................................  $       7,228  $      21,507  $       9,841
  Trade accounts receivable (net of allowance for doubtful accounts
    of $25,000).....................................................      4,525,451      3,656,546     13,476,228
  Inventories (Note 1)..............................................      1,805,731      1,599,140      2,398,435
  Other current assets and prepaid expenses.........................        127,673        173,549        269,234
                                                                      -------------  -------------  -------------
                                                                          6,466,083      5,450,742     16,153,738
                                                                      -------------  -------------  -------------
Property, Plant and Equipment (less accumulated depreciation--
  Notes 1 and 2)....................................................      3,081,784      2,949,000      2,845,858
                                                                      -------------  -------------  -------------
Other Assets:
  Excess of cost over the fair value of net assets acquired (less accumulated amortization of $320,322 $433,022, $509,311,
    respectively--Note 1)...........................................      4,187,938      4,075,238      4,030,878
  Deferred financing costs (less accumulated amortization of
    $21,729, $42,729, and $50,965 respectively--Note 1).............         40,544         19,544              0
  Deposits..........................................................         37,581         64,211              0
                                                                      -------------  -------------  -------------
                                                                          4,266,063      4,158,993      4,030,878
                                                                      -------------  -------------  -------------
                                                                      $  13,813,930  $  12,558,735  $  23,030,474
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................  $   1,476,312  $   1,636,969  $   4,281,450
  Current portion of long-term debt (Note 4)........................        168,673          3,135     10,772,516
  Other current liabilities and accrued expenses (Notes 3 and 9)....      1,968,780        736,374      2,391,544
                                                                      -------------  -------------  -------------
                                                                          3,613,765      2,376,478     17,445,510
                                                                      -------------  -------------  -------------
Long-term Liabilities:
  Long-term debt (Note 4)...........................................      7,712,187      6,407,152              0
                                                                      -------------  -------------  -------------
Shareholders' Equity:
  Common stock, (10,000 shares of $.01 par value authorized; 1,209,
    1,232 and 1,232 shares issued and outstanding at December 31,
    1995, 1996, and September 30, 1997, respectively--Note 8).......             12             12             12
  Additional paid-in capital........................................      5,528,073      5,648,073      5,648,073
  Retained earnings (Accumulated deficit)...........................     (1,463,356)      (296,229)     1,513,630
                                                                      -------------  -------------  -------------
                                                                          4,064,729      5,351,856      7,161,715
  Excess of Purchase Price over Predecessor Basis (Note 1)..........     (1,576,751)    (1,576,751)    (1,576,751)
                                                                      -------------  -------------  -------------
                                                                          2,487,978      3,775,105      5,584,964
                                                                      -------------  -------------  -------------
                                                                      $  13,813,930  $  12,558,735  $  23,030,474
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                         NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                      ----------------------------  ----------------------------
                                                          1995           1996           1996           1997
                                                      -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Net Sales...........................................  $  38,596,316  $  39,290,879  $  32,578,366  $  38,497,843
Cost of Goods Sold..................................     27,050,924     26,667,961     21,985,703     25,916,417
                                                      -------------  -------------  -------------  -------------
Gross Profit........................................     11,545,392     12,622,918     10,592,663     12,581,426
Selling, General and Administrative Expenses........      9,522,851      9,995,206      7,229,895      8,932,382
                                                      -------------  -------------  -------------  -------------
Income from Operations..............................      2,022,541      2,627,712      3,362,768      3,649,044
                                                      -------------  -------------  -------------  -------------
Other Expense:
  Interest..........................................      1,002,199        856,223        660,753        543,089
  Guarantee fees (Note 4)...........................        305,384        148,996        148,996              0
  Executive severance (Note 9)......................        168,750              0              0              0
  Amortization of intangibles (Note 1)..............        133,700        133,700        100,275        120,516
  Management fee (Note 8)...........................        112,000        182,000        121,500        198,000
  Other.............................................        104,574        128,908         81,115        126,523
                                                      -------------  -------------  -------------  -------------
                                                          1,826,607      1,449,827      1,112,639        988,128
                                                      -------------  -------------  -------------  -------------
Income before Income Taxes..........................        195,934      1,177,885      2,250,129      2,660,916
Income Tax Provision--Current.......................         26,000         10,758          8,069        851,057
                                                      -------------  -------------  -------------  -------------
Net Income..........................................  $     169,934  $   1,167,127  $   2,242,060  $   1,809,859
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEAR ENDED DECEMBER 31, 1995 AND 1996
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                                                      EXCESS OF
                                                                                       RETAINED       PURCHASE
                                            SHARES                      ADDITIONAL     EARNINGS      PRICE OVER        TOTAL
                                          ISSUED AND                     PAID-IN     (ACCUMULATED    PREDECESSOR   SHAREHOLDERS'
                                          OUTSTANDING     PAR VALUE      CAPITAL       DEFICIT)         BASIS         EQUITY
                                         -------------  -------------  ------------  -------------  -------------  -------------
Balances, December 31, 1994............        1,209      $      12    $  5,528,073  $  (1,633,290) $  (1,576,751)  $ 2,318,044
Net Income, Year Ended December 31,
  1995.................................                                                    169,934                      169,934
                                               -----            ---    ------------  -------------  -------------  -------------
Balances, December 31, 1995............        1,209             12       5,528,073     (1,463,356)    (1,576,751)    2,487,978
Issuance of Common Stock (Note 8)......           23                        120,000                                     120,000
Net Income, Year Ended December 31,
  1996.................................                                                  1,167,127                    1,167,127
                                               -----            ---    ------------  -------------  -------------  -------------
Balances, December 31, 1996............        1,232             12       5,648,073       (296,229)    (1,576,751)    3,775,105
Unaudited data:
Net Income, Nine Months Ended
  September 30, 1997...................                                                  1,809,859                    1,809,859
                                               -----            ---    ------------  -------------  -------------  -------------
Balances, September 30, 1997
  (unaudited)..........................        1,232      $      12    $  5,648,073  $   1,513,630  $  (1,576,751)  $ 5,584,964
                                               -----            ---    ------------  -------------  -------------  -------------
                                               -----            ---    ------------  -------------  -------------  -------------

       See accompanying notes to pro forma combined financial statements.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      NINE MONTHS ENDED SEPTEMBER
                                                          YEAR ENDED DECEMBER 31,                 30,
                                                        ----------------------------  ----------------------------
                                                            1995           1996           1996           1997
                                                        -------------  -------------  -------------  -------------
                                                                                              (UNAUDITED)
Cash Flows from Operating Activities:
  Net income..........................................  $     169,934  $   1,167,127  $   2,242,060  $   1,809,859
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.....................        404,222        381,791        281,842        292,031
    Change in assets and liabilities:
      Accounts receivable (net).......................        643,826        868,905     (6,575,016)    (9,819,682)
      Inventories.....................................        172,680        206,591       (523,208)      (799,296)
      Other assets....................................        (56,950)       (72,506)       (95,646)       (89,177)
      Accounts payable................................       (140,915)       160,657      2,010,499      2,643,464
      Other liabilities and accrued expenses..........        968,782     (1,232,406)    (1,530,288)     1,652,036
                                                        -------------  -------------  -------------  -------------
Net cash provided by (used in) operating activities...      2,161,579      1,480,159     (4,189,757)    (4,310,765)
                                                        -------------  -------------  -------------  -------------
Cash Flows Used in Investing Activities:
  Purchases of property and equipment.................       (197,298)      (115,307)      (108,329)       (67,282)
                                                        -------------  -------------  -------------  -------------
Cash Flows from Financing Activities:
  Repayment of revolving line of credit (net).........     (1,929,681)    (1,305,935)     4,227,957      5,766,671
  Repayment of term loans and mortgage................        (96,046)      (107,306)       (81,277)    (1,400,290)
  Principal payment on capital lease obligation.......         (1,305)        (3,496)
  Repayment of promissory note payable to
    shareholder.......................................              0        (53,836)
  Proceeds from sale of common stock..................              0        120,000        120,000
                                                        -------------  -------------  -------------  -------------
  Net cash provided by (used in) financing
    activities........................................     (2,027,032)    (1,350,573)     4,266,680      4,366,381
                                                        -------------  -------------  -------------  -------------
Net Increase (Decrease) in Cash.......................        (62,751)        14,279        (31,406)       (11,666)
Cash, Beginning of Year...............................         69,979          7,228          7,228         21,507
                                                        -------------  -------------  -------------  -------------
Cash, End of Year.....................................  $       7,228  $      21,507        (24,178)         9,841
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
    Interest..........................................  $     977,000  $     864,134  $     660,753  $     543,089
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
    Income taxes......................................  $       4,900  $      11,046  $           0  $      85,000
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Supplemental Schedule of Noncash Operating, Investing
  and Financing Activities: Acquisition of equipment
  financed through capital lease obligation...........  $       8,953  $           0  $           0  $           0
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Conversion of portion of accrued guaranteed fees to a
  note payable (Note 4)...............................  $      53,836  $           0  $           0  $           0
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES:

    American Academic Suppliers Holding Corporation ("AASHC") and its wholly owned subsidiary, American Academic Suppliers, Inc. ("AASI") (collectively referred to as the "Company"), is a direct distributor of school supplies, supplementary educational materials, furniture, and equipment to educational institutions, school systems and administrative offices located throughout the United States. Operations are conducted from owned and leased premises located in Cary, Illinois and from leased premises located in Mt. Laurel, New Jersey (Note 7).

    On February 28, 1993, AASHC acquired all of the outstanding common stock of AASI for $8,000,000. The acquisition was accounted for using the purchase method of accounting. Since the former shareholders of AASI acquired an equity interest in AASHC, the purchase price allocation has been adjusted by $1,576,751 to reflect the excess of the purchase price over the predecessor basis in the net assets acquired which, under generally accepted accounting principles, may not be recognized as an asset. Such excess of purchase price over predecessor basis was recorded as a reduction of the excess of cost over the fair value of net assets acquired and as a decrease in shareholders' equity as of the date of acquisition.

    The Company primarily sells its products to separate schools or school systems. As such, the majority of trade accounts receivable relate primarily to these customers. Management believes that the recorded allowance for doubtful accounts is adequate to cover potential losses associated with these customers.

    In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of September 30, 1997 and the results of its operations and its cash flows for the nine months ended September 30, 1996 and 1997, as presented in the accompanying unaudited interim financial statements.

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    A summary of significant accounting policies is as follows:

       PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of AASHC and its wholly owned subsidiary, AASI. All intercompany accounts and balances have been eliminated in the consolidation.

       INVENTORIES--Inventories are valued at the lower of cost or market, with cost determined under the first-in, first-out ("FIFO") basis.

       DEPRECIATION AND AMORTIZATION--Depreciation of property, plant and equipment is computed under both accelerated and straight-line methods for financial reporting purposes, based on the estimated useful lives of the assets. For income tax reporting purposes, provisions for depreciation are computed principally under accelerated methods, as permitted by the Internal Revenue Code.

       The excess of cost over fair value of net assets acquired is being amortized under the straight-line method over a period of 40 years.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Costs incurred in connection with obtaining long-term financing are amortized, on a straight-line basis, over the term of the financing commitment.

       INCOME TAXES--The Company accounts for income taxes under the provisions of Financial Accounting Standard No. 109. Under this standard, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 2--PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment, at December 31, 1995 and 1996, stated at acquisition cost, consisted of the following:

                                                                        1995          1996
                                                                    ------------  ------------
Land..............................................................  $    415,000  $    415,000
Buildings.........................................................     2,333,828     2,335,258
Warehouse equipment...............................................       603,590       638,976
Office furniture and equipment....................................       249,060       255,613
Computer equipment................................................       173,285       245,223
                                                                    ------------  ------------
    Total owned assets............................................     3,774,763     3,890,070
Equipment capitalized under lease obligation......................         8,953         8,953
                                                                    ------------  ------------
                                                                       3,783,716     3,899,023
Less accumulated depreciation.....................................      (701,932)     (950,023)
                                                                    ------------  ------------
                                                                    $  3,081,784  $  2,949,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    Depreciation of property, plant, and equipment, for the years ended December 31, 1995 and 1996, amounted to approximately $270,500 and $248,000, respectively.

NOTE 3--OTHER CURRENT LIABILITIES AND ACCRUED EXPENSES:

    Other current liabilities and accrued expenses, at December 31, 1995 and 1996, consisted of the following:

                                                                          1995         1996
                                                                      ------------  ----------
Compensation and commissions........................................  $  1,037,714  $  390,037
Guarantor's fee (Note 4)............................................       305,383           0
Severance pay (Note 9)..............................................       170,442           0
Real estate taxes...................................................        77,253      80,385
Interest............................................................        67,971      60,060
Other...............................................................       310,017     205,892
                                                                      ------------  ----------
                                                                      $  1,968,780  $  736,374
                                                                      ------------  ----------
                                                                      ------------  ----------

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--LONG-TERM DEBT:

    Long-term debt, at December 31, 1995 and 1996, consisted of the following:

                                                                                            1995          1996
                                                                                        ------------  ------------
Borrowings from Harris Trust and Savings Bank ("Harris") pursuant to a Credit
  Agreement ("Agreement") (see below):
    Revolving credit loan borrowings..................................................  $  5,787,922  $  4,481,987
    Term loan borrowings..............................................................       521,422       467,231
Mortgage note payable to Harris Bank Barrington, N.A. (secured by real estate occupied by the Company; payable in monthly installments, inclusive of interest at prime plus
  1 1/2%, of $16,600; final maturity on December 16, 1999. Fully paid subsequent to
  year-end)...........................................................................     1,510,032     1,456,917
Promissory note payable to Pfingsten Executive Fund, L.P. (bearing interest at 10% per
  annum; paid in full during 1996)....................................................        53,836             0
Capitalized lease obligation (payable in monthly installments of $291, inclusive of
  interest at 10%; final maturity June 7, 1998).......................................         7,648         4,152
                                                                                        ------------  ------------
                                                                                           7,880,860     6,410,287
Less current portion..................................................................       168,673         3,135
                                                                                        ------------  ------------
Long-term portion, due in 1998........................................................  $  7,712,187  $  6,407,152
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    At December 31, 1996, the Harris Agreement provided maximum aggregate borrowings of $12,077,500. Interest on outstanding borrowings was payable monthly, at the prime rate (8.25% at December 31, 1996) plus 1%. The Company had availability under the Agreement of $1,100,000 at December 31, 1996. Pfingsten Executive Fund, L.P. (the Company's majority shareholder) had guaranteed $1,500,000 of the borrowings (reduced from $3,000,000 effective December 31, 1995) under the Agreement. Guarantee fees are charged to the Company at 10% per annum, which amounted to $305,384 and $148,996 for the years ended December 31, 1995 and 1996. The guarantees were released by Harris on October 31, 1996.

    On February 4, 1997, the Agreement with Harris was amended ("Amended Agreement") to provide maximum aggregate borrowings of $16,800,000 from June 1 through October 31, and $11,800,000 at all other times. Revolving credit loan borrowings, under the Amended Agreement which expires March 31, 1998, are limited to a computed "Borrowing Base" amount and bear interest at the Company's option at the prime rate or LIBOR plus 1.75%. The Amended Agreement requires the Company to pay .25% per annum on the average daily unused portion of the Revolving Credit Commitment and to pay a prepayment penalty in certain situations.

    The Amended Agreement contains covenants restricting certain corporate acts, such as restricting dividend and management fee payments, and requiring the maintenance of net worth levels and a financial ratio.

    Borrowings under the agreement with Harris are secured by all of the Company's assets.

    On February 4, 1997, the Company repaid the mortgage note and term loan from borrowings under the revolving credit loan.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--LONG-TERM DEBT: (CONTINUED)
    Borrowings under the revolving credit, term loan and mortgage note at December 31, 1996 have been reported as long-term liabilities at December 31, 1996 as a result of the Amended Agreement and repayment of the mortgage note and term loan.

NOTE 5--INCOME TAXES:

    AASHC and its wholly owned subsidiary file a consolidated federal income tax return.

    The primary differences between the statutory and effective tax rates for 1995 and 1996 relate to the use of net operating loss carryforwards not previously recognized.

    Gross deferred income tax assets consist primarily of (a) net operating loss carryforwards, (b) accrued expenses not paid within two and one-half months after the end of the Company's year which are deductible for tax reporting purposes when paid, and (c) uniform capitalization rules (for additional inventory costs) reflected for tax reporting purposes only. The gross deferred income tax liability consists of the variation in the book and tax bases of property, plant and equipment.

    At December 31, 1995 and 1996, the Company's net deferred income tax asset and related valuation allowance consisted of:

                                                                           1995        1996
                                                                        ----------  ----------
Gross deferred tax asset..............................................  $  828,000  $  262,000
Less valuation allowance..............................................     517,000      84,000
                                                                        ----------  ----------
Deferred tax asset, net of valuation allowance........................     311,000     178,000
Less deferred tax liability...........................................     311,000     178,000
                                                                        ----------  ----------
                                                                        $        0  $        0
                                                                        ----------  ----------
                                                                        ----------  ----------

    The valuation allowance decreased by $112,799 and $433,000 during 1995 and 1996, respectively.

    At December 31, 1996, the Company has available, as a carryforward to future years, a federal net operating loss carryforward of approximately $560,000, expiring in 2008 and 2009.

NOTE 6--EMPLOYEE BENEFIT PLAN:

    The Company is a participant in a Pfingsten Partners, L.P. master employee benefit plan. The plan, established under the provisions of Section 401(k) of the Internal Revenue Code provides, among other things, for the Company to make discretionary contributions. Such employer contributions to the plan, for the years ended December 31, 1995 and 1996, amounted to $43,427 and $24,534, respectively.

    Certain professionals of Pfingsten Partners, L.P. (Note 8) serve as the trustees of the plan.

NOTE 7--LEASES:

    The Company leases an office building and a warehouse under various operating agreements which expire in 1998. The office building lease is renewable at the Company's option for 36 additional months with an escalated monthly payment. Rent expense incurred under these leases, for the years ended December 31, 1995 and 1996, totalled approximately $253,000 and $251,000, respectively.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION

                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LEASES: (CONTINUED)
    Future minimum lease payments under the aforementioned operating leases, at December 31, 1996, are as follows:

1997..............................................................  $ 258,000
1998..............................................................     73,000
                                                                    ---------
                                                                    $ 331,000
                                                                    ---------
                                                                    ---------

NOTE 8--SHAREHOLDERS' EQUITY AND RELATED-PARTY TRANSACTIONS:

    During the year ended December 31, 1996, the Company issued 23 shares of common stock to certain officers for $120,000 in cash.

    For the years ended December 31, 1995 and 1996, the Company incurred $112,000 and 182,000, respectively, in fees pursuant to a management agreement with Pfingsten Partners, L.P., which entity is an affiliate of the Company's majority shareholder, Pfingsten Executive Fund, L.P.

    During the years ended December 31, 1995 and 1996, approximately $15,300 and $6,900, respectively, in consulting services were paid by Pfingsten Partners, L.P., on behalf of the Company, and charged to the Company. Additionally, at December 31, 1995, $12,000 was owed to a shareholder of the Company for services rendered during 1995.

    See Notes 3 and 4 for additional related-party transactions.

NOTE 9--SEVERANCE AGREEMENTS:

    During December 1995, the Company terminated its employment agreement with its president and recognized a $168,750 charge to operations to cover the cost associated with this termination. The related amount owed pertaining to the aforementioned charge, as well as a 1993 termination, at December 31, 1995, was $170,442. There were no outstanding amounts at December 31, 1996.

NOTE 10--SUBSEQUENT EVENT (UNAUDITED):

    Effective December 15, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for cash.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

of Sax Arts and Crafts, Inc.

    In our opinion, the accompanying balance sheets and related statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Sax Arts and Crafts, Inc. at December 16, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota

February 3, 1998

                           SAX ARTS AND CRAFTS, INC.

                                 BALANCE SHEETS

                                                                      DECEMBER 16,   DECEMBER 25,     JUNE 29,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)

                                                     ASSETS
Current assets:
  Cash..............................................................  $     102,900  $     114,492  $     109,544
  Accounts receivable--trade, less allowance for doubtful accounts
    of $31,860, $49,860 and $37,448, respectively...................      4,656,651      4,383,464      4,114,798
  Inventories.......................................................      5,591,557      5,441,664      7,145,216
  Prepaid expenses and other current assets.........................        856,943        429,741        747,466
                                                                      -------------  -------------  -------------
    Total current assets............................................     11,208,051     10,369,361     12,117,024

Net property, plant and equipment...................................      1,034,648        820,827        658,356
Other assets........................................................         42,477         26,506         26,506
                                                                      -------------  -------------  -------------
    Total assets....................................................  $  12,285,176  $  11,216,694  $  12,801,886
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable--trade...........................................  $   4,210,593  $   1,947,833  $   3,403,006
  Affiliate payable, net............................................      3,212,473      1,806,645      3,130,496
  Accrued income taxes..............................................      1,802,399      1,814,139        401,063
  Other accrued expenses............................................        684,089        806,241        856,057
                                                                      -------------  -------------  -------------

    Total current liabilities.......................................      9,909,554      6,374,858      7,790,622
Deferred income taxes...............................................         42,256         16,202         16,202
Other liabilities...................................................         69,195         69,197         92,000
                                                                      -------------  -------------  -------------
    Total liabilities...............................................     10,021,005      6,460,257      7,898,824

Shareholder's equity:
Common stock, $1.00 par value, 1,000 shares authorized, issued and
  outstanding.......................................................          1,000          1,000          1,000
  Capital surplus--additional paid-in capital.......................      1,507,597      1,507,597      1,507,597
  Retained earnings.................................................        755,574      3,247,840      3,394,465
                                                                      -------------  -------------  -------------
    Total shareholder's equity......................................      2,264,171      4,756,437      4,903,062
                                                                      -------------  -------------  -------------
    Total liabilities and shareholder's equity......................  $  12,285,176  $  11,216,694  $  12,801,886
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED                         SIX MONTHS ENDED
                                              -------------------------------------------  ----------------------------
                                              DECEMBER 17,   DECEMBER 16,   DECEMBER 25,     JUNE 30,       JUNE 29,
                                                  1994           1995           1996           1996           1997
                                              -------------  -------------  -------------  -------------  -------------

                                                                                                   (UNAUDITED)

Net sales...................................  $  29,169,879  $  33,239,883  $  34,350,947  $  11,125,967  $  13,009,456
Cost of sales...............................     16,369,453     19,029,918     20,078,806      6,562,838      8,286,522
                                              -------------  -------------  -------------  -------------  -------------
    Gross profit............................     12,800,426     14,209,965     14,272,141      4,563,129      4,722,934
Selling, administrative and other
  expenses..................................      8,401,463      9,169,667      9,734,256      4,379,178      4,427,608
                                              -------------  -------------  -------------  -------------  -------------
    Operating earnings......................      4,398,963      5,040,298      4,537,885        183,951        295,326
Other income (expense), net.................       (510,508)      (545,302)      (476,886)      (222,759)       (52,971)
                                              -------------  -------------  -------------  -------------  -------------
Earnings before income taxes................      3,888,455      4,494,996      4,060,999        (38,808)       242,355
Income taxes................................      1,502,315      1,738,191      1,568,733        (14,351)        95,730
                                              -------------  -------------  -------------  -------------  -------------
Net earnings (loss).........................  $   2,386,140  $   2,756,805  $   2,492,266  $     (24,457) $     146,625
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                      COMMON STOCK        ADDITIONAL                      TOTAL
                                                  ---------------------    PAID-IN       RETAINED     SHAREHOLDER'S
                                                    SHARES     AMOUNT      CAPITAL       EARNINGS        EQUITY
                                                  ----------  ---------  ------------  -------------  -------------
Balance, December 18, 1993......................       1,000  $   1,000  $  1,507,597  $     512,629  $   2,021,226
  Dividends.....................................                                          (2,400,000)    (2,400,000)
  Net income....................................                                           2,386,140      2,386,140
                                                  ----------  ---------  ------------  -------------  -------------
Balance, December 17, 1994......................       1,000      1,000     1,507,597        498,769      2,007,366
  Dividends.....................................                                          (2,500,000)    (2,500,000)
  Net income....................................                                           2,756,805      2,756,805
                                                  ----------  ---------  ------------  -------------  -------------
Balance, December 16, 1995......................       1,000      1,000     1,507,597        755,574      2,264,171
  Net income....................................                                           2,492,266      2,492,266
                                                  ----------  ---------  ------------  -------------  -------------
Balance, December 25, 1996......................       1,000      1,000     1,507,597      3,247,840      4,756,437
  Net income (unaudited)........................                                             146,625        146,625
                                                  ----------  ---------  ------------  -------------  -------------
Balance, June 29, 1997 (unaudited)..............       1,000  $   1,000  $  1,507,597  $   3,394,465  $   4,903,062
                                                  ----------  ---------  ------------  -------------  -------------
                                                  ----------  ---------  ------------  -------------  -------------

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.
                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED                         SIX MONTHS ENDED
                                              -------------------------------------------  ----------------------------
                                              DECEMBER 17,   DECEMBER 16,   DECEMBER 25,     JUNE 30,       JUNE 29,
                                                  1994           1995           1996           1996           1997
                                              -------------  -------------  -------------  -------------  -------------

                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss).......................  $   2,386,140  $   2,756,805  $   2,492,266  $     (24,457) $     146,625
  Adjustments to reconcile net earnings
    (loss) to cash provided by operating
    activities:
      Depreciation and amortization.........        327,489        340,556        371,516        178,529        153,891
      Deferred income taxes.................            599        (30,302)       (26,054)      --             --
      Gain on disposal of fixed assets......         (5,350)       (21,505)        (6,578)        (6,205)       (23,234)
      Impact on cash flow from changes in
        working capital:
          Accounts receivable...............       (185,934)      (734,239)       273,187      1,403,353        268,666
          Inventory.........................       (659,936)           144        149,893     (2,287,194)    (1,703,552)
          Other current assets..............       (632,521)       (56,442)       427,202       (109,614)      (317,726)
          Accounts payable..................        155,519      2,590,011     (2,262,760)    (2,172,326)     1,455,174
          Affiliates payable................        942,481     (2,521,286)    (1,405,828)     2,927,060      1,323,851
          Accrued expenses..................       (212,673)       656,493        133,894         27,125     (1,340,457)
                                              -------------  -------------  -------------  -------------  -------------
              Net cash provided by (used in)
                operating activities........      2,115,814      2,980,235        146,738        (63,729)       (36,762)
                                              -------------  -------------  -------------  -------------  -------------
Cash flows from investing activities:
  Purchased property, plant and equipment...       (196,752)      (473,305)      (157,695)        (9,789)       (27,006)
  Proceeds from sales of assets.............          5,350         21,505          6,578         11,450         58,820
  Increase in other assets..................       --             --               15,971         15,971       --
                                              -------------  -------------  -------------  -------------  -------------
              Net cash provided by (used in)
                investing activities........       (191,402)      (451,800)      (135,146)        17,632         31,814
                                              -------------  -------------  -------------  -------------  -------------
Cash flows from financing activities:
  Dividend payment..........................     (2,400,000)    (2,500,000)      --             --             --
                                              -------------  -------------  -------------  -------------  -------------
              Net cash provided by (used in)
                financing activities........     (2,400,000)    (2,500,000)      --             --             --
                                              -------------  -------------  -------------  -------------  -------------
Net increase (decrease) in cash.............       (475,588)        28,435         11,592        (46,097)        (4,948)
Cash at beginning of period.................        550,053         74,465        102,900        102,900        114,492
                                              -------------  -------------  -------------  -------------  -------------
Cash at end of period.......................  $      74,465  $     102,900  $     114,492  $      56,803  $     109,544
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------
Supplemental disclosures of cash flow
  information:
    Cash paid for interest..................  $      91,585  $         390  $    --        $    --        $          23
    Cash paid for taxes.....................  $   1,540,000  $   1,480,000  $   1,780,000  $     141,000  $      95,000

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

    Sax Arts and Crafts, Inc. (the "Company") is a national mail order distributor of art and craft supplies to schools and educational institutions. Sax Arts and Crafts, Inc. is a wholly-owned subsidiary of Day-Timers, Inc. (the "Parent"). The Parent is owned by ACCO World Corporation ("ACCO"), which is a wholly-owned subsidiary of Fortune Brands International ("Fortune Brands"). On June 30, 1997, the Company and its shareholder entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which the Company was acquired by U.S. Office Products. All outstanding shares of the Company were exchanged for cash.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    The Company's fiscal year ends on the third Saturday in December. Fiscal year 1994 ended on December 17, 1994 and fiscal year 1995 ended on December 16, 1995. In 1996, the Company's fiscal year end was changed to December 25, 1996 in order to comply with the closing date of the Parent. As a result, fiscal 1996 has 53 weeks.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of June 29, 1997 and the results of its operations and its cash flows for the six months ended June 30, 1996 and June 29, 1997, as presented in the accompanying unaudited interim financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company recognizes revenue upon shipment of the product as obligations subsequent to delivery are not significant.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company provides products to a wide range of customers who primarily operate in the education sector. The Company does not believe it is exposed to any undue concentration of credit risk based on the strong credit history of the Company's customer base.

                           SAX ARTS AND CRAFTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company is part of a consolidated tax group with its Parent. For purposes of these financial statements, income taxes have been provided as if the Company filed a separate tax return. Income taxes are calculated in accordance with the liability method of accounting for income taxes as provided by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes are provided on temporary differences between book and tax basis of assets and liabilities which will have a future impact on taxable income.

3. INVENTORIES

    Inventories are recorded at cost (not in excess of market value) as determined by the weighted average cost method. Inventories are comprised as follows:

                                                                                       DECEMBER 16,  DECEMBER 25,
                                                                                           1995          1996
                                                                                       ------------  ------------
Finished goods.......................................................................   $5,647,290    $5,493,859
Less--Reserves.......................................................................       55,733        52,195
                                                                                       ------------  ------------
    Total inventory..................................................................   $5,591,557    $5,441,664
                                                                                       ------------  ------------
                                                                                       ------------  ------------

4. PROPERTY, PLANT AND EQUIPMENT

    The major classes are:

                                                                                       DECEMBER 16,  DECEMBER 25,
                                                                                           1995          1996
                                                                                       ------------  ------------
Buildings and improvements...........................................................   $  129,302    $  120,045
Automobiles..........................................................................      251,382       245,403
Machinery and equipment..............................................................    1,463,156     1,482,480
Computer hardware and software.......................................................      806,755       982,415
Construction in progress.............................................................      157,534        58,544
                                                                                       ------------  ------------
    Total cost.......................................................................    2,808,129     2,888,887
Less--Accumulated depreciation.......................................................   (1,773,481)   (2,068,060)
                                                                                       ------------  ------------
Net property, plant and equipment....................................................   $1,034,648    $  820,827
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    Depreciation is generally computed on a straight-line method over the estimated useful lives of the assets including assets acquired by capital leases. Accelerated depreciation is used for income tax purposes where permitted. Depreciation expense recorded for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 was $327,489, $340,556 and $371,516,
respectively.

                           SAX ARTS AND CRAFTS, INC.

5. INCOME TAXES

    The income tax provision consists of the following components:

                                                                        DECEMBER 17,  DECEMBER 16,  DECEMBER 25,
                                                                            1994          1995          1996
                                                                        ------------  ------------  ------------
Current portion:
  Federal.............................................................   $1,292,616    $1,522,247    $1,372,728
  State...............................................................      209,100       246,246       222,059
                                                                        ------------  ------------  ------------
                                                                          1,501,716     1,768,493     1,594,787
                                                                        ------------  ------------  ------------
Deferred portion:
  Federal.............................................................          516       (26,083)      (22,426)
  State...............................................................           83        (4,219)       (3,628)
                                                                        ------------  ------------  ------------
                                                                                599       (30,302)      (26,054)
                                                                        ------------  ------------  ------------
Income tax provision..................................................   $1,502,315    $1,738,191    $1,568,733
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

    Deferred tax assets (liabilities) consist of the following:

                                                                                       DECEMBER 16,  DECEMBER 25,
                                                                                           1995          1996
                                                                                       ------------  ------------
Accruals.............................................................................   $   58,944    $   64,186
Asset reserves.......................................................................       12,585        19,693
Inventories..........................................................................       17,370        15,610
Pension..............................................................................       41,828        39,066
                                                                                       ------------  ------------
    Gross deferred tax assets........................................................      130,727       138,555
Depreciation.........................................................................     (172,983)     (154,757)
                                                                                       ------------  ------------
    Gross deferred tax liabilities...................................................     (172,983)     (154,757)
                                                                                       ------------  ------------
    Net deferred tax liability.......................................................   $  (42,256)   $  (16,202)
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The effective rate for income taxes differs from the statutory rate as follows:

                                                                         DECEMBER 17,     DECEMBER 16,     DECEMBER 25,
                                                                             1994             1995             1996
                                                                        ---------------  ---------------  ---------------
U.S. federal statutory tax rate.......................................          34.0%            34.0%            34.0%
Non-deductible expenses...............................................           0.1              0.2              0.1
State income taxes, net of federal benefit............................           5.5              5.5              5.5
Other.................................................................          (1.0)            (1.0)            (1.0)
                                                                                 ---              ---              ---
                                                                                38.6%            38.7%            38.6%
                                                                                 ---              ---              ---
                                                                                 ---              ---              ---

                           SAX ARTS AND CRAFTS, INC.

6. RELATED PARTY TRANSACTIONS

    The affiliates payable component on the balance sheet represents the net balance payable to the Parent and its affiliates. Interest is charged to the Company on the outstanding balance. An analysis of the activity in this account is as follows:

                                                                       DECEMBER 17,   DECEMBER 16,   DECEMBER 25,
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
Balance at beginning of period.......................................  $  (4,791,279) $  (5,733,759) $  (3,212,473)
Cost allocations and direct charges from Parent......................        (59,981)       (24,414)       (73,569)
Interest charged by Parent...........................................       (421,370)      (602,674)      (528,324)
Intercompany sales...................................................       --              273,106        471,794
Cash transfers.......................................................       (461,129)     2,875,268      1,535,927
                                                                       -------------  -------------  -------------
Balance at end of period.............................................  $  (5,733,759) $  (3,212,473) $  (1,806,645)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The Company has the following affiliated receivables and payables:

                                                                                      DECEMBER 16,   DECEMBER 25,
                                                                                          1995           1996
                                                                                      -------------  -------------
Receivable from:
  Day-Timers Canada.................................................................  $      11,054  $     186,581
  Fortune Brands....................................................................       --              648,932
                                                                                      -------------  -------------
    Total...........................................................................  $      11,054  $     835,513
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Payable to:
  ACCO..............................................................................  $  (2,089,941) $  (2,618,265)
  Parent............................................................................        (21,202)       (23,893)
  Fortune Brands....................................................................     (1,112,384)      --
                                                                                      -------------  -------------
    Total...........................................................................  $  (3,223,527) $  (2,642,158)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    Services provided to the Company by the Parent and its affiliates include expenses incurred and paid by the Parent on the Company's behalf and charges for accounting and payroll functions provided by the Parent. The primary components of cost allocations and direct charges from the Parent and affiliates are as follows:

                                                                        DECEMBER 17,  DECEMBER 16,  DECEMBER 25,
                                                                            1994          1995          1996
                                                                        ------------  ------------  ------------
Payroll and accounting function.......................................                               $   38,950
Employee benefits.....................................................   $   34,922
Insurance.............................................................       21,009    $   21,202        29,222
Bank charges..........................................................        4,050         3,212         5,397
                                                                        ------------  ------------  ------------
                                                                         $   59,981    $   24,414    $   73,569
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                           SAX ARTS AND CRAFTS, INC.

7. LEASE COMMITMENTS

                                                                              DECEMBER 25,
FISCAL YEAR                                                                       1996
----------------------------------------------------------------------------  ------------
1997........................................................................   $  506,847
1998........................................................................      417,091
1999........................................................................      334,447
2000........................................................................      319,545
2001 and thereafter.........................................................      399,431
                                                                              ------------
  Total minimum lease payments..............................................   $1,977,361
                                                                              ------------
                                                                              ------------

    Rental expense for all operating leases charged against earnings amounted to $553,198, $546,603 and $559,830 for the years ended December 17, 1994, December 16, 1995 and December 25, 1996, respectively.

8. RETIREMENT PLAN

    Nonunion employees of the Company participate in a noncontributory defined benefit plan established by the Parent. Benefits for the plan are based primarily on years of service and employees' average monthly earnings. The Parent's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of listed equity securities. Participants are fully vested in the plan after completing five years of service.

    As of the most recent actuarial valuation, the total pension costs for the Parent for the year ended December 25, 1996 consisted of the following:

                                                                                 TOTAL
                                                                                PARENT'S
                                                                                  PLAN
                                                                              ------------
Service cost--benefits earned during the period.............................  $  1,479,787
Interest cost on projected benefit obligation...............................     1,640,620
Expected return on plan assets..............................................    (1,783,635)
Amortization of unrecognized prior service cost.............................        (6,752)
All other cost components...................................................        40,302
                                                                              ------------
Net pension costs...........................................................  $  1,370,322
                                                                              ------------
                                                                              ------------

    The net pension costs of the plan for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 allocated to the Company by the Parent were $86,000, $94,000 and $108,000, respectively.

                           SAX ARTS AND CRAFTS, INC.

8. RETIREMENT PLAN (CONTINUED)
    As of the most recent actuarial valuation, the funded status of the plan for the Parent as of December 25, 1996 is as follows:

                                                                                 TOTAL
                                                                               PARENT'S
                                                                                 PLAN
                                                                             -------------
Actuarial present value of benefit obligations:
  Vested benefits..........................................................  $  17,629,613
  Non-vested benefit.......................................................      1,458,142
                                                                             -------------
Accumulated benefit obligation.............................................     19,087,755
Effect of projected future compensation increases..........................      5,300,546
                                                                             -------------
Projected benefit obligation...............................................     24,388,301
Plan assets at fair value..................................................     22,052,322
                                                                             -------------
Projected benefit obligation in excess of plan assets......................     (2,335,979)
Unrecognized prior service cost............................................        (32,672)
Unrecognized net gain......................................................        (60,338)
                                                                             -------------
Accrued pension costs......................................................  $  (2,428,989)
                                                                             -------------
                                                                             -------------

    The accrued pension costs at December 16, 1995 and December 31, 1996 attributed to the Company were $183,000 and $177,000, respectively.

    Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

9. OTHER POSTRETIREMENT PLAN

    The Parent provides health care and life insurance benefits for eligible retired employees and their eligible dependents. The cost of these benefits was determined by application of actuarial assumptions and healthcare trend rates. Based on the actuarial valuations performed for the years ended December 17, 1994, December 16, 1995 and December 25, 1996, the total net periodic postretirement costs (benefit) allocated by the Parent to the Company were $10,000, $2,000 and $(1,000), respectively.

    The accrued other postretirement costs as of the years ended December 16, 1995 and December 25, 1996 attributed to the Company were $141,000 and $129,000, respectively.

    Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by School Specialty in connection with the issuance and distribution of the securities. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

SEC Registration............................................................  $   9,768
Nasdaq Listing Fee..........................................................  $   *
Legal Fees and Expenses.....................................................  $   *
Accounting Fees and Expenses................................................  $   *
Printing Fees and Expenses..................................................  $   *
Miscellaneous...............................................................  $   *
                                                                              ---------
    Total...................................................................  $   *

------------------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of School Specialty's Certificate of Incorporation provides that School Specialty shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of School Specialty's Certificate of Incorporation states that directors of School Specialty will not be liable to School Specialty or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to School Specialty or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of School Specialty's Bylaws provides that School Specialty shall indemnify its officers and directors (and those serving at the request of School Specialty as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of School Specialty as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of School Specialty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to School Specialty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Board of Directors of School Specialty otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by School Specialty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by School Specialty.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Appleton, State of Wisconsin, on February 17, 1998.

                                SCHOOL SPECIALTY, INC.

                                By:            /s/ DANIEL P. SPALDING
                                     -----------------------------------------
                                              Name: Daniel P. Spalding
                                           Title: Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                   DATE
------------------------------  ---------------------------  -------------------

    /s/ DANIEL P. SPALDING      Chief Executive Officer            2/17/98
------------------------------    (Principal Executive
      Daniel P. Spalding          Officer); Director

   /s/ DONALD J. NOSKOWIAK      Chief Financial Officer            2/17/98
------------------------------    (Principal Financial and
     Donald J. Noskowiak          Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------

     3.1*  Certificate of Incorporation

     3.2*  Bylaws

     4.1*  Form of certificate representing shares of Common Stock

       5*  Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered

     8*    Tax opinion of Wilmer, Cutler & Pickering

      10.1* Form of Distribution Agreement among U.S. Office Products Company, Workflow Graphics, Inc., Paradigm
           Concepts, Inc., TDOP, Inc., and School Specialty, Inc.

      10.2* Form of Tax Allocation Agreement among U.S. Office Products Company, Workflow Graphics, Inc., Paradigm
           Concepts, Inc., TDOP, Inc., and School Specialty, Inc.

      10.3* Tax Indemnification Agreement among Workflow Graphics, Inc., Paradigm Concepts, Inc., TDOP, Inc., and
           School Specialty, Inc.

      10.4* Employee Benefits Agreement among Workflow Graphics, Inc., Paradigm Concepts, Inc., TDOP, Inc., and
           School Specialty, Inc.

      10.5* Employment Agreement dated April 29, 1996, between Daniel P. Spalding and School Specialty, Inc.

      10.6* Employment Agreement dated July 26, 1996, between Donald Ray Pate, Jr. and The Reprint Corp.

      10.7* Employment Agreement dated June 27, 1997, between Richard H. Nagel and Sax Arts & Crafts, Inc.

      21*  Subsidiaries of Registrant

      23.1* Consent of Wilmer, Cutler & Pickering contained in Exhibits 5 and 8 hereto

      23.2 Consent of Price Waterhouse, LLP

      23.3 Consent of Ernst & Young, LLP

      23.4 Consent of BDO Siedman, LLP

      23.5 Consent of Altschuler, Melvoin and Glasser LLP

      23.6 Consent of David J. Vander Zanden to be named as director

      23.7 Consent of Jonathan J. Ledecky to be named as director

      23.8 Consent of Leo C. McKenna to be named as director

      23.9 Consent of Rochelle Lamm Wallach to be named as director

      27   Financial data schedule

------------------------

* To be filed by amendment.